UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO.1

TO

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

NERIUM BIOTECHNOLOGY INC.

Ontario	14-1987900
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11467 Huebner Road, Suite 175, San Antonio, Texas	78230
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (210) 822-7908

Copies to:

Cole Schotz P.C.
One Boca Place
2255 Glades Road, Suite 142 W
Boca Raton, Florida 33431
Attn: Arnold Zipper, Esq.

Securities to be registered pursuant to Section 12(g) of the Act:

Common Shares

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large Accelerated filer ☐	Smaller reporting company ☒

Non-accelerated filer ☒	Emerging growth company ☐

Accelerated filer ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

TABLE OF CONTENTS

i

FORWARD-LOOKING STATEMENTS

This Form 10 contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this Form 10, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "predict," "project," "target," "potential," "will," "would," "could," "should," "continue," and similar expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important cautionary statements in this Form 10, particularly in the "Risk Factors" section, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this Form 10 and the documents that we have filed as exhibits to this Form 10 with the understanding that our actual future results may be materially different from what we expect. The forward-looking statements contained in this Form 10 are made as of the date of this Form 10, and we do not assume any obligation to update any forward-looking statements except as required by applicable law.

ITEM 1. BUSINESS.

Overview

Nerium Biotechnology, Inc. ("NBI") was incorporated under the Canada Business Corporations Act by the filing of its Articles of Incorporation on June 1, 2006.  NBI and its subsidiaries are referred to herein as "Nerium" or the "Company." The registered and principal office of the Company is located at 11467 Huebner Road, Suite 175, San Antonio, Texas 78230.

Nerium is a biotechnology company involved in the research, development, manufacturing and marketing of oleander-based products for the treatment of certain forms of proliferative diseases and viral infections, and various skincare products based on the patented Nerium aloe extract, NAE-8®.  The Company's current product line includes pharmaceutical products Anvirzel®, Nerium Immune and Nerium Viral, as well as cosmetic skincare lines NeriumAD®, Nerium Advanced, and NeriumRX.

Beginning in 2011, the Company distributed its cosmetic skincare products exclusively through Nerium International, LLC ("NI"), a multi-level marketing company in which it held a 30% interest.  From 2011 through 2015, revenues grew significantly.  During that period, cumulative revenues were $122.68 million.  In 2015, however, the Company became involved in litigation with NI, and the Company's revenues declined. Cumulative revenues from 2016-2018 totalled $27.60 million.

The litigation with NI was settled in July 2018 and the distribution arrangement with NI was cancelled as part of the settlement.  Since the settlement with NI, the Company has continued to move forward with its business operations. It has developed new strategic relationships and a new strategic business plan, building on its historical success of bringing commercial products to market. Although the litigation was dismissed in July 2018, NI (now known as Neora) filed an Arbitration Demand and Statement of Claim with the American Arbitration Association ("AAA") in April 2019 requesting that all future settlement payments be paid into escrow pending conclusion of the arbitration proceeding. The arbitration is ongoing, and the Company cannot predict the outcome with any certainty.  See "Item 8 - Legal Proceedings."

In April 2019, the Company executed a marketing/distribution agreement with PURE Gen Holdings, Inc. ("PURE"), pursuant to which PURE served as the exclusive marketing and distribution agent for certain of the Company's cosmetic skincare products.  PURE did not generate the minimum sales volumes stipulated in the agreement and it's exclusivity expired on June 1, 2020.  On June 26, 2020, the Company initiated a legal action against PURE (see "Item 8 - Legal Proceedings).

In July 2020, the Company launched a marketing initiative through a new, wholly - owned subsidiary, Agellum LLC ("Agellum"). Agellum will market and distribute certain of the Company's cosmetic skin care products on an exclusive basis  through a  multi- level  retail  business to consumer  marketing  program that it has developed.

Product Lines

Pharmaceutical

The Company's lead pharmaceutical product is Anvirzel®. Anvirzel® is an aqueous extract of the Nerium oleander plant and is intended to treat certain forms of cancer; however, it has not yet been approved in the United States or Canada for such purpose. A Phase 1 clinical trial was successfully conducted at the Cleveland Clinic in Cleveland, Ohio under IND#58,345 in 2001.

This Phase 1 trial  was intended to determine the maximum tolerated dose ("MTD") and safety of Anvirzel® in patients with advanced refractory solid tumours. Patients were randomly selected to receive this agent by intramuscular injection of doses of 0.1, 0.2, 0.4 ml/m2/day with subsequent patients receiving 0.8 or 1.2 ml/m2/day sequentially. Eighteen patients were enrolled and completed one treatment cycle of three weeks. Traditional dose limiting toxicity was not seen, but the MTD was defined by injection volume as 0.8ml/m2/day.  No objective anti tumour responses were seen.

Based on the results of the clinical trial at the Cleveland Clinic, it was determined that there were no safety related issues reported in connection with the administration of Anvirzel at doses of up to 1.2ml/m2 day, with the amount administered intramuscularly limited by volume.

A Compassionate Use IND#56,826 was also issued by the FDA in 1998 which provided that Anvirzel could be distributed to individuals in terminal cases.  Approximately 100 individuals were treated under the Compassionate Use IND.

No further clinical trials have been completed.  Anvirzel® has not been approved for sale by the United States Food and Drug Administration ("FDA").

Initially IND#58,345 and IND#56,826 were granted to Ozelle Pharmaceuticals, Inc.("Ozelle") by the FDA. In 2003, ownership  transferred from Ozelle to Salud Integral de CV ("Salud") in Tegucigalpa Honduras ) which was owned by Phoenix Biotechnology Inc. through its subsidiary Phoenix Biotech, Ltd.  In 2006 NBI acquired Phoenix Biotech, Ltd. In exchange for common shares of NBI. In this process, NBI obtained ownership of Anvirzel.

Anvirzel® is available as a prescription drug in Honduras, El Salvador and Guatemala. Anvirzel® was first approved in Honduras based on the safety established in the Phase 1 clinical trial conducted at the Cleveland Clinic.  No Honduran regulatory body was required to conduct any further trials based on the clinical trial at the Cleveland Clinic.  By treaty between Honduras, El Salvador and Guatemala, Anvirzel® was then also approved in El Salvador and Guatemala.

Anvirzel® is not a cure for cancer.  It is a relevant, alternative treatment for cell proliferative diseases such as cancer and for immune stimulation/modification for viruses such as HIV.  Anvirzel may or may not have the desired effect of inhibiting the growth of tumors or causing the elimination or reduction of tumors.

In addition to Anvirzel®, Nerium currently has two other marketable pharmaceutical products: Nerium Immune (formerly known as HIviral) and Nerium Viral (formerly known as HEP-viral).  Nerium Immune is designed to provide immune support, and Nerium Viral is designed for use as an adjuvant therapy in the treatment of Hepatitis C and other antiviral support. The Company has been issued certificates of approval for the sale of these products in Honduras. To date, sales of these products have been minimal.

Skincare

The Nerium AD®, Nerium Advanced, and NeriumRX products were developed by the Company and are currently manufactured by third party companies using Nerium's patented NAE-8® extract.  These cosmetic product lines currently include NeriumAD® Night Cream, Nerium Firm, Nerium Advanced Nightly Face Treatment, Nerium Advanced Daily Face Moisturizer, Nerium Firm Advanced Body Cream, Nerium Advanced Eye Serum, NeriumRX® Dermal Pain Relief Therapy (designed for shingles pain relief), NeriumRX® Psoriasis Relief Therapy, NeriumRX® Cold Sore Therapy and NeriumRX® Daily Lip Maintenance.  Additional products for these product lines are in development. NeriumRX® products are available from certain distributors and health care providers, as well as at Nerium's online store (www.neriumrx.com and www.neriumskincare.com).

Corporate Organization

NBI was incorporated on June 1, 2006.  Through its wholly-owned subsidiary, Phoenix Biotech Ltd. ("Phoenix BVI"), the Company  has four Latin American subsidiaries, with the following ownership percentages: 100% ownership of Drogueria Salud Integral S. de R.L., a Honduran corporation ("DSI"), 99.94% ownership of Salud Integral LTDA de C.V., a Honduran corporation ("SI"), 99.909% ownership of Farmacia Salud Integral, S. de R.L., a Honduran corporation ("FSI"), and 91% ownership of Salud Integral de El Salvador LTDA. De. C.V., a Salvadoran corporation ("SIES," and together with DSI, SI and FSI, the "Latin American Subsidiaries").

The Latin American Subsidiaries own the rights in the jurisdictions in which they are formed to market Anvirzel® as a therapeutic agent with activity against cancer and as a non-toxic adjuvant agent when used with traditional chemotherapy and radiotherapy.

The Company also incorporated ten wholly owned foreign subsidiaries in Australia, Hong Kong, Japan, Singapore, Thailand, Taiwan, Korea, Malaysia, the Philippines, and Mexico (collectively, the "NSC Subsidiaries").  The NSC Subsidiaries were formed for the purpose of obtaining regulatory approval to distribute Nerium's skincare products through NI as part of NI's international expansion strategy.  Since the Company has terminated its relationship with NI, the activities of the NSC Subsidiaries have been limited to organizational and regulatory compliance activities, and commercial operations have not commenced.

In 2020, the Company incorporated Agellum as a wholly-owned subsidiary for the purpose of marketing and distributing the Company's skin care product lines.

Distribution of Company Products

The Company's sales of Anvirzel® are conducted through the Latin American Subsidiaries and only in those countries where the sale of Anvirzel® is approved by the regulators in those countries. To date, Anvirzel® sales have been minimal.

Until 2018, the Company was economically dependent on NI given that NI had exclusivity for the marketing and sale of the Company's cosmetic products.  The last sales that the Company recorded to NI were in the first quarter of 2019.

In April 2019, the Company executed a marketing/distribution agreement with PURE, pursuant to which PURE served as the exclusive marketing and distribution agent for certain of the Company's cosmetic skincare products.  PURE's exclusivity expired on June 1, 2020.  On June 26, 2020 the Company initiated a legal action against PURE. (see "Item 8 - Legal Proceedings").

In July 2020, the Company launched a marketing initiative through a new, wholly - owned subsidiary, Agellum  will market  and distribute  certain of the  Company's  cosmetic skin care products on an exclusive basis  through a  multi- level  retail  business to consumer  marketing  program that it has developed. The program consists of a soft launch from mid July through September 2020 and  a full launch in the 4th quarter of the 2020 fiscal year.

Current Testing of Anvirzel as An Anti- Viral Remedy

The Company is currently evaluating the potential use of Anvirzel as a treatment option for the Covid -19 virus. This process is only in the initial stages of development and the Company may decide to proceed in future. No regulatory authority has authorized any official clinical trials for Anvirzel as of this date.

Employees

The Company has a total of 37 full time employees in three countries - the United States, Honduras and Mexico. Its senior management team consists of three individuals - the Chief Executive Officer ("CEO"), the Chief Financial Officer ("CFO"), and an Executive Vice President of Operations.  The Company also engages the services of outside consultants as necessary to assist the senior management team.

Competition

The Company competes with other businesses that market and sell cosmetic skincare products.  This includes other multi-level marketing distributors and companies that sell direct to business and direct to consumer.  Sales by such companies include the sale of products over the internet, through radio and TV infomercials and to wholesale and retail customers.  Many of those competitors have larger scale of operations and greater financial resources than the Company.  The Company believes that it provides a competitive product in this diverse marketplace.  However, there can be no assurance that the Company's sales and marketing initiatives will be successful so as to allow the Company to realize scale and profitable operations.

Key Suppliers

The Company previously completed the purchase of an 18.175% equity interest in Biova LLC, an Iowa limited liability company ("Biova") for $1.2 million. Biova supplies the Company with one of its key ingredients for its line of cosmetic skincare products. The Company has also provided Biova with an $800,000 term loan and has provided certain partial guarantees on Biova's indebtedness.  Subsequent to June 30, 2020 the Company purchased additional inventory from Biova and drew down the term loan balance accordingly... The current outstanding balance of the term loan is $400,000. See "Item 2 - Financial Information - Working Capital and Liquidity and Capital Resources."

Other than the supply of the products produced by Biova, the Company has no other key suppliers on which it is dependent.

The Company engages several third-party manufacturing companies based in Dallas, Texas to produce its cosmetic skincare products.  Over the past decade, it has sourced most of its container and packaging materials from suppliers based in China.

Business and Intangible Asset Acquisitions

The Company owns a 253.6-acre oleander farm located in D'Hanis, Texas and has acquired certain water rights in the adjacent area.  See "Item 3 - Properties."

Patents and Trademarks

In 2014, the Company was awarded a process patent by the U.S Patent and Trademark Office ("USPTO") for the extraction of oleandrin using aloe vera.  The patent extends until 2029.  The Company has also filed a patent application with the USPTO with respect to the use of Anvirzel® in combination with certain chemotherapies.

The Company has registered various trademarks in North America and in other international jurisdictions.

Compliance with Regulations

The Company is required to meet local, municipal, state and federal government regulations with respect to environmental, fair business and labor practices, anti-corruption and anti-bribery legislation. The Company manages these obligations in the normal course of conducting its business. There are no instances of which the Company is aware where it is in violation of such regulations.

The Company has not been involved in any bankruptcy, receivership or other similar proceedings. The Company has not been involved in any material reclassification, merger, or other consolidation of its business affairs since inception.

Litigation with Nerium International Inc.

From August 2015 to July 2018, the Company was engaged in litigation with NI, NI's manager, Jeff Olson, and NI's 70%-member, JO Products, LLC.  The initial action was filed by the Company on August 15, 2015 in the State District Court for Dallas County, as well as in the United States District Court for the Southern District of New York.  NI filed its response and counterclaim in the United States District Court for the Northern District of Texas - Dallas Division on September 15, 2015, and these actions were ultimately consolidated into one action in the United States District Court for the Northern District of Texas.  Effective July 26, 2018, the parties entered into a settlement agreement (the "Settlement Agreement") that provided for the settlement of all disputes pending between the parties. Among other things, the Settlement Agreement provided for the payment of $10,000,000 by NI to the Company, of which $6,000,000 was paid on July 26, 2018 with the balance to be paid in equal quarterly installments over a three-year period. NI has since made three quarterly installment payments of $333,333 in October 2018, January 2019 and April 2019 directly to the Company, and five quarterly installment payments of $333,333 in July 2019, October 2019, January 2020, April 2020 and July 2020 into an escrow account.

Although the litigation was dismissed in July 2018, NI (now known as Neora) filed an Arbitration Demand and Statement of Claim with the American Arbitration Association ("AAA") in April 2019. Neora applied for arbitration claiming that NBI had breached the terms of the Settlement Agreement.  Specifically, Neora claimed that NBI violated the 10 month  non-compete/non-solicitation provisions of the Settlement Agreement which were in effect until May 31, 2019 and requested that all future settlement payments be paid into escrow pending conclusion of the arbitration proceedings.

NBI responded to the Neora application, denied Neora's allegations and counterclaimed that Neora was in breach of the Settlement Agreement.

To date Neora has not provided evidence to substantiate their claims.  The arbitration process continues.

See "Item 8 - Legal Proceedings."

Litigation with Pure Gen Holdings Inc.

On June 26, 2020 the Company served PURE in the district court of Bexar County Texas for breach of contract and for declaratory judgement with respect to the marketing/ distribution agreement that the Company and  Pure  executed in April 2019. On July 8, 2020 Pure  responded to the  complaint  by notifying the Company  that they have cancelled the agreement  and that they dispute  any alleged damages  that the Company is seeking .The Company continues to purse this matter  which  not yet resolved.  See "Item 8 - Legal Proceedings."

ITEM 1A. RISK FACTORS.

You should carefully consider the following risk factors and the other information included herein as well as the information included in other reports and filings made with the SEC. The following factors, as well as other factors affecting our operating results and financial condition, could cause our actual future results and financial condition to differ materially from those projected.

Risks Related to Our Financial Condition, Capital Requirements and General Business Risks.

We have a recent history of operating losses and expect to incur additional losses in the future until we realize greater commercial revenues.

We have sustained losses for the six months ended June 30, 2020 and cumulative losses through the fiscal year ended December 31, 2019.

For the fiscal year ended December 312019, the Company reported a comprehensive loss of $5,058,103 (2018: comprehensive loss of $9,167,737). For the six months ended June 30, 2020, the Company recorded a comprehensive loss of $962,942 (2019: (2019:  comprehensive loss of $3,027.553). The Accumulated Deficit at June 30, 2020 is $2,659,965 (2019: Accumulated Deficit of $1,697,023); as of June 30, 2020, the Company's business relationship with Pure had been discontinued and the Company began planning for the launch of  Agellum as an alternative.

Our losses have had, and will continue to have, an adverse effect on our financial condition.  Any failure to achieve and maintain profitability will continue to have an adverse effect on our financial condition and results of operations and may cause us to cease operations.

The consolidated financial statements of our Company have been prepared on a "going concern" basis.

We have prepared our consolidated financial statements on a "going concern" basis which presumes that we will be able to realize our assets and discharge our liabilities in the normal course of business for the foreseeable future.

As of June 30, 2020, we had $1,274,781 of cash on hand and our working capital position was $5,482,415. After June 30, 2020 and through the date of this Form 10, we have raised an additional $450,000 through the issuance of convertible debentures See "Item 10 - Recent Sales of Unregistered Securities."

Our ability to continue as a going concern is dependent upon our ability to raise financing as may be required  and on  the successful commercialization of our products and we must achieve a profitable level of operations through the commercial sale of our products. We will require additional financing in the interim to fund our activity.

A contractual dispute with Pure resulted in the cancellation of the contract by Pure, which has eliminated this substantial sales channel for the Company. The Company initiated a soft launch of Agellum in July 2020 and is forecasting a full launch date later in 2020. Absent the sales channels there are not substantial resources available to the Company to fulfill its obligations as they become due. As a result of these conditions and events, uncertainty has arisen  that raises substantial doubt about the Company's ability to meet its obligations as they become due and  continue as a going concern and, ultimately, on the appropriateness of the use of the accounting principles applicable to a going concern. During the three months ended June 30, 2020, as a result of income tax benefit of $1,440,000 under the CARES Act, the Company reported net comprehensive income of $542,859. During the six months ended June 30, 2020, as a result primarily of the decline of skin care product sales, the Company reported a net comprehensive loss attributable to controlling interest of $962,942 (2019 - $3,027,553) and negative cash flow from operations of $1,648,029 (2019 - $1,732,451). The Company's working capital at June 30, 2020 is $5,482,415 (December 31, 2019 - $5,008,025).

The Company's success depends on the profitable commercialization of its line of skin care products. There is no assurance that the Company will be successful in this regard in the future. Management has developed operating and financial plans which include but are not limited to a successful product launch in new sales channels, raising additional shareholder investment, the sale of oleander powder inventory to third parties and the receipt of tax refunds to alleviate substantial doubt about the Company's ability to continue as a going concern. However, no assurance can be provided that management will be successfully implement these plans.

On January 30, 2020, the World Health Organization ("WHO") announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the "COVID-19 outbreak") and the risks to the international community as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve as of the date of this Annual Report. Management is actively monitoring the global situation on its financial condition, liquidity, operations, suppliers, industry, and workforce. Given the daily evolution of the COVID-19 outbreak and the global responses to curb its spread, the Company is not able to estimate the effects of the COVID-19 outbreak on its results of operations, financial condition, or liquidity for fiscal year 2020. However, if the pandemic continues, it could have an adverse effect on the Company's results of future operations, financial position, and liquidity in 2020. Additionally, the COVID-19 outbreak could also have a continued adverse impact on economic and market conditions and trigger a period of global economic slowdown, which would impair the Company's ability to raise needed funds to continue as a going concern.

Management believes that, despite its plans, the uncertainty associated with the Company's plans coupled with the contractual disputes with Pure and the uncertainty of the current economic environment, there is substantial doubt the Company's ability to continue as a going concern .These consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of its assets or the amounts classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.

Our consolidated financial statements do not include any adjustments to the amounts and classifications of the assets and liabilities that might be necessary should we be unable to continue in business. If the going concern assumption was not appropriate for our consolidated financial statements, then adjustments would be necessary to the carrying value of assets and liabilities, the reported expenses and the balance sheet classifications used. Such adjustments could be material.

We have received government assistance under the Paycheck Protection Program which is administered through the US Federal Government CARES Act and which may be repayable.

On April 12, 2020, the Company received loan proceeds in the amount of $276,671 under the Paycheck Protection Program ("PPP"). The funds were received  under a two -year  loan from Texas Capital Bank  bearing a fixed annual interest rate of 1% The PPP, established as part of the CARES Act, provides for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business. The loans and accrued interest are forgivable after eight weeks if the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels. The amount of loan forgiveness will be reduced if the borrower terminates employees or reduces salaries during the eight-week period. The Company has now applied for forgiveness of the loan; the deadline to do so is October 31,2020. While we believe that we will qualify for forgiveness of the full amount of the loan and accrued interest, there is no assurance that we will receive such forgiveness until our application is reviewed by the relevant authorities. Furthermore, despite any forgiveness of the loan, the entire loan will remain subject to review by the U.S Small Business Administration with respect to eligibility, necessity, calculation of the loan amount and  use of loan proceeds.

We will need additional capital which we may be unable to obtain.

Our capital requirements have been and may continue to be significant.  We will require additional funds to develop sales channels and market our products.  There can be no assurance that such financing will be available in amounts or on terms acceptable to us, if at all.  In either of the aforementioned situations, we may not be able to fully implement our growth plan, if at all.

Even if additional financing is available, the terms of such financing may dilute the percentage ownership interests of our shareholders and may adversely affect our earnings and net book value per share.  In addition, we may not be able to secure any such additional financing on terms acceptable to us, if at all.  Moreover, if we are unable to obtain such additional capital, we may be required to cease our operations, and may resume our activities only after additional capital is obtained.

The commercial success of our products as well as any other products depends upon the degree of market acceptance by our customers.

In order to achieve a sufficient level of sales to result in profitable operations, our products must be accepted by our customers.  We must be successful in our sales and marketing efforts to gain this customer acceptance and our products must be perceived as a cost-effective option compared to competitive alternative products.  If our products or any future products do not achieve an adequate level of acceptance, we may not generate significant product revenue and may not become profitable.

We may face competition from other companies looking to expand their line of products.

We expect to face competition in every aspect of our business and particularly from other companies that carry the same types of products. The Company competes with other businesses that market and sell cosmetic skincare products. This includes other multi-level marketing distributors and companies that sell direct to business and direct to consumer. Sales by such companies include the sale of products over the internet, through radio and TV infomercials and to wholesale and retail customers. Many of these competitors have larger scale of operations and greater financial resources than the Company. The Company believes that it provides a competitive product in this diverse marketplace. However, there can be no assurance that the Company's sales and marketing initiatives will be successful so as to allow the Company to realize scale and profitable operations.

We may not be able to respond effectively to technological changes in our industry, which could reduce the demand for our products.

Our future business success will depend upon our ability to maintain and enhance our product portfolio relative to advances in technological improvements for products that meet customer needs and market conditions in a cost-effective and timely manner.  We may not be successful in developing or gaining access to new products that successfully compete and our customers may not accept one or more of our products.  If we fail to keep pace with evolving technological innovations or fail to modify our products and services in response to customers' needs or preferences, then our business, financial condition and results of operations could be adversely affected.

We have specific risks associated with our intellectual property.

Our patented NAE-8 extraction process, which is used in our product formulations, could be challenged by other companies. We may not be successful in the event that our patents are successfully challenged. We may not be successful in receiving patent approvals in foreign jurisdictions where we have filed for provisional patent status. Our trademark registrations in North America and abroad could be successfully challenged by other companies.  Should any of these risks materialize, there could be a material adverse effect on the Company's business and financial position.

Disruptions to our information technology ("IT") systems due to cyber-attacks or our failure to upgrade and adjust our information technology systems may materially impair our operations, hinder our growth and materially adversely affect our business and results of operations.

We believe that an appropriate IT infrastructure is important in order to support our daily operations and the growth of our business.  If we experience difficulties in implementing new or upgraded information systems or experience significant system failures, or if we are unable to successfully modify our management information systems or respond to changes in our business needs, we may not be able to effectively manage our operations, which may adversely affect our business and results of operations.

Additionally, in the current environment, there are numerous and evolving risks to cybersecurity and privacy, including criminal hackers, hacktivists, state-sponsored intrusions, industrial espionage, employee malfeasance and human or technological error.  We can provide no assurance that the current or future IT systems of the Company, or any of the Company's distributors, are fully protected against third-party intrusions, viruses, hacker attacks, information or data theft or other similar threats.

We currently rely on a limited number of suppliers to produce certain key components of our products.

The Company relies on foreign manufacturers, based in China, for a significant portion of its container and packaging materials.  Any disruption or delays in receiving such materials could affect our ability to deliver finished goods to our customers.

The Company also relies on Biova for a key ingredient in its product formulations.  If this supplier is unable to continue to supply this key ingredient, we would have to reformulate certain of our product offerings or seek out other suppliers which could be a difficult and time-consuming process.

The Company has its product formulations manufactured in the U.S. by four different companies.  We may need to find additional or more comprehensive manufacturing capacity in order to increase our sales.  Failure to do so could have an adverse effect on the growth of our sales. Additionally, if any of our suppliers fail to comply, as appropriate, with FDA regulations, the Company would have to find new suppliers.  Disruption in our supply chain could have a potentially adverse impact on the Company's operations and financial condition.

In order to commercialize our future products, we will need to establish a sales and marketing capability.

We currently have limited sales and marketing capability. We will need to add marketing and sales expertise and must also develop the necessary supporting distribution channels. Although we believe we can build the required infrastructure either in-house or through strategic relationships, we may not be successful.  Failure to establish a sales force and distribution network would have an adverse effect on our ability to grow our business.

Our success is dependent on our ability to attract and retain dedicated sales agents to solicit end user customers for our products.

Our sales model is heavily dependent on securing a substantial number of independent sales representatives.  We do not have a large sales force, and failure to recruit an adequate number of independent sales representatives could have an adverse effect on our business and our financial position.

We may be materially affected by risks associated with new product development.

Our new product development requires us to investigate and evaluate multiple alternatives, as well as plan the design and manufacture of those alternatives selected for further development. Our development efforts could be adversely affected by product development delays, changes in operating systems and changes in industry standards. The manufacturing of new products involves integrating designs and processes, coordinating with suppliers for parts and components and managing manufacturing capacities to accommodate forecasted demand. If we are not successful in meeting these requirements, this could adversely affect our ability to introduce new products on a timely basis.

We have a limited number of senior management team members.

Our senior management team consists of our Chief Executive Officer, our Chief Financial Officer, our Executive Vice President and our senior marketing and sales consultant. If any of our senior management team members or our consultant were to leave the Company, this could adversely affect our business and the results of operations.

In addition, to execute our growth plan, we must attract and retain highly qualified personnel.  Competition for these employees exists. New members of management must have significant industry expertise when they join us or engage in significant training which, in many cases, requires significant time before they achieve full productivity.  If we fail to attract, train, retain, and motivate our key personnel, our business and growth prospects could be adversely affected.

Furthermore, we are dependent upon our management team to oversee our operations.  There can be no assurance that our management team will successfully achieve our business objectives.  In the event these persons are ineffective, our business and results of operations could be adversely affected.

If we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports, and the market price of our common stock may decline.

As a public company, we will be required to maintain internal controls over financial reporting and to report any material weaknesses in such internal controls. In addition, beginning with our 2020 annual report on Form 10-K, we will be required to furnish a report by management on the effectiveness of our internal control over financial reporting pursuant to Section 404 of The Sarbanes-Oxley Act ("Sarbanes Oxley"). The process of designing, implementing, and testing the internal control over financial reporting required to comply with this obligation is time consuming, costly and complicated.

Four material weaknesses were identified in our 2019 fiscal yearend audit- relating to controls over inventory reporting, with respect to a lack of segregation of duties, with respect to financial close and reporting and with respect to our procedures over revenue recognition. We have a limited number of personnel charged with financial reporting.  We continue to address our material weaknesses with the goal of improving and streamlining these procedures.

If we do not address these material weaknesses in our internal control over financial reporting or if we encounter additional material weaknesses in our reporting systems in future, we may not be able to comply with the requirements  of Sarbanes-Oxley in a timely manner.  Additionally, we may be unable to assert and certify that our internal controls over financial reporting are effective.

We continue to address these matters as we further develop our internal control procedures. We cannot provide assurance that there will be no material weaknesses or significant deficiencies in our internal controls over financial reporting in the future. Any failure to maintain internal control over financial reporting could inhibit our ability to accurately report our financial condition or results of operations. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines that we have material weaknesses or significant deficiencies in our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports. We could become subject to investigations by the stock exchange on which our securities may be listed in the future, the SEC or other regulatory authorities which could require additional financial and management resources.

We will continue to incur costs and demands upon management as a result of complying with the laws and regulations affecting public companies.

As a public company, we will continue to incur significant legal, accounting and other expenses, including costs associated with public company reporting requirements. We will also continue to incur costs associated with corporate governance requirements, including requirements under t Sarbanes-Oxley, as well as rules implemented by the SEC or other regulators. These rules and regulations may also make it difficult and expensive for us to obtain directors' and officers' liability insurance. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers.

Changes in subjective assumptions, estimates and judgments by management related to complex accounting matters or changes in accounting principles generally accepted in the United States could significantly affect our financial condition and results of operations.

GAAP and related pronouncements, implementation guidelines, and interpretations apply to a wide range of matters that are relevant to our business, including revenue recognition, impairment of long -lived assets, inventory and related reserves, related party receivable, income taxes and the calculation of the beneficial conversion feature relating to convertible debentures.

These matters are complex and involve subjective assumptions, estimates, and judgments by our management.  Our reported or expected financial performance could change if management  changed  underlying  assumptions, estimates or judgements,  or if  there were changes in GAAP or in these accounting pronouncements introduced  by the Financial Accounting Standards Board ("FASB"), the SEC or other regulatory bodies.

We have previously been engaged in a lawsuit with NI, a former distributor of our products; while we have settled the lawsuit, we are currently engaged in a formal arbitration process intended to resolve claims of alleged breach of settlement.

NI has made five quarterly payments totaling $1.67 million into an escrow account representing payments due under the Settlement Agreement through July 2020.  An additional $1.33 million of payments are due as quarterly installments through October 2021.

There can be no assurance that the Company will prevail in the arbitration hearings which are currently scheduled for Fall 2020.  If the Company is unsuccessful in the arbitration process, we will attempt to  enforce the personal guaranty provided by the majority member of NI, Jeff Olson.  There can be no assurance that the Company would, in that case, be successful in enforcing that personal guaranty.

Failure to collect the funds currently in escrow and the remaining installment payments due through October 2021 would have an adverse effect on the Company's business and its financial position.  See "Item 8 - Legal Proceedings."

We have foreign subsidiaries and intend to expand our business activity into those jurisdictions.

We are established in multiple foreign jurisdictions.  To date, our subsidiaries have largely been inactive.  We have committed resources towards establishing business operations in Mexico.  In order to successfully build our business and our revenues in foreign jurisdictions, we will be required to add new personnel and devote financial resources to these initiatives.  There can be no assurance that such efforts will be successful.  Failure to realize on these initiatives could result in adverse effects on our business and results of operations.

There are foreign exchange risks associated with our Company.

Because we have historically raised funds in both U.S. and Canadian markets and a portion of our costs are denominated in Canadian dollars, our funding is subject to foreign exchange risks. A decrease in the value of the U.S. dollar relative to the Canadian dollar could affect our costs and our results of operations. We do not currently hold forward exchange contracts or other hedging instruments to offset potential currency rate fluctuations.

Failure to comply with anti-bribery and anti-money laundering laws could subject us to penalties and other adverse consequences.

We are subject to the U.S. Foreign Corrupt Practice Act of 1977, as amended ("FCPA"), and other anti-corruption, anti-bribery and anti-money laundering laws in the jurisdictions in which we do business, both domestic and abroad.  These laws generally prohibit us and our employees from improperly influencing government officials or commercial parties in order to obtain or retain business, direct business to any person or gain any advantage.  The FCPA and other applicable anti-bribery and anti-corruption laws also may hold us liable for acts of corruption and bribery committed by our third-party business partners, representatives and agents.  In addition to our own sales force, we leverage third parties to sell our products and conduct our business abroad.  We and our third-party business partners, representatives and agents could have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities and we may be held liable for the corrupt or other illegal activities of these third-party business partners and intermediaries, our employees, representatives, contractors, channel partners and agents, even if we do not explicitly authorize such activities.  These laws also require that we keep accurate books and records and maintain internal controls and compliance procedures designed to prevent any such actions.  While we have general policies and procedures to address compliance with such laws, we cannot assure you that our employees and agents will not take actions in violation of our policies or applicable law, for which we may be ultimately held responsible.  Moreover, violations of anti-money laundering laws could result in whistleblower complaints, adverse media coverage, investigations, imposition of significant legal fees, loss of export privileges, severe criminal or civil sanctions, suspensions or debarment from U.S. government contracts, substantial diversion of management's attention, and an adverse impact on our reputation and business, each of which may have an adverse effect on our results of operations and financial condition.

The COVID-19 pandemic may cause significant disruption to our business model.

On January 20, 2020, the World Health Organization ("WHO") announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the "COVID-19 outbreak") and the risks to the international community as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified the COVID- 19 outbreak as a pandemic, based on the rapid increase in global exposure.

The full impact of the COVID-19 outbreak continues to evolve. Management is actively monitoring the impact on its financial condition, liquidity, operations, suppliers, industry, and workforce. Given the daily evolution of the COVID-19 outbreak and the global attempts to curb its spread, the Company is not yet able to fully estimate the effects of the COVID-19 outbreak on its results of operations, financial condition or liquidity for the 2020 fiscal year. However, if the pandemic continues, it will have an adverse effect. Additionally, the COVID-19 outbreak could have a continued adverse impact on economic and market conditions generally and trigger a period of global economic slowdown, which would impair the Company's ability to raise needed funds and to continue as a going concern.

Risk Factors Related to Farm Operations and Anvirzel®

Climate change, droughts and pestilence could have a negative impact on the Company's oleander farm operations located in D'Hanis, Texas.

The Company's key assets include its 253.6-acre oleander farm which yields the proprietary ingredient for all of the Company's current products. The farm is subject to the effects of climate change, droughts, pestilence and other hazards which are beyond the control of the Company.  If the farm operations were compromised as a result of such hazards, there would be an adverse impact on the Company's business and its financial condition. See "Item 3 - Properties."

Anvirzel® is Not a Cure for Cancer.

Anvirzel® is not a cure for cancer. Anvirzel® may or may not have the desired effect of inhibiting the growth of tumors or causing the elimination or reduction of tumors. Effectiveness has not yet been demonstrated in official clinical trials.

Lack of Approval in North American Markets.

While Anvirzel® has been approved for sale in Honduras, El Salvador and Guatemala, the FDA has not approved Anvirzel® for use in the United States.  Anvirzel® has also not been approved for sale in Canada or in Mexico by the respective regulatory bodies in those countries.

While we intend to seek such approvals in the future for some of our Anvirzel® products, there can be no assurance that such approval will ever be granted. Failure to receive such approval may have an impact on our ability to generate revenue from this product line.

Use of Cardiac Glycosides May Cause Unwanted Side Effects.

Possible side effects that may be associated with the administration of a cardiac glycoside, such as Anvirzel®, include allergic reaction, nausea, vomiting and atrioventricular block. Such potential side effects may deter some patients from undergoing treatment with Anvirzel®.

Combining Therapeutic Dosages of Different Cardiac Glycoside Could Be Dangerous.

Cardiac glycosides are well known to be toxic to humans. Overdosing on cardiac glycosides can lead to cardiac arrhythmia, cardiac toxicity and death. Anvirzel contains cardiac glycosides in sub therapeutic amounts.

Positive Immune Response Not Independently Proven.

Between 2000-2006 limited testing and research on the use of Anvirzel® to treat cell lines (i.e. not tested on humans) has been conducted at MD Andersen (cancer), the US Department of Defense (Ebola) and elsewhere.  These were not fully sanctioned clinical trials.  The results of this limited testing suggested that Anvirzel® could produce an antiviral immune response.

A positive immune response does not equal a cure. There is no evidence that oleandrin has cured, or can cure, any viral-related diseases. The Company does not claim that the use of its antiviral drugs will cause a positive immune response.

Lack of Physician Acceptance.

Physician acceptance of a medical product in major markets is driven by physician education through scientific journals and news media, and physicians' experience with treating patients that have chosen to add alternative treatments to their therapies until a product is approved in their respective countries. Because Anvirzel® has not yet been approved by either the FDA or Health Canada, the ability of the Company to educate physicians as to the potential benefits of Anvirzel® is limited.

The Company's Products, including Anvirzel®, May Become Obsolete.

The biotechnology industry has been characterized by the frequent introduction of new products. Accordingly, we may be adversely affected by the new products developed by our competitors. In addition, as the potential benefits of the oleander extract enter the public domain, our competitors may seek to develop, on an expedited basis, products which compete with our products, thereby adversely affecting our business.

Risk Factors Relating to Our Common Shares

The rights of our shareholders may differ from the rights typically afforded to shareholders of a U.S. corporation.

We are incorporated under the Canada Business Corporations Act (the "CBCA"). The rights of holders of our common shares are governed by the applicable laws of Canada, our Articles of Incorporation, and our By-laws. These rights differ in certain respects from the rights of shareholders in typical U.S. corporations.  Some notable differences include, but are not limited to, the following:

(a)  With regard to certain matters, we must obtain approval of our shareholders by way of at least 66 2/3 % of the votes cast at a meeting of shareholders duly called for such purpose being cast in favor of the proposed matter. Such matters include without limitation: (a) the sale, lease or exchange of all or substantially all of our assets out of the ordinary course of our business;  (b) any amendments to our Articles including, but not limited to, amendments affecting our capital structure such as the creation of new classes of shares, changing any rights, privileges, restrictions or conditions in respect of our shares or changing the number of issued or authorized shares, and (c) any amendments changing the minimum or maximum number of directors set forth in the Articles. Under U.S. state law, the sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation generally requires approval by a majority of the outstanding shares, although in some cases approval by a higher percentage of the outstanding shares may be required. In addition, under U.S. state law, the vote of a majority of the shares is generally sufficient to amend a company's certificate of incorporation, including amendments affecting capital structure or the number of directors.

(b)  Pursuant to our By-laws, two persons present in person or represented by proxy and each entitled to vote shall constitute a quorum for the transaction of business at any meeting of shareholders. Under U.S. state law, a quorum generally requires the presence in person or by proxy of a specified percentage of the shares entitled to vote at a meeting, and such percentage is generally not less than one-third of the number of shares entitled to vote.

(c)  The Company is a reporting issuer in the Province of Ontario and, as such, is subject to Canadian securities laws. Canadian securities laws vary from United States securities laws and impose additional compliance, reporting and other obligations and requirements on the Company to those arising under United States securities laws.

We do not anticipate paying dividends.

We have never paid a dividend on our securities and we do not anticipate paying dividends in the foreseeable future.

We may need to issue additional securities which may cause our shareholders to experience dilution.

Our Board of Directors has the authority to issue additional common shares or other of our securities without the prior consent or vote of our shareholders. The issuance of additional common shares would dilute the proportionate equity interest and voting power of our shareholders.

ITEM 2. FINANCIAL INFORMATION.

Forward Looking Statements

You should read the following discussion of our financial condition and results of operations together with our audited consolidated financial statements and the notes thereto. The following discussion contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about our industry, business and financial results. Our actual results could differ materially from the results contemplated by these forward-looking statements.

Management's Discussion and Analysis of Financial Condition and Results of Operations

1. Highlights of three and six months ended June 30, 2020

The highlights for the three and six months ended June 30, 2020 include the following business developments:

(a)  After the NI (since rebranded as Neora), settlement, the Company received quarterly installment payments of $333,333 in October 2018, January and April 2019. In April 2019, Neora filed an arbitration demand and continued the  quarterly installment payments of $333,333  for the remainder of 2019 as well as January 2020, April 2020 and July 2020, depositing all into an escrow account pending the final arbitration hearing which is now scheduled for the Fall 2020.

(b)  In June 2019, the Company executed a marketing/distribution agreement with Pure whereby the Company would develop proprietary skin care and other skin related products for which Pure would serve as the exclusive marketing and distribution agent. The agreement stipulated certain performance criteria that Pure was required to meet by June 1, 2020 in order for Pure to retain its exclusive rights. Pure did not fulfill such performance criteria by June 1, 2020 and its exclusivity consequently expired.

On June 26, 2020, the Company served Pure in the district court of Bexar County Texas for Breach of Contract and for Declaratory Judgement with respect to the Agreement. In July 2020, Pure cancelled the agreement and disputed any alleged damages that the Company is seeking. The Company continues to pursue this matter.

(c)  In March 2020, the Company issued a $1 million convertible debenture to an existing shareholder. The debenture bears interest at 6% per annum with a 3 year term.  The Company has also provided the debenture holder the option to convert  all but not less than all of the debenture, at any time during the term, into the Company's common shares at a conversion price of $0.50 per share. The Company reports convertible debt of $948,820 in the consolidated balance sheet at June 30,2020 reflecting the $1 million gross proceeds realized less $57,011 representing the value of the conversion benefit which has been reported as Additional Paid in Capital. The Company will record accretion expense of $57,011 over the term of the debt.

(d)   Paycheck Protection Program

On April 12, 2020, the Company received loan proceeds in the amount of $276,671 under the Paycheck Protection Program ("PPP"). The funds were received  under a two -year  loan from Texas Capital Bank  bearing a fixed annual interest rate of 1% The PPP, established as part of the CARES Act, provides for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business. The loans and accrued interest are forgivable after eight weeks as long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels. The amount of loan forgiveness will be reduced if the borrower terminates employees or reduces salaries during the eight-week period. The Company has applied to receive eligible forgiveness of the loan under this program; the deadline to apply for forgiveness is October 31, 2020.

The unforgiven portion of the PPP loan is payable over two years at an interest rate of 1%, with a deferral of payments for the first six months.  The Company intends to use the proceeds for purposes consistent with the PPP. While the Company currently believes that its use of the loan proceeds will meet the conditions for forgiveness of the loan, there is no assurance that the loan, in whole or in part,  will be forgiven.

(e)   The Company reports a working capital position of $5,482,415 at June 30, 2020 and long-term liabilities of $1,656,094.

(f)   For the three months ended June 30, 2020, the Company reported revenue of $1,108,225 and comprehensive net income of $542,859. The Company recorded a recovery of income tax from operating loss carrybacks totaling $1,440,000 in the three months ended June 30, 2020. For the six months ended June 30, 2020, the Company reported revenue of $1,147,462 and a comprehensive loss of $962,942. The Company made a significant additional investment of $1,140,858 in inventory during the six months ended June 30, 2020. It reports cash, including restricted cash on hand, of $1,274,781 at June 30, 2020.

(g) In January 20, 2020, the World Health Organization ("WHO") announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the "COVID-19 outbreak") and the risks to the international community as the virus spreads globally beyond its point of origin.  In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally.  The full impact of the COVID-19 outbreak continues to evolve to date.  Management is actively monitoring the global situation on its financial condition, liquidity, operations, suppliers, industry, and workforce.  Given the daily evolution of the COVID-19 outbreak and the global responses to curb its spread, the Company is not able to estimate the effects of the COVID-19 outbreak on its results of operations, financial condition, or liquidity for fiscal year 2020.  However, if the pandemic continues, it will likely have an adverse effect on the Company's results of future operations, financial position, and liquidity in 2020.  Additionally, the COVID-19 outbreak could have a continued adverse impact on economic and market conditions and trigger a period of global economic slowdown, which would impair the Company's ability to raise needed funds to continue as a going concern.

The following table compares results of Nerium for the three months ending June 30, 2020 versus the three months ending June 30, 2019:

	For the three months ending June 30,		Change

	2020	2019	$	%

Sales	$76,514	$47,236	$29,278	62.0

Other income	1,031,711	36,048	995,663	2,761

	1,108,225	83,284	1,024,941	1,230.7

Cost of sales	604,621	241,238	363,383	150.6

Gross profit (loss)	503,604	(157,954)	661,558	418.8

Expenses

General and administrative	1,275,834	1,584,434	(308,600)	(19.5)

Depreciation and amortization	140,760	108,369	32,391	29.9

Research and development	2,700	29,794	(27,094)	(90.)

Accretion	5,831	-	5,831	n/a

	1,425,125	1,722,597	(297,472)	(17.3)

Net loss from operations	(921,521)	(1,880,551)	959,030	(51.0)

Accretion of interest on related party receivable	(24,229)	(90,820)	66,591	(73.3)

Net loss before provision for income tax benefit	(897,292)	(1,789,731)	892,439	(49.9)

Provision for income tax benefit	(1,440,000)	-	(1,440,000)	n/a

Net income (loss)	542,708	(1,789,731)	2,332,439	(130.3)

Exchange gain (loss) on translating foreign operations	-	(37,743)	37,743	(100.0)

Net income ( loss )for the period before non-controlling interest	542,708	(1,827,474)	2,370,182	(129.7)

Loss attributable to non-controlling interest	(151)	(216)	65	(30.1)

Comprehensive net income (loss) attributable to the Company	$542,859	$(1,827,258)	$2,370,017	(129.7)

Total revenue for the three months ended June 30, 2020 was $1,108,225 compared to $83,284 for the three months ended June 30, 2019.Revenue consists of Sales and Other income.

The principal changes that impacted Sales for the periods reported relate to  the Company's product distribution agreements with both Neora, LLC(" Neora") and PURE Gen Holdings, Inc.("Pure"):

1. The Neora contract was terminated during the year ended December 31, 2018, The Company reported sales to Neora of $2,672,483 for the year ended December 31, 2018. Sales to Neora were $149,784 in the first quarter of fiscal 2019 with no further Neora sales reported thereafter.

2. During the second half of 2019, the Company entered a sales and distribution agreement with Pure whereby Pure guaranteed to provide minimum quantities of sales orders of designated products on an annual 12 month basis (June to May). The initial sales period ended on May 31, 2020. Pure failed to purchase the minimum quantities per the executed agreement. There were no Pure sales reported in the 6 months ended June 30, 2019 and no Pure sales in the 6 months ended June 30, 2020. For the year ended  December 31, 2019 total Sales to Pure were $2,486,029.

Additionally:

(a) The Company continues to report a small amount of Sales from each of its operations in Mexico and Honduras; neither of these markets have generated any material level of Sales to date.

(b) In July 2020, the Company began the launch of its own sales and distribution company, Agellum LLC; no sales were realized from the sale of Agellum products at June 30, 2020.

Other income for the three months ended June 30, 2020 totaled $1,031,711 compared to $36,048 for the three months ended June 30, 2019.  The Company secured an order for raw materials of $1,021,651 in the quarter ended June 30, 2020 reported as Other income as the Company does not intend to add raw material inventory sales as a separate product line. The balance of Other income reported in 2020 relates to administrative fees received.

Rental income is derived from an agreement with Phoenix Biotechnology, Inc. whereby Phoenix pays the Company $11,000 as a monthly standby fee.  In exchange, the Company will supply Phoenix oleander powder from its harvesting as Phoenix may decide to purchase inventory from the Company from time to time.  The original agreement has expired, and theses arrangements  are now continued on a month-to-month basis.

When the Company plans a harvest of its oleander leaves, it matches these rental receipts  received against the cost of powder inventory produced in the harvest. It there is no harvest in any given year, these rental receipts are instead recorded as Other income.

In the 6 months ended June 30, 2019, the Company reported $66,000 as Other income from these rent receipts. In the 4th quarter of 2019, the Company completed a harvest, and it recorded a recovery of all 2019 rental receipts received against powder inventory. As the Company was anticipating an additional harvest in 2020, it recorded the rental receipts received of $66,000 during the 6 months ended June 30, 2020 against powder inventory as opposed to reporting these receipts as Other income.

Other Income is included in the gross profit calculation because rental income is reported as an offset against the cost of the inventory that was harvested.

Cost of sales increased during the three months ended June 30, 2020 by $363,383 or 150.6% primarily due to the sale of oleander powder during the three months ended June 30, 2020.

Total expenses for the three months ended June 30, 2020 were $1,425,125 compared to $1,722,597 for the three months ended June 30, 2019, a decrease of $297,472 (17.3%).

General and administrative expenses are Nerium's largest expense category. Over the past two years, the Company has continued to incur legal costs relating to the litigation with NI; these costs are now declining as the arbitration date is approaching in the Fall 2020. With the adoption of new accounting rules with respect to Right of Use leases, a portion of rental expense previously reported in 2019 is now reported as amortization expense on these capitalized leases.  Marketing and travel expenses have declined in 2020 as a result of the pandemic. In contrast, consulting expenses rose due to additional consultants engaged in the launch of the Company's new sales and marketing subsidiary.

Other expense included in General and administrative expenses consist of insurance premiums and stock transfer agent fees. The expenses are comparable between 2019 and 2020. In. 2020, the Company included the gain on foreign currency translation. in this cost category.

The Company's international operations are dependent on the economic environment of the Company's functional currency. The assets and liabilities of our foreign subsidiaries are re-measured into U.S. dollars using exchange rates prevailing at the end of the reporting period. Revenues and expenses are re-measured into U.S. dollars at the average exchange rate for the period; otherwise, if it is appropriate the rate at the transaction date is used.

For the three months ended June 30, 2020, the Company realized an exchange gain on foreign operations of $37,743 reported in General and administrative expenses. For the three months ended June 30, 2019, an exchange loss of $37,743 was reported in Other comprehensive income.

The General and administrative expense details for the for the three months ended June 30, 2020 in comparison to the three months ended June 30, 2019 are as follows:

	For the three months ended, June 30		Change

	2020	2019	$	%

Legal	$292,540	$405,755	(113,215)	(27.9)

Salaries, wages and benefits	482,618	500,599	(17,981)	(3.6)

Consulting	451,746	287,554	164,192	57.1

Marketing	24,445	164,016	(139,571)	(85.1)

Travel	13,996	81,257	(67,261)	(82.8)

Occupancy	45,352	80,177	(34,825)	(43.4)

Other	(35,863)	65,076	(99,939)	(153.6)

Total General and administrative expenses	$1,275,834	$1,584,434	(308,600)	(19.5)

Research and development expenses decreased by $27,094 or 90.9%, to $2,700 during the three months ended June 30, 2020 in comparison to the same period in 2019. Nerium's research and development expenses were focused on antiviral and skin care products through June 30, 2019 as it prepared for new sales markets. The planned skin care launch was completed in 2019; therefore, the related research and development costs declined thereafter.

Depreciation and amortization expense increased by $32,391, or 29.9% in the three months ended June 30, 2020 in comparison to the same period in 2019 primarily due to the amortization expense of office leases capitalized as a right-of use asset that was previously reported as rental expense.

Pursuant to the Settlement Agreement with NI, the Company recognized interest income of $24,229 during the three months ended June 30, 2020 compared to $90,820 in the comparable period in 2019. This income is a non-cash item and is recognized on the $3,650,025 receivable recorded in 2018 as it accretes to the face value of $4 million over its three-year term.

For the three months ended June 30 2020, the Company realized a tax benefit of $1,440,000 as a result of the tax changes included in the CARES Act that were implemented in April 2020 whereby the Company could carry back an additional two years  of the  net operating losses generated in 2018 and 2019. During the three months ended June 30, 2019, no similar tax benefit was available.

The Company  recognized comprehensive net income attributable to the Company of $542,859, or $0.01 net income per basic common share for the three months ended June 30, 2020, which represents an increase of $2,370,117 compared to loss attributable to the Company of $1,827,258, or $0.05 net loss per basic common share for the three months ended June 30, 2019.

The following table and discussions compare results of Nerium for the six months ending June 30, 2020 versus the six months ending June 30, 2019:

	For the six months ending June 30,		Change

	2020	2019	$	%

Sales	$112,312	$267,522	$(155,210)	(58.0)

Other income	1,035,140	71,693	963,447	1,343.9

	1,147,462	339,215	808,247	238.3

Cost of sales	831,768	539,709	292,059	54.1

Gross profit (loss)	315,694	(200,494)	516,188	(257.5)

Expenses

General and administrative	2,468,266	2,664,175	(195,909)	(7.4)

Depreciation and amortization	276,323	212,374	63,949	30.1

Research and development	21,345	79,608	(58,263)	(73.2)

Accretion	5,831	-	5,831	n/a

	2,771,765	2,956,157	(184,392)	(6.2)

Net loss from operations	(2,456,071)	(3,156,651)	700,580	(22.2)

Accretion of interest on related party receivable	(52,839)	(136,340)	83,501	(61.2)

Net loss before provision for income tax benefit	(2,403,232)	(3,020,311)	617,079	(24.3)

Provision for income tax benefit	(1,440,000)	-	(1,440,000)	n/a

Net income (loss)	(963,232)	(3,020,311)	2,057,079	(68.1)

Exchange gain (loss) on translating foreign operations	-	(7,651)	7,651	(100.0)

Net loss for the period before non-controlling interest	(963,232)	(3,027,962)	2,064,730	(68.2)

Loss attributable to non-controlling interest	(290)	(409)	119	(29.0)

Comprehensive net income (loss) attributable to the Company	$(962,942)	$(3,027,553)	$2,064,611	(68.2)

Total revenue for the six months ended June 30, 2020 was $1,147,462 compared to $339,215 for the six months ended June 30, 2019.

The Company reports Sales of $112,312 in 2020 derived from product sales in Mexico of $41,034 and revenues reported in Salud, the subsidiary in Honduras.  Sales of $267,522 reported in 2019 consist of Sales to Neora of $149,784,  sales  derived from Mexico of $96,248 and sales derived and from Honduras totalling $121,184.

Other income for the six months ended June 30, 2020 was $1,035,140. This included  $1.021,651 of sales  of raw materials produced  from its farming operations as a one time  sale to a third party. The balance of Other income reported at June 30, 2020 was $13,489 representing administrative fees reported in the company's subsidiary operation in the Honduras. For the six months ended June 30, 2019  Other income was  $71,693; this consisted of rental income of $66,000 received from a third party as a standby fee  and $5,693 of  administrative fees reported in the company's subsidiary  in the Honduras .

In years where the Company harvests oleander from the farm operations, it will offset rental income received against the cost of the harvest. In 2019 the Company completed a harvest in the 4th quarter of 2019. Accordingly, in the 4th quarter of 2019 the rental proceeds received in 2019 were offset against the costs of the inventory that was harvested. In 2019. In 2020 the Company continued to offset the rental proceeds that it received against the cost of its inventory on the basis that 2020 would also be a year in which a harvest would be undertaken. Accordingly, there are no rental proceeds reported in Other income in 2020.

The rental agreement with the 3rd party  is on a month to month basis  and can be cancelled by either party on 30 days notice.

Cost of sales increased during the six months ended June 30, 2020 by $292,059, or 54.1%compared to the same period in 2019 primarily due to the sale of oleander powder in 2020.

Total expenses for the six months ended June 30, 2020 were $2,771,765 compared to $2,956,157 for the for the six months ended June 30, 2019, a decrease of $184,392 (6.2%).

General and administrative expenses are Nerium's largest expense category. Over the past two years, the Company has continued to incur legal costs relating to the litigation with NI; these costs are now declining as the arbitration date is approaching in the Fall 2020. With the adoption of new accounting rules with respect to Right of Use leases, a portion of rental expense previously reported in 2019 is now reported as amortization expense on these capitalized leases. Marketing and travel expenses have declined in 2020 as a result of the Covid -19 pandemic. In contrast, Salaries, wages and benefits and consulting expenses rose due to the Company adding additional employees and consultants for the launch of the Company's new sales and marketing company and in the operations in Mexico.

Other expense included in General and administrative expenses consist of insurance premiums and stock transfer agent fees. The expenses are comparable between 2019 and 2020. In 2020, the Company has also included in this cost category the gain on foreign currency translation.

The Company's international operations are dependent on the economic environment of the Company's functional currency. The assets and liabilities of our foreign subsidiaries are re-measured into U.S. dollars using exchange rates prevailing at the end of the reporting period. Revenues and expenses are re-measured into U.S. dollars at the average exchange rate for the period; otherwise, if it is appropriate the rate at the transaction date is used.  For the six months ended June 30, 2020 the Company realized an exchange gain on foreign operations of $38,136, reported in General and administrative expenses. By comparison, for the six months ended June 30, 2019, an exchange loss of $7,651 was recognized in Other comprehensive income.

The General and administrative expenses for the for the six months ended June 30, 2020 compared to the six months ended June 30, 2019 are as follows:

	For the six months ended, June 30		Change

	2020	2019	$	%

Legal	$556,764	$580,121	(23,357)	(4.0)

Salaries, wages and benefits	906,227	837,540	68,687	8.2

Consulting	762,133	424,340	337,793	79.6

Marketing	100,204	387,820	(287,616)	(74.2)

Travel	41,085	120,963	(79,878)	(66.0)

Occupancy	102,449	132,277	(29,828)	(22.5)

Other	(596)	181,114	(181,710)	(100.3)

Total General and administrative expenses	$2,468,266	$2,664,175	(195,909)	(7.4)

Research and development expenses decreased by $58,263 or 73.2%, to $21,345 during the six months ended June 30, 2020 compared to the same period in 2019. Nerium's research and development expenses were focused on antiviral and skin care products through June 30, 2019 as it prepared for new sales markets. The planned skin care launch was completed in 2019; therefore, the related research and development costs declined thereafter.

Depreciation and amortization expense increased by $63,949, or 30.1% in the six months ended June 30, 2020 compared  to the same period in 2019 primarily due to the amortization expense of office leases capitalized as a right-of use asset that was previously reported as rental expense.

Pursuant to the settlement agreement with NI, the Company recognized interest income of $52,839 during the six months ended June 30, 2020 compared to $136,340 in the comparable period in 2019. This income is a non-cash item and is recognized on the $3,650,025 receivable recorded in 2018 as it accretes to the face value of $4 million over its three-year term.

For the six months ended June 30, 2020 the Company realized a tax benefit of $1,440,000 as a result of the tax changes included in the CARES Act that was implemented in April 2020 whereby the Company could carry back an additional two years net operating losses generated in 2018 and 2019.  No similar tax benefit was available during the six  months ended June 30, 2019.

The Company  recognized a comprehensive loss attributable to the Company of $962,942 or $0.03 net income per basic common share for the six months ended June 30, 2020, which represents a decrease of $2,064,611 compared to loss attributable to the Company of $3,027,553, or $0.08 net loss per basic common share for the six  months ended June 30, 2019.

In 2014, NSC provided a partial guarantee to support a supplier's equipment finance lease financing provided by a bank. The guarantee provided was up to 27% of the supplier's lease obligations. At June 30, 2020, this supplier's indebtedness to the bank was $1,538,688 (December 31, 2019: $1,814,455). The primary security provided by the supplier is plant equipment that the supplier acquired at a cost of $5 million from 2014-2016.

The guarantee of indebtedness was initially recorded at its estimated fair and the amount that NSC is at risk with respect to the combined guarantees is $61,838 (December 31, 2019 - $73,107) and has been recorded as a liability on the consolidated balance sheets.

The supplier also may request additional capital contributions of cash as equity investments to support its operations. NSC has the right to make no further capital contributions, which would result in a proportionate dilution of its ownership, or NSC may make additional capital contributions as requested by the supplier. NSC has not made capital contributions since December 2015. No capital contributions were made as equity investments in the supplier by any parties during the six months ended June 30, 2020 and 2019, and NSC's proportionate ownership remained at 15.53%.

In 2015, Nerium issued a promissory note and loaned $800,000 to a supplier in which it held an equity interest. The note bears interest at the short-term federal rate per annum, includes a security interest in the supplier's accounts receivable and inventory, with a maturity date that was extended to January 1, 2020. The balance of the note receivable and accrued interest at June 30, 2020 is $800,000. The promissory note has also been guaranteed by the major shareholders of the supplier. On July 7, 2020, the Company purchased $400,000 of raw material ingredients from this supplier; as consideration for the purchase, the Company reduced the face value of its $800,000 note receivable from that supplier by $400,000. The maturity date on the balance of the note was extended to June 30, 2023.

2. Highlights of 2019 fiscal year.

The highlights for the fiscal year ending December 31, 2019 include the following business developments:

(a)  After the settlement of the NI legal matter in 2018, the Company received quarterly installment payments of $333,333 in October 2018, January 2019 and April 2019 in accordance with the terms of the Settlement Agreement with NI.

(b)  NI (now known as Neora) filed an Arbitration Demand in April 2019, and made quarterly installment payments of $333,333 in July 2019, October 2019, January 2020 and April 2020 into an escrow account, pending the final arbitration hearing which is currently scheduled for  Fall  2020.

(c)  In April 2019, the Company executed a marketing/distribution agreement with Pure pursuant to which the Company is developing proprietary skincare products for which Pure serves as the exclusive marketing and distribution agent.  The agreement stipulates certain performance criteria that Pure was required to meet by June 1, 2020 in order for Pure to retain its exclusive rights.  Pure did not fulfill such performance criteria by June 1, 2020, and its exclusivity consequently expired.

(d)  The Company continued to fund its operating commitments in 2019 by utilizing its cash on hand.  It did not raise additional funds in 2019.  It reported a working capital position of $5,008,025 at December 31, 2019 and had minimal long-term liabilities of $125,178.

(e)  The Company added two new senior members to its management team:  Henry Bourg, as Chief Financial Officer, and Doug Burdick, as a senior consultant to lead the Company's sales and marketing initiatives.

(f)  2019 was a transition year for the Company.  It reported sales of $2,854,864 and a net comprehensive loss attributable to controlling interest for the year of $5,058,103.  It made a significant additional investment of $2,201,927 in inventory, it spent $83,198 on property, plant and equipment, and it committed $190,229 to additional patent and trademark expenditures. Its cash, including restricted cash on hand, at December 31, 2019 was $1,717,464.

(g)  RSM US LLP was appointed as auditors for the Company in 2019, replacing MNP LLP ("MNP") who resigned on their own initiative effective December 20, 2019.  There were no disagreements between the Company and MNP. See "Item 14 - Changes in and Disagreements with Accountant on Accounting and Financial Disclosure."

(h)  Subsequent to the 2019 fiscal year end, on January 20, 2020, the World Health Organization ("WHO") announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the "COVID-19 outbreak") and the risks to the international community as the virus spreads globally beyond its point of origin.  In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in global exposure. The full impact of the COVID-19 outbreak continues to evolve.  Management is actively monitoring the global situation on its financial condition, liquidity, operations, suppliers, industry, and workforce.

Overall Performance

In 2019, Nerium reported a comprehensive loss attributable to controlling interest of $5,058,103, or $0.14 basic loss per common share, compared to $9,160,737, or $0.25 basic loss per common share for fiscal 2018. Sales of skincare products to NI was Nerium's principal source of revenue until 2019, and Pure accounted for $2,486,029 of revenue in 2019.  Revenue from sales during the year ended December 31, 2019 decreased by $35,206, while gross profit increased by $698,554 compared to the year ended December 31, 2018.

As at December 31, 2019, Nerium had cash, including restricted cash, totaling $1,717,464 compared to $7,123,102 at December 31, 2018. Working capital decreased to $5,008,025 compared to $9,185,398 at December 31, 2018, a decrease of $4,177,373.

Results of Operations

The following table and discussions compare results of Nerium for 2019 versus 2018.

	For the year ending December 31,		Change

	2019	2018	$	%

Sales	$2,854,864	2,890,070	35,206	1.2

Other income	19,862	141,674	(121,812)	(86.0)

	2,874,726	3,031,744	(157,018)	(5.2)

Cost of sales	2,400,233	3,255,805	(855,572)	(26.2)

Gross profit (loss)	474,493	(224,061)	(698,554)	(311.7)

Expenses

General and administrative	5,064,036	6,976,917	(1,912,881)	(27.4)

Depreciation and amortization	439,730	454,555	(14,825)	(3.3)

Research and development	100,120	226,198	(126,078)	(55.7)

Stock-based compensation	-	37,000	(37,000)	(100.00)

Accretion	-	2,734	(2,734)	(100.00)

Impairment loss	-	2,144,336	(2,144,336)	(100.00)

	5,603,886	9,839,006	(4,235,120)	(43.0)

Net loss from operations before loss on disposal of assets, accretion of interest income and provision for (recovery of) income taxes	(5,129,393)	(10,063,067)	4,933,674	(49.2)

Loss on disposal of assets and assets held for resale	-	21,458	(21,458)	(100.0)

Accretion of interest income on related party receivable	(157,018)	(86,910)	(70,108)	80.7

Net (loss) income before provision for income taxes	(4,972,375)	(9,997,615)	5,025,240	(50.3

Provision for (recovery of) income taxes and deferred income tax	86,077	(811,193)	897,270	(110.6)

Net loss for the year	(5,058,452)	(9,186,422)	4,127,972	(44.9)

Exchange gain (loss) on translating foreign operations	-	25,069	(25,069)	(100.0)

Net comprehensive loss for the year before non-controlling interest	(5,058,452)	(9,161,353)	4,102,901	(44.8)

Loss attributable to non-controlling interest	(349)	(616)	267	(43.3)

Comprehensive loss attributable to controlling interest	$(5,058,103)	$(9,160,737)	$4,102,634	(44.8)

Total revenue for the year ended December 31, 2019 was $2,854,864 compared to $3,031,744 for the year ended December 31, 2018.

Cost of sales decreased in fiscal 2019 by $855,572, or 26.2%, primarily as a result of the Nerium farm operational expenses being capitalized to the production of oleander powder in 2019.

Other income for the year ended December 31, 2019 totaled $19,862 compared to $141,674 for the year ended December 31, 2018. Other income comprising rental income derived from a standby fee relating to a portion of the farm was capitalized to the 2019 production of oleander powder.

Total expenses for the year ended December 31, 2019 were $5,603,886 compared to $9,839,006 for the year ended December 31, 2018, a decrease of $4,235,120 (43.0%).

General and administrative expenses are Nerium's largest expense and, in the past two years, such expenses reflect the level of activity in the litigation against NI.  During the year ended December 31, 2019, general and administrative expenses decreased due to the settlement with NI in fiscal 2018. The general and administrative expenses details for the year ended December 31, 2019 and December 31, 2018 are as follows:

	For the year ended, December 31		Change

	2019	2018	$	%

Legal	$1,096,015	$3,919,902	$(2,823,887)	(72.1)

Salaries, wages and benefits	1,659,226	1,310,756	348,470	26.6

Marketing	1,040,414	650,424	389,990	60.0

Consulting	642,871	400,184	242,687	60.6

Travel	312,737	115,043	197,694	171.8

Occupancy	332,582	207,981	124,601	59.9

Other	(19,809)	372,627	(392,436)	(105.3)

Total general and administrative expenses	5,064,036	6,976,917	(1,912,881)	(27.4)

Consulting expenses increased by $242,687, or 60.6%, to $642,871 during the year ended December 31, 2019 as the result of engaging sales and marketing professionals to identify and launch new sales channels. Occupancy expenses increased by $124,601, or 59.9%, to $332,582 during the year ended December 31, 2019 as a result of scheduled escalations in monthly office rent and additional expenditure on computer services and office supplies related to the research and implementation of new sales channels.

Research and development expenses decreased by $126,078, or 55.7%, to $100,120 during the year ended December 31, 2019. Nerium's research and development expenses were focused on antiviral and skin repair products in 2018 as it prepared for new sales markets. The planned skin care launch was completed in 2019; therefore, the related research and development costs declined.

Depreciation and amortization expense decreased by $14,825, or 3.3%, to $439,730 during the year ended December 31, 2019. Amortization of trademarks was relatively consistent with 2018, a decline of $5,116, or 1.8%. Depreciation also decreased as certain equipment became fully depreciated.

In January 2018, Nerium issued stock options to a new member of the board of directors, which vested immediately, resulting in an expense of $37,000 representing the fair value of the options granted. There was no expense for stock-based compensation in 2019.

Nerium recorded a net loss of $nil and $21,458 on the disposal of assets in 2019 and 2018, respectively. The gross loss of $40,000 from the disposal of an asset held for resale in fiscal 2018 was offset by a gain of $18,542 related to the trade-in of older farm equipment for new equipment.

Nerium recorded impairment losses of $2,144,336 in 2018 versus $nil in 2019.

The components of the 2018 impairment loss were:

Write-off of net investment in NI	$1,472,689

Write-off of net investment in supplier	644,719

Abandonment of patent applications	26,928

$2,144,336

Nerium had its interest in NI redeemed as of December 31, 2018, pursuant to the settlement agreement, which included $6 million paid on its  effective date, $4 million to be paid in equal quarterly installments over a three-year period beginning on October 25, 2018, and settlement of the pricing adjustment provision net of outstanding receivables. The net result, detailed in the following table, resulted in an impairment loss of $1,472,689:

Carrying value of equity investment at December 31, 2017	$12,243,593

Redemption of residual interest - cash received	(6,000,000)

Redemption of residual interest - receivable	(3,650,027)

Settlement of pricing adjustment provision	(7,759,536)

Settlement of accounts receivable	6,638,659

Impairment loss	$1,472,689

Pursuant to the Settlement Agreement with NI, Nerium recognized interest income of $157,018 during the year ended December 31, 2019 compared to $86,910 in 2018. This income is a non-cash item and is recognized in the $3,650,025 receivable recorded in 2018 as it accretes to the face value of $4 million over its three-year term.

In 2015, Nerium purchased an 18.175% equity investment in a supplier, Biova LLC ("Biova"), which investment was recorded using the equity method. Nerium ceased purchasing product from Biova in 2016 in response to the lower demand of products from NI, and as Biova began recording losses, Nerium recorded its proportionate share of the loss. Nerium reported a loss on its equity investment in Biova of $524,913 for the year ended December 31, 2017. At December 31, 2017, Nerium determined that it was no longer able to exercise significant influence over Biova, and at that point in time, it adopted the cost method to report its residual interest in Biova.  Thereafter, Nerium opted to forgo cash contributions required to maintain its investment percentage which, as a result, declined to 15.53% as of December 31, 2019.

Under the cost method of accounting, the fair value of this investment is assessed at each reporting date.  At December 31, 2018, Nerium determined that the full carrying value of its residual interest in Biova had become impaired due to an absence of an ability to recover the carrying amount of the investment and the inability of Biova to sustain an earnings capacity which would justify the carrying amount of the investment.  Accordingly, Nerium recorded an impairment loss totaling $644,719 for the year ending December 31, 2018.

Nerium realized a gain of $10,950 and $25,069 on the exchange difference on translating foreign operations for the years ending December 31, 2019 and 2018, respectively. These amounts reflect the normal fluctuations in the value of the foreign currencies. During the year ended December 31, 2019, Nerium's management determined that its Central American subsidiaries were dependent on Nerium as its parent company. Accordingly, the gain of $10,950 in 2019 was recorded as net operating income rather than as other comprehensive income.

Nerium recognized a comprehensive loss attributable to controlling interest of ($5,058,103), or $0.14 per basic common share, for the year ended December 31, 2019, which represents a decrease of $4,102,634 compared to loss attributable to controlling interest of $9,160,737, or $0.25 per basic common share, for the year ended December 31, 2018.

Working Capital

The following table provides information on Nerium's working capital balances as at December 31, 2019 and 2018:

	December 31	December 31,	Change	Change

	2019	2018	$	%

Cash and cash equivalents	$1,548,765	$7,089,268	$(5,540,503)	(78.2)

Restricted cash, current	64,533	13,834	50,699	366.5

Accounts receivable	278,336	1,163	277,173	23,832.5

Accounts receivable from related party	-	2,644	(2,644)	(100.0)

Inventory	2,753,413	551,486	2,201,927	399.3

Prepaid expenses and deposits	270,019	210,467	59,552	28.3

Receivable from related party--current	1,255,363	1,198,855	56,508	4.7

Income taxes receivable	-	861,688	(861,688)	(100.0)

Total current assets	6,170,429	9,929,405	(3,758,976)	(37.9)

Accounts payable	672,981	192,384	480,597	249.8

Accrued liabilities	306,516	197,306	109,210	55.4

Contract liability	147,151	263,517	(116,366)	(44.2)

Guarantee of indebtedness of cost method investee	19,415	90,800	(71,385)	(78.6)

Current portion of notes payable	16,341	-	16,341	n/a

Total current liabilities	1,162,404	744,007	418,397	56.2

Net working capital	$5,008,025	$9,185,398	$(4,177,373)	(45.4

As at December 31, 2019, working capital was $5,008,025 compared to $9,185,398 as at December 31, 2018. Cash, including restricted cash reported as a current asset decreased by $5,489,804 to $1,613,298 in 2019, as the Company used its cash resources to finance net losses in 2019.

Nerium used cash totaling $5,865,387 in operations in fiscal 2019 compared to $5,385,585 during fiscal 2018.

Income taxes receivable decreased by $861,688 as Nerium received a refund of income taxes totaling $763,460 in fiscal 2019. The remaining balance was expensed as a component of current year tax expense.

In 2016, Nerium issued a promissory note and loaned $800,000 to Biova, in which it holds an equity interest. The note bears interest at the short-term applicable federal rate per annum, includes a security interest in Biova's accounts receivable and inventory, with a maturity date that was extended to January 1, 2020. The balance of the note receivable and accrued interest at December 31, 2019 was  $803,312. The promissory note has also been guaranteed by the major shareholders of Biova.

Nerium recognized an income tax expense of $86,077 in fiscal 2019 and an income tax benefit totalling $811,193 in fiscal 2018.

The following table provides a summary of cash Nerium used in investing and financing activities for the years ended December 31, 2019and 2018:

	December 31,	December 31,	Change

	2019	2018	$

Cash flow utilized in operating activities	$(5,685,387)	$(5,385,585)	$(299,802)

Cash flow utilized in investing activities

Purchase of property, plant and equipment	(83,198)	(1,000)	(82,198)

Additions to patents and trademarks	(190,229)	(131,764)	(58,465)

Receipts from receivable from related party	666,666	333,333	333,333

Proceeds from redemption of equity investment	-	6,000,000	(6,000,000)

Net cash flows utilized in investing activities	393,239	6,200,569	(5,807,330)

Cash flow from (utilized in) financing activities

Issuance of notes payable	83,198	-	83,198

Repayment of notes payable	(11,732)	(880,817)	869.085

Repayment of capital lease obligation	(4,956)	(99,548)	94,592

Net cash flows utilized in financing activities	66,510	(980,365)	1,046,875

Effect of exchange rate changes on cash and cash equivalents	-	25,069	(25,069)

Decrease in cash and cash equivalents	$(5,405,638)	$(140,312)	$(5,265,326)

Cash and cash equivalents and restricted cash, beginning of the period	7,123,102	7,263,414	(140,312)

Cash and cash equivalents and restricted cash, end of the period	$1,717,464	$7,123,102	$(5,405,638)

Nerium had its membership interest in NI redeemed in July 2018 and received $6 million cash proceeds.

Nerium purchased farm and office equipment in fiscal 2019 for $83,198; the purchase in 2018 was the balance due after older equipment was traded in for new equipment. Investments in patents and trademarks totaled $190,229 compared to $131,764 for the years ended December 31, 2019 and 2018, respectively.

Nerium made payments totaling $66,510 and $980,365 on notes payable and capital leases obligations during the years ended December 31, 2019 and 2018, respectively. A balloon payment of $880,817 on Nerium's note payable was made on its due date of January 2, 2018, which repaid the note in full.  Further, a balloon payment of $80,000 on Nerium's capital lease obligation was made on its due date of July 2, 2018, which repaid that obligation in full.

Liquidity and Capital Resources

Working Capital: As at December 31, 2019, Nerium reports cash, cash equivalents and restricted cash of $1,717,464. Cash equivalents of $428,777 are held in a money market fund, earning a variable rate of market interest. Nerium also reports inventory of $2,753,413. The inventory levels at December 31, 2019 are sufficient to meet current customer delivery requirements.

As at December 31, 2019, Nerium held a receivable from NI totaling $2,893,954, net of discount. Quarterly payments of $333,333 are due from NI totaling $1,333,333 in 2019, $1,333,334 in 2020, and $666,667 in 2021. NI made quarterly payments of $333,333 to the Company in October 2018, January 2019 and April 2019.  In August 2019, NI received an emergency ruling from arbitration allowing NI to make the quarterly payments into escrow pending the outcome of arbitration for alleged breach of settlement. Accordingly, NI has since made quarterly installment payments of $333,333 into escrow in July 2019, October 2019, January 2020, April 2020 and July 2020.Nerium also reports  a deposit of $147,151 as a contract liability  at  December 31, 2019  which relates to inventory that NI has  previously ordered and paid for  but for which NI  has not taken delivery . The Company expects resolution on this liability once the arbitration is finalized.

Capital Resources: Nerium's primary objective with respect to its capital management is to ensure that it has sufficient cash resources to maintain its ongoing operations. We include shareholders' equity in the definition of capital.

Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of our Company, is reasonable.

As at December 31, 2019, working capital totaled $5,008,025. Management has taken steps to reduce spending and closely monitors cash, inventory levels and its obligations to ensure that the Company is able to maintain current capacities and fund future activities.

Contractual Obligations:

The following is a table of Nerium's contractual obligations as at December 31, 2019:

	Payments Due by Period

	1-2 years	2-3 years	3-4 years	4-5 years	Total

Finance Lease Obligations	$14,834	$10,161	$1,187	$-	$26,182

Operating Leases	55,666	-	-	-	55,666

Total Contractual Obligations	$70,500	$10,161	$1,187	$-	$81,848

Guarantees provided by Nerium:

(a)  The Company holds an equity interest in Biova having made an investment in Biova in 2015. On December 18, 2015, NSC guaranteed 18.175% - its proportionate share of the Biova's line of credit - of up to $500,000. The line of credit is secured by the supplier's accounts receivable and inventory and has since been renewed until December 31, 2020. At December 31, 2019, the outstanding balance of the supplier's line of credit was $427,000.

(b)  Additionally, in 2014, NSC provided a partial guarantee to support this supplier's equipment finance lease financing provided by a bank. The guarantee provided was to the extent of 27% of the supplier's lease obligations. At December 31, 2019, this supplier's indebtedness to the bank was $1,814,455 (2018 - $2,397,132).

(c)  The investee also may request additional capital contributions of cash as equity investments to support its operations. NSC has the right to make no further capital contributions, which would result in a proportionate dilution of its ownership, or NSC may make additional capital contributions as requested by the investee. NSC has not made capital contributions since December 2015. Since 2016, no capital contributions were made as equity investments in the investee by any parties, and NSC's proportionate ownership remained at 15.53% During the year ended December 31, 2018, the Company recorded an impairment loss totaling $644,719, representing the full carrying value of its residual interest in its supplier due to an absence of an ability to recover the carrying amount of the investment and the inability of the investee to sustain an earnings capacity which would justify the carrying amount of the investment.

The Company has provided guarantees against a line of credit and certain capital lease obligations of Biova. The amount that the Company is at risk with respect to the combined guarantees of Biova's indebtedness is estimated at $73,067 compared to $90,800 in 2018.  The primary security that Biova has provided to its lenders is an assignment of its accounts receivable and inventory against its line of credit and an assignment of the equipment and leasehold against its capital lease obligations.

Off Balance Sheet Transactions

The Company has no off-balance sheet transactions.

Contractual Commitments

Contingencies

Due to the nature previously distributed by NI.  Management does not expect that any  such claims will have a material adverse effect on the consolidated financial statements.

The Company was involved in litigation with NI between 2015 and 2018 and has since been involved in arbitration with respect to the settlement of the litigation. The NI matter is ongoing, and the Company cannot predict the outcome with any degree of certainty.  See "Item 8 - Legal Proceedings."

Customer deposits

At December 31, 2019, the Company held a deposit from NI totaling $147,151 compared to $263,517 at December 31, 2018.

Commitments

At December 31, 2019, the Company was committed to operating lease payments for its various premises in the amount of $55,666 and has $14,834 of finance lease obligations.

In addition, the Company is committed to the following:

(a)  The Company has entered into two separate agreements with Mr. Gustavo Ulloa, a director of the Company. A production and purchasing agreement effective June 2004 entitles Mr. Ulloa to receive $3.25 per vial of Anvirzel® sold to third parties in exchange for the use of certain facilities and production supervision. A consulting agreement effective January 2007 entitles Mr. Ulloa to receive an additional $3.25 per vial of Anvirzel® sold to third parties in exchange for consulting services in relation to the production of Anvirzel®.  Both agreements remain in effect for as long as Anvirzel® is produced in Honduras. The amounts paid under these agreements are not significant at this time and are included in cost of sales.

(b)  The Company has entered into an agreement which entitles Mr. Amet Genc, who coordinates patient services in relation to Anvirzel®, to receive $125 per vial purchased by patients using his services. The amount paid during the year ended December 31, 2019 was $11,813 (2018 - $29,650) and is included in cost of sales.

(c)  Prior to 2004, the Company entered into a consulting agreement with Dr. Anibal Villatoro, which entitles Dr. Villatoro to receive $1.00 per vial of Anvirzel® sold to third parties in Central America and $2.00 per vial for patients coming from countries other than Central America, to a maximum of $20,000 per month. The amounts paid under this consulting agreement are not significant at this time and are included in cost of sales.

(d)  During 2011, the Company entered into an agreement with Mr. Donald Smothers, pursuant to which Mr. Smothers is entitled to receive a 5% commission based on a per unit price charged on each product produced for commercial sale to the end customer that was formulated by Mr. Smothers.  The agreement expires in 2031. The commission incurred during the year ended December 31, 2019 was $nil (2018 - $2,752) and is included in cost of sales.

(e)  On May 5, 2014, the Company entered into an agreement with an employee to continue managing the harvests of the next 1,200,000 pounds of biomass at a price of $2.50 per pound. In September 2019 a harvest of 25,740 pounds of biomass was harvested for which the Company incurred an expense of $64,350.

Significant Accounting Policies and Critical Accounting Estimates

The Company has identified the following critical accounting policies and practices: revenue recognition, impairment of long-lived assets, inventory and related reserves, related party receivable and income taxes. These accounting policies are important to the portrayal of the Company's financial condition and results. Management makes subjective or complex judgements in applying the need to make estimates about the effects of matters that are inherently uncertain.

The Company used significant estimates in accounting for the useful lives of property, plant and equipment, reserves for inventory obsolescence, fair value estimates, stock-based compensation and in its going concern analysis.

Reference should be made to Note 2 of the Company's audited consolidated financial statements as of December 31, 2019 where these policies and estimates are discussed in detail except for the following with respect to transactions and financial reporting for the three months and six months ended June 30, 2020:

Convertible Debentures

In March 2020, the Company issued $1,000,000 of convertible debentures due in March 2023. In accounting for the issuance of the convertible debentures, the Company separated the convertible debenture into liability and equity components. The par amount of the convertible debenture is recorded net of the calculated beneficial conversion feature and represents a debt discount that is amortized to interest expense over the term of the convertible debenture using the effective interest method.

Revenue Recognition

During the three month and six months ended June 30, 2020, the Company sold raw materials produced from its farming operations directly to a third-party customer for $1,021,651 which it reported as Other income, as the Company does not intend to offer raw material inventory for sale as a separate product line. The Company recognizes revenue in accordance with ASC Topic 606 Revenue from Contracts with Customers (ASC 606).

Net Income (Loss) per share

Basic net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common and common equivalent shares outstanding during the period. Stock options to acquire 2,015,000 shares for the three months ended June 30, 2020 and 2019, and 2,015,000 shares for the six months ended June 30, 2020 and 2019, respectively, were excluded from the computations of diluted earnings per share because the effect of including the stock options would have been anti-dilutive.  The Company utilizes the if-converted method to reflect the dilutive effect of its convertible debenture in diluted EPS.

Significant Changes in Accounting Policies and Adoption of New Accounting Standards

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement. This ASU removed some disclosures; modified others and added some new disclosure requirements. The removal and amendment of certain disclosures can be adopted immediately with retrospective application. As such, companies may stop including these disclosures for both the current and comparative periods in their next set of financial statements. The effective date for the additional disclosures is for annual periods beginning after December 15, 2019, including interim periods within those fiscal years with early adoption permitted. The Company is currently evaluating the new guidance and does not expect it to have a material impact on its consolidated financial statements. Adoption of this guidance on January 1, 2020 did not have a material impact on its consolidated financial statements.

Reference should also be made to Note 2 of the Company's consolidated financial statements as of December 31, 2019.

Going Concern

These consolidated financial statements have been prepared with the assumption that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future.

There are uncertainties related to conditions and events that raise substantial doubt about the Company's ability to meet its obligations as they become due and continue as a going concern and, ultimately, on the appropriateness of the use of the accounting principles applicable to a going concern. During the year ended December 31, 2019, as a result primarily of the cessation of sales to NI, the Company reported a net comprehensive loss attributable to controlling interest of $5,058,103 (2018 - $9,160,737) and negative cash flow from operations of $5,865,387 (2018 - $5,385,585). The Company's working capital at December 31, 2019 was $5,008,025 (2018 - $9,185,398).

The Company's success depends on the profitable commercialization of its line of skin care products. There is no assurance that the Company will be successful in this regard in the future. Based upon its current operating and financial plans which include but are not limited to a successful product launch in new sales channels, raising additional shareholder investment, sale of oleander powder inventory to third parties, and tax refunds, management of the Company believes its plans alleviate the substantial doubt about the Company's ability to continue as a going concern and that it will have sufficient access to financial resources to fund the Company's operations and meet its obligations for the twelve months subsequent to the issuance date of its consolidated financial statements for the year ended December 31, 2019. However, the ability of the Company to continue as a going concern is dependent upon its ability to secure additional financing and/or profitably commercialize its products.

These consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of its assets or the amounts classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.

On January 30, 2020, the World Health Organization ("WHO") announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the "COVID-19 outbreak") and the risks to the international community as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve as of the date of this Annual Report. Management is actively monitoring the global situation on its financial condition, liquidity, operations, suppliers, industry, and workforce. Given the daily evolution of the COVID-19 outbreak and the global responses to curb its spread, the Company is not able to estimate the effects of the COVID-19 outbreak on its results of operations, financial condition, or liquidity for fiscal year 2020. However, if the pandemic continues, it will have an adverse effect on the Company's results of future operations, financial position, and liquidity in 2020. Additionally, the COVID-19 outbreak could have a continued adverse impact on economic and market conditions and trigger a period of global economic slowdown, which would impair the Company's ability to raise needed funds to continue as a going concern.

If the going concern assumptions were not appropriate for these consolidated financial statements then adjustments would be necessary to the carrying value of assets and liabilities, the reported expenses and the statement of financial position classifications used; in such cases, these adjustments could be material.

Subsequent Events

In March 2020, the Company secured $1 million of funding through a convertible debenture financing arranged with Dr. Sadik Al-Bassam, a principal shareholder of the Company.  The debenture bears interest at a stated rate of 6% with quarterly interest payments. The holder may elect to convert all but not less than all of the outstanding principal balance and all accrued interest owing under the debenture into common shares at a conversion price equal to $0.50 per share.  See "Item 10 - Recent Sales of Unregistered Securities."

Under the CARES Act enacted in March 2020, corporations are allowed to carry back net operating losses arising in 2018, 2019 and 2020 to the five prior tax years. The estimated IRS tax refund that the Company is expected to claim by carrying back 2018 and 2019 net operating losses is estimated to be $1,512,994.  In April 2020, the Company filed for a refund under the CARES Act by carrying back a net operating loss generated in 2018 to taxable income reported in 2013. The Company is expecting a refund of approximately $618,000 by virtue of the utilization of this loss carry back.

ITEM 3. PROPERTIES.

In January 2015, the Company purchased 253.6 acres of farmland in D'Hanis, Texas for $887,890. The farmland was previously leased to the Company for the production of oleander leaves. Additionally, the Company acquired 120 acre-feet of non-transferable water rights.  In January 2015, the Company also acquired 39.333 acre-feet of transferable Edwards Aquifer Water for $196,665.  These water rights supplement the Company's right to use 120 acre-feet of unrestricted groundwater from the Edwards Aquifer Water that it purchased in 2013 for $666,513.

The Company leases its principal office located at 11467 Huebner Road, Suite 175, San Antonio, Texas.  It occupies 3,786 square feet under a 5-year lease which expired in July 2020.  The minimum monthly lease obligation is $8,164.  In June 2020, the Company negotiated a 5 year extension on the lease on substantially the same terms as the existing lease.

The Company also leases an additional office in Dallas, Texas where certain of its manufacturing and warehousing activities are centered. The Company has signed a 2-year lease expiring in July 2020, with a minimum monthly lease obligation of $1,335.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the date of this Form 10, the number and percentage of the outstanding common shares which, according to the information supplied to us, were beneficially owned by (i) each person who is known by us to beneficially own more than 5% of our outstanding common shares, (ii) each director, director nominee and Named Executive Officer; and (iii) all current directors and executive officers as a group.

Name and Address(a)	Number of Shares Beneficially Owned	Percent of Outstanding Shares Owned
Michael Burke, Director	275,000(b)	0.75%
Peter Leininger, Director	175,000(c)	0.48%
Dennis Knocke, President, Chief Executive Officer and Director	1,119,462(d)	2.98%
Gustavo Ulloa, Director	310,000(e)	0.57%
Kerry Mitchell, Director	150,000(f)	0.41%
Dan Amadori, Director	250,000(g)	0.68%
Joseph Nester, Executive Vice President	893,277(h)	2.39%
Henry Bourg Chief Financial Officer	100,000(i)	0.27%
Lori A. Jones, Former Chief Financial Officer	-	-
All Directors and Executive Officers as a Group	3,272,739	8.23%

Principal Shareholder
Sadik Al-Bassam Address: Jabriah Block 5, First Street Villa 31, Kuwait City	5,560,486	13.22%

(a) The business address for each officer and director listed below is: Nerium Biotechnology, Inc., 11467 Huebner Road, Suite 175, San Antonio, Texas.

(b) Total includes currently exercisable option to purchase 275,000 common shares.

(c) Total includes currently exercisable option to purchase 175,000 common shares.

(d) Total includes currently exercisable option to purchase 505, 000 common shares.

(e) Total includes currently exercisable option to purchase 160,000 common shares.

(f) Total includes currently exercisable option to purchase 150,000 common shares.

(g) Total includes currently exercisable option to purchase 250,000 common shares.

(h) Total includes currently exercisable option to purchase 650,000 common shares.

(i) Total includes currently exercisable option to purchase 100,000 common shares

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS.

The following table sets forth the name, age and position of each of our directors and executive officers as of the date of this Form 10.  We have a Board of Directors ("Board") comprised of six members.  Each director holds office until a successor is duly elected or appointed.  Executive officers serve at the discretion of the Board and are appointed by the Board.  Also provided herein are brief descriptions of the business experience of each of the directors and officers during the past five years.

Name	Age	Current Position	Date of Appointment
Michael Burke	72	Director , Chair of the Board	December 14, 2012
Peter Leininger	78	Director	June 25, 2010
Dennis Knocke	68	Chief Executive Officer, President, Director	January 17, 2007
Gustavo Ulloa	51	Director	January 17, 2007
Kerry Mitchell	57	Director	October 19, 2016
Dan Amadori	69	Director	December 31, 2017
Joseph Nester	63	Executive Vice President	January 17, 2007
Henry Bourg	59	Chief Financial Officer	April 15, 2019

Biographical Information

Set forth below are brief biographies of our executive officers and directors.

Michael Burke:  Mr. Burke is an independent director and Chair of our Board of Directors. He is a member of the Audit and Governance Committees.  Mr. Burke's education includes a Bachelor's degree in chemistry from State University of New York and a Master's degree from Union College in Schenectady, New York. He began his career at Sterling Drug and in 1992 was named General Manager of Sterling Drug's regional office in Hong Kong with responsibilities for sales, marketing, and an entry strategy into China. After the sale of Sterling Drug in 1995, Mr. Burke was employed by Kinetic Concepts, Inc., first as head of Manufacturing and Quality and then as head of Research and Development. During this time, he participated in the sale of the company to private investors and later took part in taking it public again. After retiring from Kinetic Concepts Inc. in 2007, Mr. Burke opened Burke and Company, a private metal fabrication company located in San Antonio, Texas and continues to operate that business currently. We selected Mr. Burke to serve on our Board because he provides substantial business expertise and acumen  to the Company in his role as Chair of the Board.

Dr. Peter Leininger:  Dr. Leininger is an independent director who serves on our Audit and Governance Committees. Dr. Leininger's education includes a medical degree from Indiana University. After practicing medicine for 10 years, Dr. Leininger became the Executive Vice President of Kinetic Concepts, Inc., a private company that he helped grow to become a large public company. Dr. Leininger has also partnered in the development of Canyon Springs Residential Development and Golf Course as well as numerous other real estate ventures. He has been semi retired from active business over the past 5 years. We selected  Dr. Leininger  to serve on our Board because he  has substantial knowledge and past experience in the medical sector which is of  relevance and benefit to the Company.

Dennis R. Knocke:  Mr. Knocke serves as a director, as well as the Company's President and Chief Executive Officer. Mr. Knocke performs all of the executive management functions commensurate with his position, and also coordinates product research and product development. He has been in this position since 2007. From January 2000 to December 2006, Mr. Knocke served in an executive management position with Phoenix Biotechnology, Inc., and in such capacity was responsible for, among other things, creation of Phoenix's Latin American operations. Prior to his employment by Phoenix Biotechnology, Mr. Knocke successfully founded and operated several start-up healthcare companies that were ultimately the subject of successful acquisition transactions. We selected Mr. Knocke to serve on our Board because he brings significant operating experience and management expertise to his role as a director and as CEO of the Company.

Gustavo A. Ulloa Jr:  Mr. Ulloa serves as a director of the Company. Mr. Ulloa has, over the past 20 years ,been  an  owner and the General Manager and Director of Laboratories Francelia, a pharmaceutical laboratory and manufacturing facility located in Honduras, Central America. He is based in Honduras, where the Company produces and markets Anvirzel®. He has a deep understanding of the pharmaceutical industry and currently serves on the board of Honduras Pharmaceutical Laboratories Manufacturing Association. In his role with Laboratories Francelia, Mr. Ulloa oversees all manufacturing, licensing, legal compliance, research and development, intellectual property management and protection, commercial agreements, as well as activities related to business development and expansion. He is also currently involved in representing Honduras in trade negotiations relating to pharmaceutical and over-the-counter products in Central America. We selected Mr. Ulloa to serve on our Board because  he  has substantial experience in pharmacy and manufacturing which is  of significant benefit to the Company.

Kerry Mitchell: Ms. Mitchell serves as an independent director since 2016 and is currently the  Chair of our Governance Committee. She also serves as a member of the Audit Committee. Ms. Mitchell completed the Tuck Executive Program at  the Tuck School of Business at Dartmouth College in Hanover, New Hampshire in 2012. Ms. Mitchell, having previously served in Vice President, Publisher, and Chief Operating Officer positions, is a much sought after featured speaker in Canada and the United States on topics including media, leadership, branding, marketing to women, and women in business. She provides extensive experience as a media executive with a strong record of building and transforming multi-platforms that include some of the most iconic names in Canadian publishing.

From 2016 through 2019 MS. Mitchell served as President  of m/SIX Canada  which is part of the worldwide WPP advertising conglomerate. MS Mitchell retired from m/SIX in 2019. We selected Ms. Mitchell to serve on our Board  because  she  brings  substantial  senior marketing  and executive management  expertise in her role as a director of the Company.

Dan Amadori:  Dan Amadori serves as an independent director and as Chair of the Audit Committee. Mr. Amadori has many years of experience in the financial services sector and in corporate governance. After graduating from the Ivey School of Business in 1974, he joined Arthur Andersen in their Toronto office. He spent the next 12 years with Arthur Andersen during which time he practiced in audit, tax, turnarounds, restructurings and mergers and acquisitions. In 1986 he assumed the operating role of President of the Kessler Group of Companies, a private communications business that serviced the advertising sector across Canada. In 1988 Mr. Amadori founded Lamerac Financial Corp. as a mid-market financial advisory services firm. He continues to serve as its President. Since inception, Lamerac has completed numerous transactions across North and South America and in Europe.  Over the past two decades, he has served as a director - officer on numerous boards of public, private and not for profit organizations. From June 2016 through May 2019, he served as a Director of Invesque Inc. (TSE: INVQ) (formerly Manstreet Health Investments).  He also served as a member of its Investment Committee from May 2016 to May 2018 and as Chair of its Governance Committee from May 2018 to May 2019.  Since July 2005 through the present, Mr. Amadori serves as Chief Financial Officer of Micromem Technologies Inc. (CSE: MRAM) (OTCQB: MMTIF). We selected Mr. Amadori to serve on our Board because he  has significant expertise in finance and strategic planning  and because of his  considerable experience as  a director and in regulatory and governance matters.

Joseph Nester:  Mr. Nester has served in a full-time capacity as an Executive Officer of the Company since 2007. Currently he is our Executive Vice President and Secretary-Treasurer. He previously served as the Chief Financial Officer of the Company between May 2008 and May 2015. He graduated from the University of Texas at Austin with a BBA in General Business.

Between 1998- 2003 he worked  with a start-up pharmaceutical company, Ozelle Pharmaceuticals where he was initially the Secretary-Treasurer and  later served as the company President. During this time, he led Anvirzel® in a successful Phase I clinical study, implemented a Compassionate Use Investigational New Drug program, and had direct involvement with the FDA, among other regulatory agencies.

Henry Bourg, CPA, and MBA: Mr. Bourg is our Chief Financial Officer.  He is an accomplished senior finance and accounting professional with over thirty-five years of experience with start-ups, mid-sized companies and multi-billion-dollar global organizations. He earned his Bachelor of Science degree in Accounting from Louisiana State University and a Master of Business Administration from Santa Clara University.

He started his career with Ernst & Young in Texas and later in Maryland and New York. While with Ernst & Young, he primarily served financial institution clients such as American General Life Insurance, Capital One and MBNA America Bank. In addition to his public accounting experience, Mr. Bourg  has served in senior finance and accounting roles;  with The Shaw Group Inc. and its successor Companies, CB&I and Westinghouse. Asia as CFO and Project Controller - Shanghai China (2010 -2016), with Schumacher Clinical Partners. VP of Accounting - Lafayette, LA. (2016-17) and with CytoBioscience, Inc. CFO - San Antonio, TX (2017-2019). He joined the Company  as CFO in April 2019.

The directors were reappointed at the Annual General Meeting of shareholders on August 27, 2020; all of the directors consented to their reappointment at the meeting. There are no family relationships between or amongst any of our director or executive officers.  Except for Dan Amadori, none of the directors nor officers hold, or have held during the past 5 years, other directorships or executive officer roles with any company with a class of securities registered pursuant to section 12 of the Exchange Act, or subject to the requirements of section 15(d) of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940.  None of the directors or executive officers have been involved in any legal proceedings in the past 10 years as described in Regulation S-K (229.401(f) ) that would  be material to an evaluation of the ability or integrity of said director or executive officer.

ITEM 6. EXECUTIVE COMPENSATION.

Our Board is responsible for establishing the compensation and benefits for our executive officers. The Board reviews the performance and total compensation package for our executive officers and considers the modifications of existing compensation and the adoption of new compensation plans. The Board has not retained any compensation consultants.

Summary Compensation Table

The following table sets forth, for the two years ended December 31, 2019 and 2018, information concerning compensation earned by our Named Executive Officers.

Name and Principal Position	December 31 Year Ended	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Dennis Knocke, Chief Executive Officer (a)	2019	190,000	1,000	-	-	-	191,000
	2018	160,000	10,000	-	-	-	170,000
Joseph Nester, Executive Vice President (b)	2019	190,000	10,000	-	-	-	191,000
	2018	160,000	10,000	-	-	-	170,000
Henry Bourg, Chief Financial Officer(c)	2019	109,375	-	-	-	-	109,375
	2018	-	-	-	-	-	-
Lori A. Jones, Former Chief Financial Officer(d)	2019	51,667	10,000	-	-	-	61,667
	2018	140,950	-	-	-	-	140,950

(a) Dennis Knocke has served as Chief Executive Officer since the Company commenced operations in May 2008.

(b) Joseph Nester served as Chief Executive Officer of the Company from May 2008 to May 2015. He has served as Executive Vice President since May 2015.

(c) Hank Bourg joined the Company on April 15, 2019 as Chief Financial Officer.

(d) Lori A. Jones served as the Company's Chief Financial Officer from May 1, 2015 to April 15, 2019 when she retired.

Employment Agreements

The Company has employment agreements with Dennis Knocke, our Chief Executive Officer, and with Joseph Nester, our Executive Vice President. Each of these agreements provide for a base salary of $230,000, a discretionary performance-based bonus of up to 100% of the base salary, customary non-competition provisions, and in the event of a change of control, severance of up to 24 months.

Compensation of Directors

The following table sets forth information concerning compensation for services rendered to the Company by our directors during 2019 and 2018.

Name	December 31 Year Ended	Option Awards ($)	Director Compensation ($)	Total ($)
Michael Burke (a)	2019	-	23,940	23,940
	2018	-	26,880	26,880
Peter Leininger (b)	2019	-	23,370	23,370
	2018	-	26,240	26,240
Dennis Knocke (c)	2019	-	-
	2018	-	-
Gustavo Ulloa (d)	2019	-	20,911	20,911
	2018	-	23,547	23,547
Kerry Mitchell (e)	2019	-	23,370	23,370
	2018	-	26,240	26,240
Dan Amadori (f)	2019		23,370	23,370
	2018	37,000	25,071	62,071

(a) Mr. Burke serves as Chair of the Board of Directors. He also serves as a member of the Audit and Governance Committees.

(b) Mr. Leininger serves as a Director and as a member of the Audit and Governance Committees.

(c) Mr. Knocke serves as the Company's Chief Executive Officer and as a member of the Board of Directors. He is a non-voting ex-officio member of the Audit and Governance Committees.  Mr. Knocke does not receive any compensation for his service as a Director.

(d) Mr. Ulloa serves as a Director of the Company.

(e) Ms. Mitchell serves as a Director of the Company, as Chair of the Governance Committee, and as a member of the Audit Committee.

(f) Mr. Amadori serves as a Director of the Company and as Chair of the Audit Committee.

Stock Option Plans

The Company has two stock option plans. In the 2006 Incentive Stock Option Plan, the Company reserved 3,128,000 common shares for issuance to employees.  In the Non-Qualified Stock Option Plan, the Company reserved 3,128,000 common shares for issuance to directors and consultants. The terms of the awards under both plans are determined by the Board. To date, all stock option grants immediately vest and are exercisable for ten years from the date of grant.

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes the outstanding equity awards to our Named Executive Officers as of December 31, 2019.

Name	Number of Common Shares Underlying Unexercised Options (#) Exercisable	Number of Common Shares Underlying Unexercised Options (#) Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Dennis Knocke	200,000	-	-	1.00	12/15/22
	200,000	-	-	2.00	05/01/23
Joseph Nester	200,000	-	-	1.00	12/15/22
	200,000	-	-	2.00	05/01/23
	150,000	-	-	2.00	12/05/23
Henry Bourg	-	-	-	-	-
Lori A. Jones	-	-	-	-	-

Equity Compensation Plan Information

This table provides information about common shares that may be issued under our equity compensation plans approved by the shareholders and, to the extent applicable, plans not approved by shareholders as of December 31, 2019.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a) (c)

Equity compensation plans approved by security holders	2,015,000	$ 1.49	4,241,000

Equity compensation plans not approved by security holders	-	N/A	-

Total	2,015,000	$ 1.49	4,241,000

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

In March 2020, the Company secured $1 million of funding through a convertible debenture financing arranged with Dr. Sadik Al-Bassam, a principal shareholder of the Company.  The debenture bears interest at a stated rate of 6% with quarterly interest payments. The holder may elect to convert all but not less than all of the outstanding principal balance and all accrued interest owing under the debenture into common shares at a conversion price equal to $0.50 per share. In July 2020, this shareholder subscribed for an additional $250,000 of convertible debentures on identical terms. See "Item 10 - Recent Sales of Unregistered Securities."

In September 2020, Michael Burke, a director and Chair of the Board, subscribed for $100,000 of convertible debentures on identical terms.

ITEM 8. LEGAL PROCEEDINGS.

Litigation with Nerium International Inc.

From August 2015 to July 2018, the Company was engaged in litigation with NI, NI's manager, Jeff Olson, and NI's 70%-member, JO Products, LLC. The initial action was filed by the Company on August 15, 2015 in the State District Court for Dallas County, as well as in the United States District Court for the Southern District of New York.  NI filed its response and counterclaim in the United States District Court for the Northern District of Texas - Dallas Division on September 15, 2015, and these actions were ultimately consolidated into one action in the United States District Court for the Northern District of Texas.

Effective July 26, 2018, the parties entered into a settlement agreement ("Settlement Agreement") that provided for the settlement of all disputes pending between the parties. Among other things, the Settlement Agreement provided for the payment of $10,000,000 by NI to the Company, of which $6,000,000 was paid on July 26, 2018 and the balance to be paid in equal quarterly installments over a three-year period. As partial consideration for the payments, the Company agreed to the redemption of all of its interests in NI. The Settlement Agreement also included a ten-month transition period during which the Company was required to continue to supply NI with NeriumAD Night, NeriumAD Day, and NeriumAD Firm on agreed terms and to refrain from selling some of its products in specified regions where NI carries on business. The transition period ended on May 31, 2019.  On July 26, 2018, the parties also entered into an Omnibus Intellectual Property Assignment and License Agreement (the "IP Agreement"), which, among other things, confirmed the Company's ownership of key trademarks and other intellectual property rights and required NI to "rebrand" to a new name. NI has since "rebranded" to the name Neora. Pursuant to the Settlement Agreement, all litigation between the parties, including litigation in Hong Kong and Mexico, was dismissed. In addition, the Settlement Agreement provided that binding arbitration with the American Arbitration Association ("AAA") would be the exclusive remedy for any disputes between the parties arising under or related to the Settlement Agreement.

In April 2019, Neora commenced an arbitration proceeding with the AAA. In May 2019, the Company asserted counterclaims against Neora in the arbitration. In July 2019, Neora filed a request for emergency relief in the arbitration seeking a ruling that all future settlement payments by Neora to the Company may be paid into escrow until the conclusion of the arbitration proceeding. In August 2019, the AAA appointed an interim arbitrator to hear Neora's request for emergency relief, and the interim arbitrator granted Neora's request. Neora subsequently made two quarterly installment payments of $333,333, representing the amount due to the Company on July 25, 2019 and October 25, 2019, into escrow in the total amount of $666,666 and additional payments of 333,333 in January 2020, April 2020 and July 2020. In October 2019, the Company filed an arbitration demand and statement of claim against Jeff Olson and JO Products, LLC seeking payment in full of the outstanding settlement under the separate guarantee executed by Jeff Olson and JO Products, LLC.  On April 23, 2020, the arbitrator rendered a ruling affirming Neora's emergency relief, while affirming the owners of Neora's unconditional guarantee of payment to the Company should Neora not remit the final payments under the Settlement Agreement, including amounts currently held in escrow regardless of the final ruling on the breach of contract arbitration currently on-going (and expected to be resolved in Fall 2020 following a scheduled hearing).

In July 2019, the Company filed a Complaint and Application For Temporary Restraining Order And Preliminary Injunction in Aid of Arbitration (the "Complaint") in the United States District Court for the Northern District of Texas alleging that Neora has violated the Lanham Act, 15 U.S.C. Sec. 1125(a) for false advertising including the use of at least twenty-three misleading before and after photos of customers showing results allegedly obtained from use of Neora's new skincare products. Within 24 hours of the Company's filing of the Complaint, Neora began deleting the alleged false advertisements that were the subject of the Complaint and promised to not use those advertisements in the future. Accordingly, on August 12, 2019, the Company dismissed the Complaint without prejudice but will continue to pursue non-injunctive relief (i.e., money damages) in arbitration. The arbitration has been set for hearing in Fall 2020.

Litigation with Pure Gen Holdings, Inc.

On June 26, 2020, the Company served PURE in the district court of Bexar County Texas for breach of contract and for declaratory judgement with respect to the marketing/ distribution agreement that the Company and PURE executed in April 2019. On July 8, 2020 PURE cancelled the agreement and disputed any alleged damages that the Company is seeking .The Company continues  to pursue this matter which is not yet resolved

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

The Company's common shares are not listed on any exchange in the United States or Canada.  There is no active trading of the Company's common shares.

Holders

Our Articles of Incorporation authorizes the issuance of an unlimited number of common shares and an unlimited number of non-voting preferred shares.  As of the date of this Form 10, there were approximately 1,100 shareholders of record holding an aggregate of 36,469,181 common shares.  This number does not include shareholders who hold their shares through brokers, banks and other nominees.  No preferred shares have been issued.

Transfer Agent

The transfer agent for our shares is TSX Trust Company, located at 301 - 100 Adelaide Street West, Toronto, Ontario, Canada M5H 4H1.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES.

In March 2020, the Company secured $1 million of financing from Dr. Sadik Al-Bassam, a principal shareholder of the Company.  The transaction was structured as an unsecured convertible debenture.  The term of the debenture was for 3 years, the interest rate was 6% per annum, payable on a quarterly basis in arrears.  The conversion price was set at $0.50 per common share, and the holder can elect to convert all but not less than all of the debenture into common shares at any time.

In July 2020, Dr Sadik Al Bassam subscribed for an additional $250,000 of convertible debentures on identical terms. The Company also secured an additional $100,000 of financing from another investor, structured as convertible debentures, on identical terms.

In September 2020, Michael Burke, a director and Chair of the Board, subscribed for $100,000 of convertible debentures on identical terms.

These debentures were issued in reliance on Section 4(a) (2) of the Securities Act for the exemption from registration thereunder.

ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

General

We are registering our common shares, the terms of which are described below.

Each holder of our common shares will be entitled to one vote for each share on all matters to be voted upon by the common shareholders, and there will be no cumulative voting rights.  To be elected in an uncontested election for Board members, a director must receive more votes "for" than "against" by shares present in person or by proxy and entitled to vote.  In a contested election for Board members, the Board members are elected by a plurality of shares present in person or by proxy and entitled to vote.

Subject to any preferential rights of any outstanding preferred shares, holders of our common shares will be entitled to receive rateably the dividends, if any, as may be declared from time to time by the Board out of funds legally available for that purpose.  If there is a liquidation, dissolution or winding up of the Company, holders of our common shares would be entitled to a ratable distribution of the Company's assets remaining after payment in full of liabilities and any preferential rights of any then outstanding preferred shares.

Holders of our common shares will have no pre-emptive or conversion rights or other subscription rights, and there is no redemption or sinking fund provisions applicable to our common shares.  After the distribution, all outstanding common shares will be fully paid and non-assessable.  The rights, preferences and privileges of the holders of our common shares are subject to, and may be adversely affected by, the right of the holders of any series of any preferred shares that the Company may designate and issue in the future.

Preferred Shares

The Board is authorized, by the Company's Articles of Incorporation, to issue an unlimited number of non-voting preferred shares in one or more series without further action by the holders of its common shares.  The Board will have the discretion, subject to limitations prescribed by the Articles of Incorporation, to determine the rights, preferences, privileges and restrictions, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred shares.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Bylaws provide that the Company shall indemnify our directors and officers against expenses (including attorney's fees), judgements, fines, and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit, or proceeding in which such person was or is a party or is threatened to be made a party by reason of the fact that such person is or was a director or officer of the corporation.  In general, our officers and directors may be indemnified with respect to actions taken in good faith and in a manner that they reasonably believed to be in the best interest of the Company, and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

The indemnification provisions in our bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty.  These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit our shareholders.  In addition, shareholders may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.  We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

We maintain a policy of officers' and directors' liability insurance that insures its directors and officers against the cost of defense, settlement, or payment of a judgement.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

The audited  consolidated financial statements of the Company for the  years ended December 31, 2019  and 2018 and the unaudited consolidated  financial statements for the three and six months periods ended June 30 2020 and 2019 appear at the end of this Form 10 beginning with the Index to Financial Statements on page F-1.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

Effective December 20, 2019, MNP LLP ("MNP"), who was previously engaged as the principal accountant to audit the Company's financial statements, resigned on its own initiative.  MNP served as auditors for fiscal years ended December 31, 2013 through December 31, 2018 and was reappointed for the fiscal year ended December 31, 2019 at the 2018 Annual General Meeting of shareholders held on June 18, 2019.

The report provided by MNP on the Company's financial statements for the fiscal years ending December 31, 2018 and 2017 did not contain an adverse opinion nor a disclaimer of opinion, it was not qualified nor modified as to uncertainty, audit scope or accounting principles.  The decision by MNP to resign was approved by the Company's Audit Committee and its Board.  During the fiscal years ended December 31, 2018 and 2017, the Company had no disagreements with MNP on any matters of accounting principles or practices, financial statement disclosures, auditing scopes or procedures.  There were no reportable events of the type listed in Item 304(a)(i)(v) of Regulation S-K.  MNP was not engaged to perform any services for the Company for any quarterly interim period after December 31, 2018.

On December 20, 2019, the Audit Committee engaged RSM US LLP ("RSM") as the Company's independent registered public accounting firm for the year ending December 31, 2019.  During the two most recent fiscal years ended December 31, 2018 and December 31, 2017 and during the subsequent interim period from January 1, 2019 through December 20, 2019, neither the Company nor anyone on its behalf consulted RSM regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report nor oral advice was provided to the Company that RSM concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a "disagreement" or a "reportable event", each as defined in Regulation S-K Item 304(a)(l)(v), respectively.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.

(a) List of all financial statements filed as part of registration statement.

(b) EXHIBITS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of Nerium Biotechnology, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Nerium Biotechnology, Inc. and Subsidiaries (collectively, the Company) as of December 31, 2019; the related consolidated statements of operations and comprehensive loss, changes in stockholders' equity, and cash flows for the year then ended; and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 16 to the financial statements, contractual disputes and delayed launch of the Company's internal marketing initiative happened subsequent to the date of our report on the 2019 financial statements. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters also are described in Note 16. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basisfor our opinion.

We have served as the Company's auditor since 2020.

San Antonio, Texas

June 25, 2020, except for Note 16, as to which the date is September 18, 2020

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Nerium Biotechnology, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of Nerium Biotechnology, Inc. (the Company) as of December 31, 2018 and the related consolidated statements of operations and comprehensive loss, changes in stockholders' equity, and cash flows for the year ended December 31, 2018, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018, and the results of its operations and its cash flows for the year ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

The consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

Chartered Professional Accountants Licensed Public Accountants We have served as the Company's auditor since 2007.

Mississauga, ON

April 18, 2019

Nerium Biotechnology, Inc.

Consolidated Financial Statements

December 31, 2019 and 2018

(in U.S. dollars)

Nerium Biotechnology, Inc.

Consolidated Balance Sheets

December 31, 2019 and 2018
	2019	2018

Assets

Current assets

Cash and cash equivalents	$1,548,765	$7,089,268

Restricted cash, current	64,533	13,834

Accounts receivable	278,336	1,163

Accounts receivable from related parties	-	2,644

Inventories	2,753,413	551,486

Prepaid expenses and deposits	270,019	210,467

Receivable from related party, current	1,255,363	1,198,855

Income taxes receivable	-	861,688

Total current assets	6,170,429	9,929,405

Other assets	9,541	43,290

Restricted cash	104,166	20,000

Patents and trademarks	2,007,018	2,090,051

Property, plant and equipment	4,340,051	4,558,741

Right-of-use asset, operating leases	55,501	-

Receivable from related party	803,312	805,311

Note receivable and interest from related party	1,638,591	2,204,747

Intangible assets	863,178	863,178

Total assets	$15,991,787	$20,514,723

Liabilities

Current liabilities

Accounts payable	$672,981	$192,384

Accrued expenses and other current liabilities	306,516	197,306

Contract liability	147,151	263,517

Guarantee of indebtedness of investee, current	19,415	90,800

Current maturities of long-term debt	16,341	-

Total current liabilities	1,162,404	744,007

Long-term debt, less current maturities	55,125	-

Guarantee of indebtedness of investee	53,652	-

Other long-term liabilities	16,401	8,059

Total liabilities	1,287,582	752,066

Stockholders' equity

Preferred stock, no-par value, unlimited authorized, none issued and outstanding

Common stock, no-par value, unlimited authorized, 36,469,181

(December 31, 2019 - 36,469,181) shares issued and outstanding	9,586,531	9,586,531

Additional paid in capital	6,844,812	6,844,812

Accumulated other comprehensive loss	(14,743)	(14,743)

Retained earnings (accumulated deficit)	(1,697,023)	3,361,080

Nerium Biotechnology, Inc. stockholders' equity	14,719,577	19,777,680

Non-controlling interest	(15,372)	(15,023)

Total stockholders' equity	14,704,205	19,762,657

Total liabilities and stockholders' equity	$15,991,787	$20,514,723

The accompanying notes are an integral part of these consolidated financial statements.

Nerium Biotechnology, Inc.

Consolidated Statements of Operations and Comprehensive Loss

For the years ended December 31, 2019 and 2018
	2019	2018

Revenue

Sales	$2,854,864	$2,890,070

Other income	19,862	141,674

	2,874,726	3,031,744

Cost of sales	2,400,233	3,255,805

Gross profit (loss)	474,493	(224,061)

Expenses

General and administrative	5,064,036	6,976,917

Depreciation and amortization	439,730	454,555

Research and development	100,120	226,198

Stock-based compensation	-	37,000

Impairment loss	-	2,144,336

	5,603,886	9,839,006

Net loss from operations	(5,129,393)	(10,063,067)

Loss on disposal of assets and assets held for resale	-	21,458

Accretion of interest income on related party receivable	(157,018)	(86,910)

Net loss before provision for income taxes (benefit)	(4,972,375)	(9,997,615)

Provision for income taxes (benefit)	86,077	(811,193)

Net loss	(5,058,452)	(9,186,422)

Exchange gain (loss) on translating foreign operations	-	25,069

Net comprehensive loss for the year before non-controlling interest	$(5,058,452)	(9,161,353)

Loss attributable to non-controlling interest	(349)	(616)

Comprehensive loss attributable to Nerium Biotechnology, Inc.	$(5,058,103)	$(9,160,737)

Basic and diluted net loss per common share	$(0.14)	$(0.25)

Weighted-average common shares outstanding - basic and diluted	36,469,181	36,469,181

The accompanying notes are an integral part of these consolidated financial statements.

Nerium Biotechnology, Inc.

Consolidated Statements of Changes in Stockholders' Equity

For the years ended December 31, 2019 and 2018

	Common Stock		Additional Paid In Capital	Accumulated Other Comprehensive Loss	Non -Controlling Interest	Retained Earnings (Accumulate deficit)	Total Stockholders' Equity
	Shares	Amount

At December 31, 2017	36,469,181	$9,586,531	$6,807,812	$(39,812)	$(14,407)	$12,546,886	$28,887,010

Shares issued for stock options exercised	-	-	37,000	-	-	-	37,000

Comprehensive loss for the year	-	-	-	25,069	(616)	(9,185,806)	(9,161,353)

At December 31, 2018	36,469,181	$9,586,531	$6,844,812	$(14,743)	$(15,023)	$3,361,080	$19,762,657

Comprehensive loss for the year	-	-	-	-	(349)	(5,058,103)	(5,058,452)

At December 31, 2019	36,469,181	$9,586,531	$6,844,812	$(14,743)	$(15,372)	$(1,697,023)	$14,704,205

The accompanying notes are an integral part of these consolidated financial statements.

Nerium Biotechnology, Inc.

Consolidated Statements of Cash Flows

For the years ended December 31, 2019 and 2018

	2019	2018

Cash flow utilized in operating activities

Net loss	$(5,058,452)	$(9,186,422)

Adjustments to reconcile net loss to net cash used in operating activities:

Depreciation	166,468	176,177

Depreciation included in cost of sales	126,213	143,647

Accretion expense	-	2,734

Accretion of interest - related party	(157,018)	(86,910)

Amortization of right-of-use asset	105,499

Amortization on patents and trademarks	273,262	278,378

Loss on disposal of assets and assets held for resale	-	21,458

Impairment loss	-	2,144,336

Stock-based compensation	-	37,000

Changes in operating assets and liabilities:

Accounts receivable	(277,173)	3,024

Receivables from related parties	4,643	186,083

Inventories	(2,201,927)	835,919

Prepaid expenses and deposits and other assets	(25,803)	137,235

Accounts payable	480,597	(526,983)

Accrued expenses	(29,285)	(63,518)

Contract liability	(116,366)	(1,433)

Guarantee of indebtedness of investee	(17,733)	-

Income taxes receivable	861,688	513,690

	(5,865,387)	(5,385,585)

Cash flow provided by investing activities

Purchase of property, plant and equipment	(83,198)	(1,000)

Additions to patents and trademarks	(190,229)	(131,764)

Receipts from receivable from related party	666,666	333,333

Proceeds from redemption of equity investment	-	6,000,000

	393,239	6,200,569

Cash flow provided by (utilized in) financing activities

Proceeds from long-term debt	83,198	-

Principal payments on long-term debt	(11,732)	(880,817)

Repayment of finance lease obligation	(4,956)	(99,548)

	66,510	(980,365)

Effect of exchange rate changes on cash and cash equivalents	-	25,069

Decrease in cash and cash equivalents and restricted cash	(5,405,638)	(140,312)

Cash and cash equivalents and restricted cash, beginning of the year	7,123,102	7,263,414

Cash and cash equivalents and restricted cash, end of the year	$1,717,464	$7,123,102

Included in cash and cash equivalents and restricted cash is:

Cash	$1,119,989	$2,145,153

Restricted deposits	168,699	33,834

Money market instruments	428,776	4,944,115

	$1,717,464	$7,123,102

Supplemental Disclosure:

Interest paid	$4,122	$2,665

Income tax refunds received	$763,460	$940,088

The accompanying notes are an integral part of these consolidated financial statements.

1. Nature of the Business, Basis of Presentation and Economic Dependence

Nerium® Biotechnology, Inc. (the "Company") was incorporated in Canada on June 1, 2006. The Company is a wholesale manufacturer of skincare/cosmetic and cancer therapeutic products.

Phoenix BVI, a wholly-owned subsidiary of the Company, holds a majority ownership in four Latin American subsidiaries (collectively, "the Latin American Subsidiaries") as follows: 100% ownership of Drogueria Salud Integral S. de R.L. ("DSI"), 99.94% ownership of Salud Integral S.A. de C.V. ("SI"), 99.99% ownership of Farmacia Salud Integral, S. de R.L. ("FSI"), and 91% ownership of Salud Integral de El Salvador LTDA. de. C.V. ("SIES").

The Latin American Subsidiaries were incorporated in Honduras and El Salvador and own the rights in these jurisdictions where they are permitted to market Anvirzel as a therapeutic agent with activity against cancer and as a non-toxic adjuvant agent when used with traditional chemotherapy and radiotherapy.

SI sells Anvirzel, an oleander-based cancer therapeutic, which is administered either by intramuscular injection or sublingually. Anvirzel is not approved by the Food and Drug Administration ("FDA") in the United States or by Health Canada and as such it cannot be marketed outside of three Central American countries as a prescription therapeutic. These countries are Honduras, El Salvador and Guatemala. Steps are being taken to seek a US FDA approval for an oleander extract administered sublingually, but there is no assurance that this approval will ever be granted.

On September 29, 2010, the Company incorporated a wholly owned subsidiary Nerium SkinCare, Inc. ("NSC"), a Texas corporation. NSC produces skin care cream products. On August 29, 2011, Nerium International, LLC ("NI") commenced operations for which NSC held a 30% interest until July 26, 2018. The Company's relationship with NI, through its wholly owned subsidiary NSC, was governed by a company agreement ("Company Agreement") that provided for the sale of NSC's skin care cream products exclusively to NI.

From August 2015 to July 2018, the Company and its subsidiary, Nerium Skincare, Inc. ("NSC"), were in litigation with Nerium International ("NI"), NI's manager, Jeff Olson ("Olson"), and NI's 70% member, JO Products, Ltd. Effective July 26, 2018, the parties entered into a settlement agreement ("Settlement Agreement") that provided for the settlement of all disputes pending between the parties. Among other things, the Settlement Agreement provided for the payment of $10,000,000 by NI to NSC, of which $6,000,000 was paid on July 26, 2018 and the balance to be paid in equal quarterly installments over a three-year period. As partial consideration for the payments, NSC agreed to the redemption of all of its interests in NI. The Settlement Agreement also included a ten-month transition period during which NSC was required to continue to supply NI with NeriumAD Night, NeriumAD Day, and NeriumAD Firm on agreed terms and to refrain from selling some of its products in specified regions where NI carries on business. The transition period ended on May 31, 2019. On July 26, 2018, the parties also entered into an Omnibus Intellectual Property Assignment And License Agreement (the "IP Agreement"), which, among other things, confirmed the Company's ownership of key trademarks and other intellectual property rights and required NI to "rebrand" to a new name. NI has since "rebranded" to the name Neora, LLC ("Neora"). As of September 30, 2018, the Company recorded an impairment loss of $1,472,689 on in its investment in NI. Pursuant to the Settlement Agreement, all litigation between the parties, including litigation in Hong Kong and Mexico, was dismissed. In addition, the Settlement Agreement provided that binding arbitration with the American Arbitration Association ("AAA") as the exclusive remedy for any claims between the parties arising under or related to the Settlement Agreement.

Sales to NI have historically been the Company's primary source of revenue and the Company has been economically dependent on these sales. On June 1, 2019, the Company entered an exclusive multi-level marketing agreement with PURE Gen Holdings, Inc. ('PURE") to market and distribute Nerium Identified Products. Accordingly, the Company has created the PURE Nerium line of skincare products to be sold exclusively by PURE which include a Nightly Face Treatment, Daily Face Moisturizer, Firm Body Cream, and Eye Cream and Serum as well as the PURE Nerium Therapy Line. The official launch of this product line occurred in October 2019.

The Company created the Nerium Advanced line of skincare products which include the Nerium Advanced Nightly Face Treatment, Daily Face Moisturizer, NeriumFirm Advanced Body Cream. These products are currently being sold through various on-line venues in Mexico.

The Company has also created the NeriumRX® product line includes Dermal Pain Therapy (shingles pain relief), Psoriasis Relief Therapy, and Cold Sore Therapy. Additional products for this product line are in process. These products are available from certain distributors and health care providers, as well as the Company's online store (www.neriumrx.com and www.neriumskincare.com). In November 2019, the Cold Sore Therapy product was launched through various pharmacies (Farmacias) in Mexico.

The Company has seven incorporated wholly-owned foreign subsidiaries in Hong Kong, Singapore, Taiwan, Korea, Malaysia, the Philippines, and Mexico (collectively, "NSC Intl"). The Company commenced operations in Mexico in 2017 but results of operations have not been material. As of December 31, 2019, all other activities of NSC Intl have been limited to organizational and regulatory compliance activities, and commercial operations have not commenced. In order to reduce the expenses of maintaining these subsidiaries, the Company dissolved subsidiaries in Japan, Australia, and Thailand in 2017 and 2018.

The accompanying consolidated financial statements of the Company have been prepared following generally accepted accounting principles in the United States ("US GAAP") and are expressed in United States dollars ("US dollars"), unless otherwise noted. Certain prior year amounts have been reclassified for consistency with the current year presentation.

2. Significant Accounting Policies

 Principles of consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries NSC, Phoenix BVI including the majority-owned Latin American subsidiaries, and NSC Intl. The financial statements of the Company's wholly-owned subsidiaries are recorded in their local currency and remeasured into the reporting currency with an effect of changes in the exchange rates between the foreign entities' local currency and the reporting currency in general and administrative expenses. All significant inter-company balances and transactions have been eliminated on consolidation.

Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company used significant estimates in accounting for the useful lives of property, plant and equipment, reserves for inventory obsolescence, fair value estimates, stock-based compensation and in its going concern analysis.

Credit risk

Credit risk is the risk of loss associated with counterparty's inability to fulfill its contractual obligations. The Company is exposed to credit risk on its cash and cash equivalents, accounts receivable, notes receivable from related party and other receivables (see concentration risk below).

The Company has deposited the cash and cash equivalents with reputable financial institutions, from which management believes the risk of loss is minimal. The Company's cash and cash equivalents are not subject to any external restrictions.

The Company has a guarantee of indebtedness of an investee for which it is at risk for $73,067 plus a proportionate share of interest and collection costs in the case of default.

Concentration risk

In June 2019, Nerium executed a sales and marketing contract with PURE. Sales to PURE for the year ended December 31, 2019 totaled $2,486,029 with an outstanding accounts receivable from PURE at December 31, 2019 of $272,021.

The Company has a supply agreement with Natural Technology, Inc. (NatureTech), which supplies 100% of the Company's NAE8 raw material using the Company's patented extraction process. Purchases from NatureTech for the year ended December 31, 2019 totaled $290,710 (2018 - $384,347) with no outstanding accounts payable to NatureTech.

The Company has a supply contract with Biova, LLC (Biova) with supplies 100% of the Company's Biovaderm raw material. Purchases from Biova for the year ended December 31, 2019 totaled $120,680 (2018 - $nil) with no outstanding accounts payable to Biova.

The Company has operating subsidiaries in Honduras and Mexico. Revenue for the year ended December 31, 2019 totaled $121,814 and $96,248, respectively. Revenues for the year ended December 31, 2018 were $149,262 and $63,434, respectively. Net assets held in Honduras and Mexico at December 31, 2019 were $65,821 and $280,596, respectively. Net assets held in Honduras and Mexico at December 31, 2018 were $102,522 and $77,431, respectively.

Cash and cash equivalents and restricted cash

Cash and cash equivalents include bank deposits and all highly liquid financial instruments with a maturity of 90 days or less when purchased. As at December 31, 2019 and 2018 cash equivalents consisted of money market instruments. Excluded from cash and cash equivalent are certificates of deposit and money market instruments that are restricted as to use as they are held by the banks in connection with the Company's short-term line of credit and long-term debt.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are stated at cost, net of any allowance for doubtful accounts. As of December 31, 2019, and 2018, the Company did not provide for an allowance for doubtful accounts, as all amounts outstanding were deemed collectible.  Historically, the Company's collection experience has not varied significantly, and bad debt expenses have been insignificant.

The Company continuously monitors collections and payments from its customers and maintains allowances for doubtful accounts based upon historical experience and any specific customer collection issues that have been identified.  While such credit losses have historically been within the Company's expectations, there can be no assurance that the Company will continue to experience the same level of credit losses that it has in the past.  A significant change in the liquidity or financial position of any one of the Company's significant customers, or a deterioration in the economic environment in general, could have a material impact on the collectability of the Company's accounts receivable and its future operating results.

Inventories

Inventory is valued at the lower of cost and market value. The cost of finished goods comprises direct materials and, where applicable, direct labor costs and overhead costs. Inventoriable costs for raw materials that are internally produced through an agricultural process are determined in accordance with ASC 905 - Agriculture. Cost is determined using the first-in, first-out method. Market value represents the anticipated selling price less all further costs necessary to complete the sale. Inventory is periodically reviewed for use and obsolescence and adjusted as necessary.

Property, plant and equipment

Property, plant and equipment are recorded at cost less accumulated depreciation. Depreciation is provided over the assets' estimated useful lives using the following methods and annual rates:

Oleander plants	- 20 years	straight-line

Irrigation equipment	- 20 years	straight-line

Laboratory and office furniture and equipment	- 5 - 10 years	straight-line

Farm equipment under capital lease obligations	- 7.5 years	straight-line

Computer equipment	- 5 years	straight-line

Farming and manufacturing equipment	- 5 - 10 years	straight-line

Research equipment	- 5 years	straight-line

Vehicles	- 5 years	straight-line

Costs to bring oleander plant seedlings to maturity are capitalized as incurred and are amortized when they reach maturity and have reached commercial production, which is between 1 and 2 years of age.

Intangible assets

Patents

Patents are internally developed and are initially measured at cost. Upon approval by the relevant patent office, the patents are amortized over their expected useful life of 20 years from the date of the patent filing. The value of the patents is reviewed each year for possible impairment and expensed in the year it is determined that a write-down in the value of the patents is required. Patent costs associated with the patents which are not approved or are abandoned are expensed in the period in which such patents are not approved or abandoned.

Trademarks

Trademarks are internally developed and are initially measured at cost. Once registered by the relevant trademark office, the trademarks are amortized over their expected useful life of 10 years. The value of the trademarks will be reviewed each year for possible impairment and expensed in the year if it is determined that a write-down in the value of the trademarks is required. Trademark costs associated with the trademarks which cannot be registered or are abandoned are expensed in the period in which such trademark application is abandoned, or such trademark is abandoned.

Other intangible assets

Water rights purchased for farming, having an indefinite useful life, are recorded at cost and are not subject to amortization.

Investments

During the year ended December 31, 2015, the Company determined that it could no longer exercise significant influence over its investment in NI, which interest was redeemed on July 26, 2018. During the year ended December 31, 2017, the Company determined that it could no longer exercise significant influence over its investment in a supplier (see Principles of Consolidation). As a result of the loss of significant influence and the lack of a readily determinable fair value, the investments have been accounted for under the cost method.

Investments are assessed for indicators of impairment at each reporting date. Where there are indicators present or the Company has otherwise estimated the fair value of the investment, if that fair value is less than cost the Company shall determine if the impairment is other than temporary. The Company has determined that as of December 31, 2018, the carrying value of the investments were fully impaired.

Impairment of long-lived assets

Long-lived assets, consisting of property, plant and equipment and patents and trademarks that are held and used are analyzed for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Intangible assets having an indefinite useful life are assessed for impairment annually or more frequently if impairment indicators exist.

The Company evaluates at each balance sheet date whether circumstances have occurred that indicate possible impairment. If there are indications of impairment, the Company uses future undiscounted cash flows of the related asset or asset grouping over the remaining life of the primary asset in measuring whether the carrying amounts are recoverable. In the event such cash flows are not expected to be sufficient to recover the recorded asset values, the assets are written down to their estimated fair value. As of December 31, 2019 and 2018, the Company performed an analysis utilizing undiscounted cash flows of the related assets. The Company performs its annual indefinite lived intangible impairment test, as described above, as of December 31, 2019 and 2018 and noted there were no further triggering events or indicators of impairment as of December 31, 2019. Based on the results, the Company did not record any impairment charges to the value of its long-lived assets at December 31, 2019 and 2018.

Income taxes

The Company accounts for income taxes in accordance with FASB ASC 740 - Income Taxes, on a tax jurisdictional basis. The Company files income tax returns in Canada, the Province of Ontario, United States federal and state jurisdictions, as well as in Latin America. The years ended December 31, 2018, 2017, and 2016 are open for review and assessment by the Canada Revenue Agency and the Internal Revenue Service.

Income tax expense consists of current and deferred tax expense. Current and deferred tax are recognized in profit or loss except to the extent that it relates to items recognized directly in equity or other comprehensive income.

Current tax is recognized and measured at the amount expected to be recovered from or payable to the taxation authorities based on the income tax rates enacted or substantively enacted at the end of the reporting period and includes any adjustment to taxes payable in respect of previous years.

Deferred tax is recognized on any temporary differences between the carrying amounts of assets and liabilities in the consolidated financial statements and the corresponding tax bases used in the computation of taxable earnings. Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the period when the asset is realized and the liability is settled. The effect of a change in the enacted or substantively enacted tax rates is recognized in net earnings and comprehensive income or in equity depending on the item to which the adjustment relates.

Deferred tax assets are recognized to the extent future recovery is probable. At each reporting period end, deferred tax assets are reserved to the extent that it is no longer probable that sufficient taxable earnings will be available to allow all or part of the asset to be recovered.

Provisions for taxes are made using the best estimate of the amount expected to be paid based on a qualitative assessment of all relevant factors. The Company reviews the adequacy of these provisions at the end of the reporting period. However, it is possible that at some future date an additional liability could result from audits by taxing authorities. Where the final outcome of these tax-related matters is different from the amounts that were initially recorded, such differences will affect the tax provisions in the period in which such determination is made.

The Company assesses the likelihood of the financial statement effect of a tax position that should be recognized when it is more likely than not that the position will be sustained upon examination by a taxing authority based on the technical merits of the tax position, circumstances, and information available as of the reporting date. The Company is subject to examination by taxing authorities in jurisdictions such as the United States and Canada. Management does not believe that there are any uncertain tax positions that would result in an asset or liability for taxes being recognized in the accompanying consolidated financial statements.

ASC 740 prescribes recognition threshold and measurement attributes for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in periods, disclosure and transition. At December 31, 2019 and 2018, the Company has not taken any tax positions that would require disclosure under ASC 740.

Revenue recognition

The Company recognizes revenue in accordance with ASC Topic 606 Revenue from Contracts with Customers (ASC 606), which provides a five-step model for recognizing revenue from contracts with customers as follows:

• Identify the contract with a customer

• Identify the performance obligations in the contract

• Determine the transaction price

• Allocate the transaction price to the performance obligations in the contract

• Recognize revenue when or as performance obligations are satisfied

The Company is a wholesale manufacturer of skincare/cosmetic products with revenue derived from sales to customers. Products include the original NeriumAD® cosmetic products, Nerium Advanced line products, and the Nerium RX Therapy line, which are over the counter (OTC) products. The Company's products are marketed and sold primarily to end-user consumers in the United States and certain international markets. The Company's results of operations are substantially affected by economic conditions, which can vary significantly by market and can be impacted by consumer disposable income levels and spending habits.

Merchandise sales: The Company records revenue from sales of merchandise upon shipment of the good to the customer, which is when our performance obligation is satisfied. For retail sales delivery occurs at the point of sale. Online sales, which may include fees for shipping and handling, are recorded upon shipment to the customer. Sales of merchandise on consignment is deferred until control is transferred to an end customer.

The transaction price is the amount of consideration to which the Company expects to be entitled in exchange for transferring goods and services to the customer. Revenue on sales of merchandise is recorded based on the transaction price, which includes fixed consideration less an estimate of variable consideration for return rights.

The Company records deposits for the purchase of its products as a contract liability for which it defers the recognition of revenue until the product ordered is shipped to the customer at which point control has transferred.

Shipping and handling costs

The Company's shipping and handling costs of $306,535 and $125,932 are included in cost of sales for the years ended December 31, 2019 and 2018 respectively.

Advertising

All advertising costs of the Company are expensed as incurred. Advertising costs were $149,669 and $30,530 for the years ended December 31, 2019 and 2018.

Foreign currency translation

The Company accounts for foreign currency pursuant to ASC 830 - Foreign Currency Matters. The Company's functional and presentation currency is the U.S. dollar.

During 2019 it was determined that the Company's international operations are dependent on the economic environment of the Company's functional currency and are distributors or sales agents of the parent Company products. The Company's foreign subsidiaries' assets and liabilities are re-measured into U.S. dollars using exchange rates prevailing at the end of the reporting period. Revenues and expenses are re-measured into U.S. dollars at the average exchange rate for the period; otherwise, if it is appropriate the rate at the transaction date is used. Exchange differences are recorded within Selling, General and Administrative expense on the Consolidated Statement of Operations and Comprehensive Loss for the year ending December 31, 2019.  For the year ended December 31, 2019 the Company realized an exchange gain on translating foreign operations of $11,299.

During 2018 the Company's international operations were conducted by its foreign subsidiaries in their respective local currencies, which is the respective subsidiaries' functional currency, with the exception of SIES which has the U.S. dollar as its functional currency. Except for SIES, the Company translates its foreign subsidiaries' assets and liabilities into U.S. dollars using exchange rates prevailing at the end of the reporting period. Revenues and expenses are translated into U.S. dollars at the average exchange rate for the period; otherwise, if it is appropriate the rate at the transaction date is used. An exchange gain of $25,069 was recognized in other comprehensive income for the year ended December 31, 2018.

Research and development costs

The Company's policy is to expense research and development costs as they are incurred. The Company supports research of the growing of oleander plants, as well as the powder produced from those plants, which is used in manufacturing products. The Company also supports research and development of products for Nerium SkinCare and the Salud Integral Group. During the year ended December 31, 2019, $100,120 (2018 - $226,198) of research and development costs have been expensed.

Net Loss per Share

Comprehensive net loss attributable to common stockholders per share is calculated by dividing the Comprehensive net loss attributable to common stockholders by the weighted-average number of shares of common stock without consideration of common stock equivalents. Since the Company was in a loss position for all periods presented, diluted net loss per share is the same as basic net loss per share for all periods presented as the inclusion of all potential dilutive securities would have been antidilutive.

Stock-based compensation

The Company recognizes the cost of stock-based awards granted to employees based on the estimated grant-date fair value of the awards. The value of the portion of the award is recognized as expense ratably as the award vests over the requisite service period. The Company recognizes the compensation costs for awards that vest over several years on a straight-line basis over the vesting period Forfeitures are recognized when they occur, which may result in the reversal of compensation costs in subsequent periods as the forfeitures arise.

Financial instruments

Financial instruments carried at fair value include cash and cash equivalents and any short-term investments.

FASB ASC 820, Fair Value Measurements and Disclosures requires the disclosure of a three-level hierarchy that reflects the significance of the inputs used in making fair value measurements for financial instruments. The three levels of fair value hierarchy are:

• Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities;

• Level 2 - Inputs other than quoted prices that are observable for assets or liabilities, either directly or indirectly; and

• Level 3 - Inputs for assets or liabilities that are not based on observable market data.

Financial instruments not carried at fair value include accounts receivable, notes receivable, accounts payable, accrued expenses and long-term debt. The carrying amounts of these financial instruments, except notes receivable, approximate fair value due to the highly liquid nature of these short-term instruments. It is not practicable to estimate the fair value of the notes receivable in arbitration.

Leases

In February 2016, the FASB issued Accounting Standards Update ("ASU") No. 2016-02, "Leases (Topic 842)" ("ASU 2016-02") as codified in Accounting Standards Codification ("ASC") No. 842 ("ASC 842"). ASU 2016-02, ASC 842, and additional issued guidance are intended to improve financial reporting of leasing transactions by requiring organizations that lease assets to recognize assets and liabilities for the rights and obligations created by leases that extend more than twelve months. This accounting update also requires additional disclosures surrounding the amount, timing, and uncertainty of cash flows arising from leases. ASU 2016-02 is effective for financial statements issued for annual and interim periods beginning after December 15, 2018 for public business entities. The Company adopted ASU 2016-02 as of January 1, 2019 using the effective date transition method of implementation offered under ASU 2018-11, "Leases (Topic 842) - Targeted Improvements" issued in July 2018 ("ASU 2018-11"), under which entities may change their date of initial application of ASU 2016-02 to the beginning of the period of adoption, or January 1, 2019. Accordingly, the Company is required to apply the prior lease guidance pursuant to ASC Topic 840 "Leases" in the comparative periods, provide the disclosures required by ASC Topic 840 for all periods that continue to be presented in accordance with ASC Topic 840, recognize the effects of applying ASC 842 as a cumulative-effect adjustment to retained earnings as of January 1, 2019, if any, and provide certain disclosures under ASC 842. The Company has also elected the package of practical expedients, applied by class of underlying asset, permitted in ASU 2018-11. Accordingly, the Company accounted for its existing operating leases as operating leases under the new guidance, without reassessing (a) whether the contracts contain a lease under ASC 842, (b) whether classification of the operating leases would be different in accordance with ASC 842, and (c) whether the unamortized initial direct costs before transition adjustments (as of the period of adoption) would have met the definition of initial direct costs in ASC 842 at lease commencement, and the Company did not separate lease and non-lease components. In addition, the Company has elected the practical expedient related to the short-term lease exemption, whereby leases with initial terms of one year or less are not capitalized but instead expensed generally on a straight line basis.

As a result of the adoption of the new lease accounting guidance using the effective date transition method, on January 1, 2019, the Company recognized (a) a lease liability of approximately $161,000, which represents the present value of the remaining lease payments, as of the date of adoption, discounted using the Company's incremental borrowing rate of 7.5%, and (b) a right-of-use asset of approximately $161,000. The adoption of the new standard did not result in any adjustment to the Company's retained earnings as of January 1, 2019. The adoption of this standard did not have a material impact on the Company's consolidated balance sheets, cash used/provided from operating, investing, or financing activities in the consolidated statements of cash flows, or on the Company's operating results. The most significant impact was the recognition of right-of-use assets for operating leases, which are reflected in "Right-of-use asset, operating leases" and lease liabilities for operating and finance leases, which are reflected in "Accrued expenses and other current liabilities," for the current portion of the lease liabilities, and in "Other long-term liabilities" for the non-current portion of the lease liabilities, respectively.

Segment Information

The Company is organized as a single operating segment, whereby its chief operating decision maker assess the performance of and allocates resources to the business as a whole.

There is one geographic segment- the United States - which accounts for the vast majority of all revenues and all assets  reported.  Our recurring sales  consist of one product category - skin care products; .in 2019 we reported a one-time sale of oleander powder. The  Company has operating subsidiaries in Honduras and Mexico. Revenue for the year ended December 31, 2019 totaled $121,814 and $96,248, respectively. Revenues for the year ended December 31, 2018 were $149,262 and $63,434, respectively. Net assets held in Honduras and Mexico at December 31, 2019 were $65,821 and $280,596, respectively. Net assets held in Honduras and Mexico at December 31, 2018 were $102,522 and $77,431, respectively.

Adoption of new accounting principles

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which requires lessees to recognize a right-of-use asset and a lease liability for virtually all leases. This ASU, as amended, is effective for the Company beginning in the first quarter of fiscal 2019. Adoption of this guidance resulted initially in the addition of approximately $161,000 of assets and liabilities to the consolidated balance sheet, with no significant change to the consolidated statements of operations or cash flows. The Company elected the package of practical expedients upon adoption, which permits it not to reassess whether existing contracts are or contain leases, the lease classification of existing leases, or initial direct costs for existing leases. The Company also elected not to separate lease and non-lease components for all leases and not to recognize a right-of-use asset and a lease liability for short-term leases.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230), Restricted Cash ("ASU 2016-18"). ASU 2016-18 clarifies certain existing principles in ASU 230, including providing additional guidance related to transfers between cash and restricted cash and how entities present, in their statement of cash flows, the cash receipts and payments that directly affect the restricted cash accounts. This ASU will be effective for annual periods beginning after December 1, 2018, including interim periods within those fiscal years with early adoption permitted. The guidance requires application using a retrospective transition method. Adoption of this guidance on January 1, 2019 did not have a material impact on its consolidated financial statements.

In February 2018, the FASB issued ASU No. 2018-02, Income Statement-Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income, which provides financial statement preparers with an option to reclassify stranded tax effects within AOCI to retained earnings in each period in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Cuts and Jobs Act (or portion thereof) is recorded. This ASU is effective for annual periods beginning after December 15, 2018, including interim periods within those fiscal years with early adoption permitted. Adoption of this guidance on January 1, 2019 did not have a material impact on its consolidated financial statements.

In June 2018, the FASB issued ASU No. 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, which provides for nonemployee share-based payment transactions to be measured at fair value on the date of grant. Probability is to be considered on such nonemployee awards with performance conditions. This ASU is effective for annual periods beginning after December 15, 2018, including interim periods within those fiscal years with early adoption permitted. The guidance requires application using a retrospective transition method. Adoption of this guidance on January 1, 2019 did not have a material impact on its consolidated financial statements.

Recently issued accounting pronouncements

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement. This ASU removed some disclosures; modified others and added some new disclosure requirements. The removal and amendment of certain disclosures can be adopted immediately with retrospective application. As such, companies may stop including these disclosures for both the current and comparative periods in their next set of financial statements. The effective date for the additional disclosures is for annual periods beginning after December 15, 2019, including interim periods within those fiscal years with early adoption permitted. The Company is currently evaluating the new guidance and does not expect it to have a material impact on its consolidated financial statements.

3. Inventories

	2019	2018

Raw materials and consumables	$2,557,809	$1,448,079

WIP	118,238	-

Supplies	15,122	114,791

Finished goods	889,021	119,624

	3,580,190	1,682,494

Less: provision for inventory obsolescence	(826,777)	(1,131,008)

Total	$2,753,413	$551,486

The Company recorded a $500,000 provision for obsolescence in the year ended December 31, 2019 (2018 - $495,000), on quantities of raw materials and consumables that may expire prior to use based on current volumes of manufacturing activity and recorded a write-off of expired raw materials of approximately $804,000 (2018 - $nil) for a net reduction in the provision for obsolescence for the year ended December 31, 2019 of approximately $307,000 (2018 - net increase of $495,000).

Approximately $33,000 (2018 - $nil) of the Company's inventory is held on consignment by a customer in Guadalajara, Mexico.

4. Note and Interest Receivable - Related Party

On July 26, 2018, the Company entered into a Settlement	2019	2018

Opening carrying value	$3,403,602	$3,650,025

Accretion of interest	157,018	86,910

Cash receipts	(666,666)	(333,333)

Closing carrying value	2,893,954	3,403,602

Less: current portion	(1,255,363)	(1,198,855)

Long-term portion	$1,638,591	$2,204,747

Between January and April 2016, NSC loaned a total of $800,000 to a supplier pursuant to a promissory note. The note bears interest at the short-term federal rate per annum, with interest paid quarterly, and originally bore a maturity date of December 31, 2016. On December 31, 2016 and 2017, it was amended to reflect a new maturity date of January 1, 2018 and July 2, 2018, respectively. On July 2, 2018, it was amended a third time to reflect anew maturity date of January 1, 2020. NSC holds a secured interest in the supplier's accounts receivable and inventory. Additionally, the note is secured by personal guarantees provided by each of the major shareholders of Biova. The balance of the note receivable and related interest at December 31, 2019 was $803,312 (December 31, 2018 - $805,311).

5. Property, Plant and Equipment

	Cost	Accumulated depreciation	2019 Net book value

Land	$1,408,912	-	$1,408,912

Leasehold improvements	29,389	29,389	-

Oleander plants	2,524,258	771,332	1,752,926

Irrigation equipment	932,588	303,091	629,497

Laboratory, office furniture and equipment	425,203	404,678	20,525

Computer equipment	16,544	16,544	-

Farming and manufacturing equipment	1,074,318	567,734	506,584

Right of use asset - finance lease obligations	28,696	7,089	21,607

	$6,439,908	$2,099,857	$4,340,051

	Cost	Accumulated depreciation	2018 Net book value

Land	$1,408,912	$-	$1,408,912

Leasehold improvements	29,389	27,536	1,853

Oleander plants	2,524,258	645,119	1,879,139

Irrigation equipment	932,588	256,463	676,125

Laboratory, office furniture and equipment	454,251	392,923	61,328

Computer equipment	16,544	13,512	3,032

Vehicles	30,268	28,562	1,706

Farming and manufacturing equipment	1,001,318	474,492	526,646

	$6,397,348	$1,838,607	$4,558,741

Depreciation for the years ended December 31 is included in the following cost categories:

	2019	2018

Cost of sales	$126,213	$143,647

Depreciation	166,468	176,177

	$292,681	$319,824

6. Intangible Assets

The Company's intangible assets are reflected in the table below:	Finite-lived			Indefinite-lived

2018	Patents	Trademarks	Total	Water rights	Total

Balance as of December 31, 2017	$504,669	$2,354,212	$2,858,881	$863,178	$863,178

Additions	62,684	69,080	131,764	-	-

Impairment	(26,927)	-	(26,927)	-	-

Balance at December 31, 2018	540,424	2,423,292	2,963,716	863,178	863,178

Less: accumulated amortization:

Accumulated amortization as of December 31, 2017	(70,979)	(524,308)	(595,287)	-	-

Amortization expense	(17,883)	(260,495)	(278,378)	-	-

Accumulated amortization as of December 31, 2018	(88,862)	(784,803)	(873,665)	-	-

Net balance as of December 31, 2018	$451,562	$1,638,489	$2,090,051	$863,178	$863,178

Weighted average life (in years)	10	10

	Finite-lived			Indefinite-lived

2019	Patents	Trademarks	Total	Water rights	Total

Balance as of December 31, 2018	$540,424	$2,423,292	$2,963,716	$863,178	$863,178

Additions	52,183	138,046	190,229	-	-

Balance at December 31, 2018	592,607	2,561,339	3,153,945	863,178	863,173

Less: accumulated amortization:

Accumulated amortization as of December 31, 2018	(88,862)	(784,803)	(873,665)	-	-

Amortization expense	(23,482)	(249,780)	(273,262)	-	-

Accumulated amortization as of December 31, 2019	(112,344)	(1,034,584)	(1,146,927)	-	-

Net balance as of December 31, 2019	$480,263	$1,526,755	$2,007,018	$863,178	$863,178

Weighted average life (in years)	10	10

Finite-lived intangible assets

The Company was awarded a process patent for the extraction of oleandrin using Aloe Vera in 2014, the patent extends until 2029. It has an additional patent pending which is expected to be given final approval in 2020. The Company has also registered various trademarks in North America and in other international jurisdictions.

Amortization expense for patents and trademarks for the year ended December 31, 2019 totaled $273,262 (2018 - $278,378). During 2018, the Company abandoned certain patent applications totaling $26,928, which amount has been recorded as impairment loss.

The estimated amortization expense for the next five years and thereafter is as follows:

2020	$275,000
2021	275,000
2022	275,000
2023	275,000
2024	275,000
Thereafter	632,018
$2,007,018

Indefinite-lived intangible assets

In January 2015, the Company acquired 39.333 acre-feet of transferable Edwards Aquifer Water for total cash consideration of $196,665. Additionally, the Company acquired 120 acre-feet of non-transferable (restricted) water rights which was allocated a value of $66,000 pursuant to the purchase of 253.6 acres of farmland, but which were sold in October 2017. These water rights supplement the Company's right to use 120 acre-feet of unrestricted groundwater from the Edwards Aquifer Water that was purchased in 2013 for $666,513.

7.  Investments

(a)   The Company had a 30% residual interest in NI which it recorded using the cost method as of December 31, 2015. Prior to the fourth quarter of 2015, the Company had significant influence over NI and accounted for its investment using the equity method of accounting. The carrying value of the cost method of investment at December 31, 2017 and prior to the transaction described below, was the original cost plus the allocation of equity income prior to the change in accounting method.

Effective July 26, 2018, the Company entered into a Settlement Agreement that provides for redemption of its residual interest and the settlement of all disputes pending between the parties, including the pricing adjustment provision and related accounts receivable. The terms of the settlement provide for the payment of $10 million by NI to NSC, of which $6 million was paid on July 26, 2018. The $4 million balance is to be paid quarterly over a three-year period beginning on October 25, 2018. The $4 million was discounted at a rate of 5.75%. The net effect of the settlement resulted in an impairment on the carrying value of the investment totaling $1,472,689.

The following table displays the change in the carrying value between December 31, 2017 and December 30, 2018:

Carrying value of equity investment at December 31, 2017	$12,243,593

Redemption of residual interest - cash received	(6,000,000)

Redemption of residual interest - receivable	(3,650,027)

Settlement of pricing adjustment provision	(7,759,536)

Settlement of accounts receivable	6,638,659

Impairment loss	(1,472,689)

Carrying value of investment at December 31, 2018	$-

(b) On October 7, 2014 and February 17, 2015, NSC purchased an 8.4% and 9.775% equity interest in a company that supplies materials used by NSC in its products for $495,000 and $705,000, respectively. As part of the agreement, NSC also had options to acquire an additional equity interest for $800,000 which, if exercised, would result in the Company having a 27% interest in the investee. NSC's right to exercise the remaining option was extended until January 31, 2019 from the first, second, and third amendment dates of December 31, 2015, 2016, and 2017, respectively, and the original date of September 30, 2015. The Company did not exercise its option before the expiry date. The investee has the right to repurchase all equity interests held by NSC for the amount of initial investment paid by NSC.

On December 18, 2015, NSC guaranteed its proportionate share of the investee's existing line of credit. The line of credit was renewed on that date, at which time the bank reviewed the current ownership of the investee and requested revised proportionate guarantees. The line of credit is secured by the investee's accounts receivable and inventory, bears interest at the lender's prime rate plus 1% subject to a minimum of 5.5% per annum, payable monthly and matured on December 1, 2017. The line of credit has been renewed until June 15, 2020.

In 2014, NSC provided a partial guarantee to support the supplier's equipment capital lease financing provided by a bank. The guarantee provided was to the extent of 27% of the supplier's lease obligations. At December 31, 2019 this supplier's indebtedness to the bank was $1,814,455 (2018 - $2,397,132).The primary security provided by the supplier to the bank is the underlying plant equipment that the supplier acquired at a cost of $5 million between 2014-2016.

The guarantee of indebtedness was initially recorded at its estimated fair and the amount that NSC is at risk with respect to the combined guarantees is $73,067 (2018 - $90,800) and has been recorded as a current liability on the consolidated balance sheets.

The investee also may request additional capital contributions of cash as equity investments to support its operations, NSC has the right to make no further capital contributions, which would result in a proportionate dilution of its ownership, or NSC may make additional capital contributions as requested by the investee. NSC has not made capital contributions since December 2015. During the years ending December 31, 2018 and 2017, respectively, no capital contributions were made as equity investments in the investee by any parties, and NSC's proportionate ownership remained at 15.53% (December 31, 2017 - 15.53%). During the year ended December 31, 2018, the Company recorded an impairment loss totaling $644,719, representing the full carrying value of its residual interest in its supplier due to an absence of an ability to recover the carrying amount of the investment and the inability of the investee to sustain an earnings capacity which would justify the carrying amount of the investment.

The change in the investment balance during the years is as follows:

Carrying value of equity investment at December 31, 2017	$644,719

Impairment loss on equity investment for the year ended December 31, 2018	(644,719)

Carrying value of equity investment at December 31, 2018	$-

8.  Accrued expenses

Expenses that have been incurred but have not been invoiced by the supplier or service provider are accrued. Accrued expense at December 31, 2019 and 2018 consist of the following:

	2019	2018
Professional services	$128,678	$132,488
Operating lease obligation	55,501	-
Payroll expenses	47,046	53,757
Directors' fees	38,190	-
Inventory	19,966	-
Income taxes	5,808	-
Finance/capital lease obligations	5,278	5,134
Property, plant and equipment	-	1,000
Other	6,049	4,927
Total	$306,516	$197,306

9. Debt

        Debt consist of the following:

	December 31, 2019	December 31, 2018
Bank term note payable requiring quarterly principal and interest payments of $4,628 with an effective interest rate of 4.3% maturing on March 31, 2024	$71,466	$-

Less current maturities	16,341	-

Long-term portion	$55,125	$-

The note is secured by the equipment acquired as well as a certificate deposit held as restricted cash. The principal payments for the next five years are as follows:

2020	16,341

2021	16,577

2022	16,816

2023	17,058

2024	4,674

$71,466

10.  Leases

Operating leases

The Company is obligated under operating leases for office space. On June 12, 2015, the Company entered into a lease agreement for office space for its corporate headquarters in San Antonio, Texas. The term of the lease commenced on July 1, 2015 and will continue until July 31, 2020, with annual rental payments of approximately $90,000, paid over monthly installments, subject to increases of approximately 2% annually on the anniversary of the commencement date of the lease term.

The Company leases office space in Dallas, Texas under a lease with an effective date of February 1, 2018 and that expires on July 31, 2020. Annual rent is approximately $14,000, paid over monthly installments subject to increases of approximately 2% annually on the anniversary of the commencement date of the lease term.

The following is a maturity analysis of the annual undiscounted cash flows reconciled to the carrying value of the operating lease liabilities as of December 31, 2019:

Year ending December 31, 2020

Lease liability	$55,666

Less imputed interest	(1,165)

Total	$55,501

Cash flows from operating leases	$55,666

Weighted-average remaining lease term (in months) - operating leases	7.0

Weighted-average discount rate - operating leases	7.5%

As of December 31, 2019, the carrying value of the right-of-use assets for the operating leases was approximately $56,000, which is reflected in "Right-of-use asset, operating leases," and the carrying value of the lease liabilities for operating leases was approximately $56,000, all of which related to the current portion of the lease liabilities and is recorded in "Accrued expenses and other current liabilities." Amortization of the right-of-use asset for the year ended December 31, 2019 was $105,499.

Finance leases

The Company leases office equipment under capital leases that are included in property, plant and equipment. At December 31, 2019, the minimum lease obligation payments on finance leases are as follows:

2020	$7,417

2021	7,417

2022	5,414

2023	4,747

2024	1,187

26,182

Less imputed interest	(4,504)

$21,678

Cash flows from finance leases	$6,942

Weighted-average remaining lease term (in months) - finance leases	45.0

Weighted-average discount rate - finance leases	9.0%

In 2019, the Company paid interest on these finance leases totaling $2,961 (2018 - $2,666)

11. Stock-Based Compensation

The Company has reserved and set aside up to 6,256,000 common shares for the granting of options to directors, employees and consultants. Since June 22, 2012, the Company has had two stock option plans in effect. In one plan, the Company has reserved 3,128,000 common shares for the granting of options to employees, and in the second plan, the Company has reserved 3,128,000 common shares for granting options to directors and consultants. The terms of the awards under both plans are determined by the Board of Directors.

The Company values stock options using the Black-Scholes option pricing model, which requires the input of subjective assumptions, including the risk-free interest rate, expected life, expected stock price volatility and dividend yield. The risk-free interest rate assumption is based upon observed interest rates for constant maturity U.S. Treasury securities consistent with the expected term of the Company's employee stock options. The expected life represents the period of time the stock options are expected to be outstanding and is based on the simplified method. The Company uses the simplified method due to the lack of sufficient historical exercise data to provide a reasonable basis upon which to otherwise estimate the expected life of the stock options. Expected volatility is based on historical volatilities for publicly traded stock of comparable companies over the estimated expected life of the stock options. The Company assumes no dividend yield because dividends are not expected to be paid in the near future, which is consistent with the Company's history of not paying dividends. The valuation of stock options is also impacted by the valuation of common stock. Stock option awards generally have ten-year contractual terms and generally vest immediately or vest over four years for issuances to employees and directors based on continuous service.

A summary of the status of the Company's outstanding stock options as of December 31, 2019 and 2018, and changes during the years are presented in the following table.

	December 31, 2019		December 31, 2018
	Stock Options	Weighted-Average Exercise Price	Stock Options	Weighted-Average Exercise Price
Outstanding, beginning of year	2,015,000	$1.49	2,357,500	$1.44
Exercised	-	-	-	-
Granted	-	-	50,000	2.00
Expired/Cancelled	-	-	(392,500)	1.21
Outstanding, end of year	2,015,000	$1.49	2,015,000	$1.49

The weighted-average exercise price of options outstanding and of options exercisable as at December 31, 2019 are as follows:

Options Outstanding					Options Exercisable
Exercise Price	Outstanding #	Weighted-Average Fair Value at Grant Date	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life Years	Exercisable #	Weighted-Average Exercise Price

$1.00	1,025,000	$1.22	$1.00	2.96	1,025,000	$1.00
$2.00	990,000	$1.49	$2.00	3.85	990,000	$2.00
	2,015,000	$1.35	$1.49	3.39	2,015,000	$1.49

The following table summarizes stock-based compensation during the years ended December 31, 2019 and 2018:

			Stock-based compensation
Issuance	Number of Options	Vesting terms	2019	2018

January 2, 2018 (i)	50,000	Immediately	$-	$37,000
			$-	$37,000

(i) 50,000 stock options were granted to a director in January 2018 with an exercise price of $2.00, which vested immediately and expire on January 4, 2029. The fair value was determined to be $37,000 at $0.74 per option, using the Black-Scholes model for pricing options and was recorded as an increase to stock-based compensation expense and an increase to additional paid in capital for the period ended December 31, 2018. The following assumptions were used:  risk free interest rate of 2.35%; expected volatility of 118%; dividend yield of 0.0%; forfeiture rate of 0% and expected life of 6.00 years.

12. Loss Per Share

The dilutive effect of stock options is excluded for the years ended December 31, 2019 and 2018 as the Company has a reported net loss for those years.

The reconciliation of the number of shares to calculate the diluted loss per share is calculated as follows:

	Years ended December 31,
	2019	2018
NUMERATOR
Net loss attributable to Nerium Biotechnology, Inc.	$(5,058,452)	$(9,160,737)

DENOMINATOR
Weighted-average common shares outstanding	36,469,481	36,469,481
Dilutive effect of:
Stock options	-	-
Basic and diluted weighted-average common shares outstanding	36,469,481	36,469,481
Basic and diluted loss per common share	$(0.14)	$(0.25)

13. Related Party Transactions and Balances

(a) During the year ended December 31, 2019, total gross sales by the Company to NI were $149,784 (2018 - $2,666,993).

At December 31, 2019, deposits recorded as a contract liability for ordered product from NI were $147,151 (2018 - $263,517).

Pursuant to the Settlement Agreement which was effective July 26, 2018, the pricing adjustment provision and related accounts receivable of $6,638,659 were settled. At December 31, 2018, the elimination of the pricing adjustment and accounts receivable, together with the redemption of NSC's equity interest in NI, resulted in a reduction of the carrying value of the Company's residual interest in NI in the amount of $1,472,689. During the years ended December 31, 2019 and December 31, 2018, the Company received $666,667 and $333,333 in settlement payments from NI, respectively. NI has made the quarterly payments of $333,333 due in July 2019, October 2019, January 2020 and April 2020 into an escrow account.

(b) The Company has entered into two separate agreements with an individual that is a member of the Board of Directors. The first agreement, a production and purchasing agreement effective June 2004, entitles the individual to receive $3.25 per vial of Anvirzel® sold to third parties in exchange for the use of facilities and production supervision. The second agreement, a consulting agreement effective January 2007, entitles the individual to receive an additional $3.25 per vial of Anvirzel sold to third parties in exchange for consulting services in relation to the production of Anvirzel®. Both agreements remain in effect for as long as Anvirzel® is produced in Honduras. The commission incurred during the year ended December 31, 2019 was $440 (2018 - $787) and is included in cost of sales.

During the year ended December 31, 2019, the Company's sales to a company in Honduras that is controlled by this member of the Board of Directors were $nil (2018 - $2,230). As at December 31, 2019, accounts receivable from this individual totaled $nil (2018 - $2,644).

(c) During the year ended December 31, 2019, the Company purchased 600 kg of raw material inventory for $120,000 from a supplier in which the Company has a 15.53% equity interest (2018 - nil kg for $nil). As at December 31, 2019, the Company had $nil in outstanding accounts payable to this supplier.

14. Income Taxes

The following table summarizes the components of deferred tax:

	2019	2018
Deferred tax assets
Intangible assets	$83,535	$73,324
Inventory (UNICAP)	286,814	387,672
Charitable donations carryforward	53,597	54,608
Net operating loss carryforwards - U.S.	7,453,034	2,571,758
Non-capital losses carried forward - Canada	502,005	-
Non-capital losses carry forward - foreign entities	929,439	706,896
Capital loss carryforwards - Canada	210,110	210,110
Foreign tax credits	49,303	-
Other	14,849	4,042
Total gross deferred tax assets	9,582,686	4,008,410
Valuation allowance	(8,446,112)	(3,676,528)
Total deferred tax assets	1,136,574	331,882

Deferred tax liabilities
Property, plant and equipment - Canada	$(315,226)	$(278,508)
Property, plant and equipment - U.S.	(285,906)	(19,195)
Intangible assets - U.S.	(421,474)	-
Investment in Biova	(113,968)	(34,179)
Total deferred tax liability	(1,136,574)	(331,882)
Deferred tax assets, net	$-	$-

The reconciliation of the combined Canadian federal and provincial statutory income tax rate of 25.0% (2018 - 25.0%) to the effective tax rate is as follows:

	2019	2018
Loss before the provision for income taxes	$(4,972,375)	$(9,997,615)

Expected recovery for income taxes	$(1,243,094)	$(2,499,404)
Differences in foreign tax rates	72,898	189,415
Tax rate changes and other adjustments	163,346	7,124
Share-based compensation and non-deductible expenses	-	(96,782)
Unrealized income from subsidiary	(3,676,657)	-
Change in deferred tax asset valuation allowance	4,769,584	1,588,454
Income tax expense	$86,077	$(811,193)

The Company's income tax expense is allocated as follows:

	2019	2018
Current tax (recovery) expense	$86,077	$(741,938)
Deferred tax (recovery) expense	-	(69,255)
	$86,077	$(811,193)

The Company has approximately $35,200,000 in net operating loss carry forwards for U.S. Federal and state purposes. The Company also has approximately $49,000 in federal tax credits as of December 31, 2019. All but $9,700,000 of the Federal net operating loss carryforward, and all of the Federal tax credits begin to expire in 2028. The $9,700,000 Federal net operating loss carryforward generated for tax years starting on or after January 1, 2018 has an unlimited carryforward period. The state net operating loss carryforward begins to expire in 2036. The Company has established a valuation allowance related to these carryforwards, as the Company has not established that it is more likely than not that the benefit of such carryforwards will be realized. The Company files income tax returns in the United States federal jurisdiction and various state jurisdictions. The Company is subject to examination by taxing authorities for the tax years ending December 31, 2013 through 2019.

The Company has approximately $2,000,000 of Canadian operating tax losses and $840,000 of capital loss carry forwards. The operating tax losses expire by 2039. The capital loss carry forward may be carried forward indefinitely, but can only be used to reduce capital gains.

The Company files income tax returns with the Canada Revenue Agency. The Company is subject to examination by taxing authorities for the tax years ending December 31, 2014 through 2019.

The Company has approximately $3,100,000 of foreign tax losses which will generally expire between 2020 and 2029.

15. Contingencies and Commitments

Contingencies

Due to the nature of the industry in which the Company operates, it is possible during the normal course of business the Company may be named as a defendant in a lawsuit relating to the use of its skincare products, which were previously distributed by NI. Management does not expect any such potential claims pertaining to the product sold by NI to have a material effect on the consolidated financial statements.

Although the prior litigation was dismissed in July 2018, in April 2019, Neora filed an Arbitration Demand and Statement of Claim with the American Arbitration Association (AAA). In May 2019, the Company asserted counterclaims against Neora in arbitration. In July 2019, Neora filed a request for emergency relief in the arbitration seeking a ruling that all future settlement payments by Neora to NBI may be paid into escrow until the conclusion of the arbitration proceeding. In August 2019, the AAA appointed an interim arbitrator to hear Neora's request for emergency relief, and the interim arbitrator granted Neora's request. Neora subsequently made two quarterly installment payments of $333,333, representing the amount due to the Company on July 25, 2019 and October 25, 2019, into escrow in the total amount of $666,666 and additional payments of $333,333 in January 2020 and April 2020. In October 2019, the Company filed an arbitration demand and statement of claim against Jeff Olson and JO Products seeking payment in full of the outstanding settlement under the separate Guarantee executed between the Company, Jeff Olson and JO Products, the sole owners of Neora. The initial presentation under this request was made by both parties before the designated arbitrator on April 8, 2020. On April 23, 2020, the arbitrator rendered a ruling affirming Neora's emergency relief, while affirming the owners of Neora's unconditional guarantee of payment to the Company should Neora not remit the final payments under the Settlement agreement including amounts currently held in escrow regardless of the final ruling on the breach of contract arbitration currently on-going (and expected to be settled in September 2020).

In July 2019, the Company filed a Complaint and Application For Temporary Restraining Order And Preliminary Injunction in Aid of Arbitration (the "Complaint") in the United States Federal District Court for the Northern District of Texas alleging that Neora has violated the Lanham Act, 15 U.S.C. Sec. 1125(a) for false advertising including the use of at least twenty-three before and after photos of customers showing results allegedly obtained from use of Neora's new skin care products but that were not. Within twenty-four hours of the Company's filing of the Complaint, Neora began deleting the allegedly false advertisements that were the subject of the Complaint and promised to not use those advertisements in the future. Accordingly, on August 12, 2019, the Company dismissed the Complaint without prejudice but will continue to pursue non-injunctive relief (e.g., money damages) in arbitration. The arbitration schedule has been set for hearing in September 2020. Although the matter is ongoing and the Company cannot predict the outcome with certainty, it believes it will receive a favorable ruling.

The Company has provided partial guarantees against a line of credit and certain capital lease obligations of a supplier in which the Company holds a 15.53% equity interest. The amount that NSC is at risk with respect to the combined guarantees of the supplier's indebtedness is $73,067 (2018 - $90,800). The primary security that the supplier has provided to its lenders is an assignment of its accounts receivable and inventory against its line of credit and an assignment of the equipment and leasehold against its capital lease obligation.

In addition, the Company is committed to the following:

(a) The Company has entered into two separate agreements with one individual. The first agreement, a production and purchasing agreement effective June 2004, entitles the individual to receive $3.25 per vial of Anvirzel sold to third parties in exchange for the use of facilities and production supervision. The second agreement, a consulting agreement effective January 2007, entitles the individual to receive an additional $3.25 per vial of Anvirzel sold to third parties in exchange for consulting services in relation to the production of Anvirzel. Both agreements remain in effect for as long as Anvirzel is produced in Honduras. The commissions paid are not significant and are included in cost of sales.

(b) The Company has entered into an agreement which entitles an individual that coordinates patient services in relation to Anvirzel to receive $125 per vial purchased by patients using his services. The amount paid during the year ended December 31, 2019 was $ $11,813 (2018 - $29,650) and is included in cost of sales.

(c) Prior to 2004, the Company entered into a consulting agreement which entitles the consultant to receive $1.00 per vial of Anvirzel sold to third parties in Central America and $2.00 per vial for patients coming from countries other than Central America, to a maximum of $20,000 per month. The commissions paid are not significant and are included in cost of sales.

(d) During 2011, the Company entered into an agreement with a consultant, whereby the consultant will receive a 5% commission, based on a per unit price charged on each product produced for commercial sale to the end customer that was formulated by the consultant. The agreement expires in 2031. The commission incurred during the year ended December 31, 2019 was $nil (2018 - $2,752) and is included in cost of sales.

(e) On May 5, 2014, the Company entered into an agreement with an employee to continue managing the harvests of the next 1,200,000 pounds of biomass at a price of $2.50 per pound. In September 2019 a harvest of 25,740 pounds of biomass was harvested for which the Company incurred an expense of $64,350 in accordance with this agreement.

16. Subsequent  Events

(a) In March 2020 the Company secured $1 million of funding through a convertible debenture financing arranged with an existing shareholder. The debenture bears interest at a stated rate of 6% with quarterly interest payments. The Holder may elect to convert all or portion of the outstanding principal balance and all accrued interest owing under the debenture into common stock at a conversion price equal to $0.50 per share.

(b) Under the CARES Act enacted in March of 2020, corporations are allowed to carry back net operating losses arising in 2018, 2019 and 2020 to the five prior tax years. The estimated IRS tax refund Nerium Skincare Inc. is expected to claim by carrying back 2018 and 2019 net operating losses is estimated to be approximately $1,440,000.

(c) Going Concern:

These consolidated financial statements have been prepared with the assumption that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future.

The going concern analysis previously prepared by management was as of June 25, 2020.  Subsequent to this analysis a contractual dispute with Pure resulted in the cancellation of the contract by Pure, which has eliminated this substantial sales channel for the Company. The Company initiated a soft launch of Agellum  in July  2020 and is forecasting  a full launch date  later in 2020.Absent the sales channels, there are not substantial resources available to the Company to fulfill its obligations as they become due. As a result of these conditions and events, uncertainty has arisen  that raises substantial doubt about the Company's ability to meet its obligations as they become due and continue as a going concern and, ultimately, on the appropriateness of the use of the accounting principles applicable to a going concern.  Accordingly, management has reassessed the Company's ability to continue as a going concern based on facts and circumstances as they exist as of September 16, 2020.

During the year ended December 31, 2019, as a result primarily of the cessation of sales to NI, the Company reported a net comprehensive loss attributable to controlling interest of $5,058,103 (2018 - $9,160,737) and negative cash flow from operations of $5,865,387 (2018 - $5,385,585).The  Company's working capital at December 31, 2019 is $5,008,025 (2018 - $9,185,398). The Company's success depends on the profitable commercialization of its line of skin care products. There is no assurance that the Company will be successful in this regard in the future. Management has developed operating and financial plans which include but are not limited to a successful product launch in new sales channels, raising additional shareholder investment, the sale of oleander powder inventory to third parties and the receipt of tax refunds to alleviate substantial doubt about the Company's ability to continue as a going concern. However, no assurance can be provided that management will be successfully implement these plans.

On January 30, 2020, the World Health Organization ("WHO") announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the "COVID-19 outbreak") and the risks to the international community as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve as of the date of this Annual Report. Management is actively monitoring the global situation on its financial condition, liquidity, operations, suppliers, industry, and workforce. Given the daily evolution of the COVID-19 outbreak and the global responses to curb its spread, the Company is not able to estimate the effects of the COVID-19 outbreak on its results of operations, financial condition, or liquidity for fiscal year 2020. However, if the pandemic continues, it will have an adverse effect on the Company's results of future operations, financial position, and liquidity in 2020. Additionally, the COVID-19 outbreak could have a continued adverse impact on economic and market conditions and trigger a period of global economic slowdown, which would impair the Company's ability to raise needed funds to continue as a going concern.

Management believes that, despite its plans, the uncertainty associated with the Company's plans coupled with the contractual disputes with Pure and the uncertainty of the current economic environment, there is substantial doubt the Company's ability to continue as a going concern.

These consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of its assets or the amounts classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.  If the going concern assumptions were not appropriate for these consolidated financial statements then adjustments would be necessary to the carrying value of assets and liabilities, the reported expenses and the statement of financial position classifications used; in such cases, these adjustments could be material.

Nerium Biotechnology, Inc.

Interim Condensed Consolidated Financial Statements

For the Three and Six Months Ended June 30, 2020

(Unaudited)

(in U.S. dollars)

Interim Condensed Consolidated Financial Statements (Unaudited)

Interim Condensed Consolidated Balance Sheets (Unaudited)

Interim Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

Interim Condensed Consolidated Statements of Changes in Stockholders' Equity (Unaudited)

Interim Condensed Consolidated Statements of Cash Flows (Unaudited)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited)

Nerium Biotechnology, Inc.
Interim Condensed Consolidated Balance Sheets (Unaudited)
	June 30,	December 31,
	2020	2019
Assets
Current assets
Cash and cash equivalents	$1,125,594	$1,548,765
Restricted cash, current	64,533	64,533
Accounts receivable	31,459	278,336
Inventories (note 4)	3,894,271	2,753,413
Prepaid expenses and deposits	358,027	270,019
Income tax receivable (note 17)	821,553	-
Receivable from related party, current (note 5)	1,284,850	1,255,363
Total current assets	$7,580,287	$6,170,429
Other assets	8,434	9,541
Restricted cash	84,654	104,166
Patents and trademarks (note 7)	1,919,778	2,007,018
Property, plant and equipment (note 6)	4,218,936	4,340,051
Right-of-use asset, operating leases (note 8)	414,741	55,501
Receivable from related party (note 5)	800,000	803,312
Note receivable and interest from related party	1,661,942	1,638,591
Intangible assets (note 7)	863,178	863,178
Total assets	$17,551,950	$15,991,787

Liabilities
Current liabilities
Accounts payable	$1,503,558	$672.981
Accrued expenses and other current liabilities (note 9)	412,349	306,516
Contract liability	147,151	147,151
Guarantee of indebtedness of investee, current (note 10)	18,473	19,415
Current maturities of long-term debt	16,341	16,341
Total current liabilities	$2,097,872	$1,162,404
Guarantee of indebtedness of investee (note 10)	43,365	53,692
Other long-term liabilities	13,759	16,401
Long-term debt, less current maturities	324,051	55,125
Operating lease obligation	326,099	-
Convertible debenture (note 11)	948,820	-
Total liabilities	$3,753,966	$1,287,582
Stockholders' equity
Preferred stock, no-par value, unlimited authorized, none issued and outstanding
Common stock (note 12)	9,586,531	9,586,531
Additional paid in capital	6,901,823	6,844,812
Accumulated other comprehensive loss	(14,743)	(14,743)
Accumulated deficit	(2,659,965)	(1,697,023)
Nerium Biotechnology, Inc. stockholders' equity	13,813,646	14,719,577
Non-controlling interest	(15,662)	(15,372)
Total stockholders' equity	$13,797,984	$14,704,205
Total liabilities and stockholders' equity	$17,551,950	$15,991,787

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

Nerium Biotechnology, Inc.
Interim Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)
	Three months ended June 30		Six months ended June 30
	2020	2019	2020	2019
Revenue
Sales	$76,514	$47,236	$112,312	$267,522
Other income	1,031,711	36,048	1,035,140	$71,693
	$1,108,225	$83,284	$1,147,462	$339,215
Cost of sales	604,621	241,238	831,768	539,709
Gross profit (loss)	$503,604	$(157,954)	$315,694	$(200,494)
Expenses
General and administrative	$1,275,834	$1,584,434	$2,468,266	$2,664,175
Depreciation and amortization	140,760	108,369	276,323	212,374
Research and development	2,700	29,794	21,345	79,608
Accretion	5,831	-	5,831	-
	$1,425,125	$1,722,597	$2,771,765	$2,956,157
Net loss from operations	$(921,521)	$(1,880,551)	$(2,456,071)	(3,156,651)
Accretion of interest on related party receivable	(24,229)	(90,820)	(52,839)	(136,340)
Net loss before recovery of income taxes	$(897,292)	$(1,789,731)	$(2,403,232)	$(3,020,311)

Provision for income tax benefit (note 17)	(1,440,000)	-	(1,440,000)	-
Net income (loss) for the period	$542,708	$(1,789,731)	$(963,232)	$(3,020,311)
Exchange (gain) loss on translating foreign operations	-	37,743	-	7,651
Net comprehensive income (loss) for the period before non-controlling interest	$542,708	$(1,827,474)	$(963,232)	$(3,027,962)
Loss attributable to non-controlling interest	(151)	(216)	(290)	(409)
Comprehensive income (loss) attributable to Nerium Biotechnology, Inc.	$542,859	$(1,827,258)	$(962,942)	$(3,027,553)

Basic net income (loss) per common share	$0.01	$(0.05)	$(0.03)	$(0.08)
Diluted net income (loss) per common share	$0.01	$(0.05)	$(0.03)	$(0.08)
Weighted-average common shares outstanding - basic	36,469,181	36,469,181	36,469,181	36,469,181
Weighted-average common shares outstanding - diluted	38,469,181	36,469,181	36,469,181	36,469,181

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

Nerium Biotechnology, Inc.
Interim Condensed Consolidated Statements of Changes in Stockholders' Equity (Unaudited)
For the periods ended June 30, 2020 and 2019
	Common Stock		Additional Paid In Capital	Accumulated Other Comprehensive Loss	Non -Controlling Interest	Accumulated Deficit	Total Stockholders' Equity
	Shares	Amount
At December 31, 2019	36,469,181	$9,586,531	$6,844,812	$(14,743)	$(15,372)	$(1,697,023)	$14,704,205
Issuance of convertible debenture with beneficial conversion	-	-	57,011	-	-	-	57,011
Comprehensive loss for the period	-	-	-	-	(139)	(1,505,801)	(1,505,940)
Balance at March 31, 2020	36,469,181	$9,586,531	$6,901,823	$(14,743)	$(15,511)	$(3,202,824)	$13,255,276
Comprehensive income for the period	-	-	-	-	(151)	542,859	542,708
At June 30, 2020	36,469,181	$9,586,531	$6,901,823	$(14,743)	$(15,662)	$(2,659,965)	$13,797,984

	Common Stock		Additional Paid In Capital	Accumulated Other Comprehensive Loss	Non -Controlling Interest	Retained Earnings	Total Stockholders' Equity
	Shares	Amount
At December 31, 2018	36,469,181	$9,586,531	$6,844,812	$(14,743)	$(15,023)	$3,361,080	$19,762,657
Comprehensive loss for the period	-	-	-	30,092	(193)	(1,200,295)	(1,230,580)
Balance at March 31, 2019	36,469,181	$9,586,531	$6,844,812	$15,349	$(15,216)	$2,160,785	$18,532,077
Comprehensive loss for the period	-	-	-	(37,743)	(216)	(1,827,258)	(1,789,731)
At June 30, 2019	36,469,181	$9,586,531	$6,844,812	$(22,394)	$(15,432)	$333,527	$16,742,346

Nerium Biotechnology, Inc.
Interim Condensed Consolidated Statements of Cash Flows (Unaudited)
For the six-month periods ended June 30
	2020	2019
Cash flow utilized in operating activities
Net loss for the period	$(963,232)	$(3,020,311)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	76,023	79,857
Depreciation included in cost of sales	63,106	63,106
Amortization of right-of-use asset	52,123	49,512
Amortization on patents and trademarks	148,177	132,517
Accretion expense	5,831	-
Accretion of interest - related party	(52,839)	(86,902)
Changes in operating assets and liabilities:
Accounts receivable	246,877	813
Inventories	(1,140,858)	(203,336)
Other receivables	3,312	(63,775)
Prepaid expenses and deposits and other assets	(104,914)	(42,930)
Note receivable from related party	-	514
Income tax receivable	(821,553)	-
Accounts payable	830,578	178,029
Accrued liabilities	9,340	(21,631)
Contract liability	-	1,202,086
	(1,648,029)	$(1,732,451)

Cash flow provided by (utilized in) investing activities
Purchase of property, plant and equipment	-	(83,198)
Receipts from receivable from related party	-	666,667
Additions to patents and trademarks	(60,937)	(59,410)
	(60,937)	524,059
Cash flow provided by financing activities
Proceeds from convertible debt	1,000,000	-
Proceeds from long-term debt	276,671	83,198
Principal payments on long-term debt	(7,745)	-
Repayment of finance lease obligation	(2,643)	(2,452)
	1,266,283	80,746
Effect of exchange rate changes on cash and cash equivalents	-	(7,651)
Decrease in cash and cash equivalents and restricted cash	(442,683)	(1,135297)
Cash and cash equivalents and restricted cash, beginning of the period	1,717,464	7,123,102
Cash and cash equivalents and restricted cash, end of the period	$1,274,781	$5,987,805
Included in cash and cash equivalents and restricted cash is:
Cash	730,767	1,111,577
Restricted deposit	149,186	147,731
Money market instruments	394,828	4,728,497
	$1,274,781	5,987,805
Supplemental cash flow disclosure:
Interest paid	$1,646	$1,898
Supplemental disclosure of non-cash activity:
Issuance of convertible debenture with beneficial conversion	$57,011	$-

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

1. Basis of Presentation and Economic Dependence

The accompanying interim condensed consolidated financial statements of the Company have been prepared following generally accepted accounting principles in the United States ("US GAAP") for interim financial information, and are expressed in United States dollars, unless otherwise noted. These financials statements have been approved by the Board Directors on August 14, 2020.

The interim condensed consolidated financial statements included in this document are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and reflect, in the opinion of management, all adjustments of a normal and recurring nature that are necessary for a fair statement of the Company's financial position as of June 30, 2020, and its results of operations for the three and six months ended June 30, 2020 and 2019, and cash flows for the six months ended June 30, 2020 and 2019. The results of operations for interim periods shown in this report are not necessarily indicative of the results to be expected for the year ending December 31, 2020 or for any other future annual or interim period. The December 31, 2019 consolidated balance sheet was derived from audited financial statements but does not include all disclosures required by U.S. GAAP. These condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 2019.

From August 2015 to July 2018, the Company and its subsidiary, Nerium Skincare, Inc. ("NSC"), were in litigation with Nerium International ("NI"), NI's manager, Jeff Olson ("Olson"), and NI's 70% member, JO Products, Ltd. Effective July 26, 2018, the parties entered into a settlement agreement ("Settlement Agreement") that provided for the settlement of all disputes pending between the parties. Among other things, the Settlement Agreement provided for the payment of $10,000,000 by NI to NSC, of which $6,000,000 was paid on July 26, 2018 and the balance to be paid in equal quarterly installments over a three-year period. As partial consideration for the payments, NSC agreed to the redemption of all of its interests in NI. The Settlement Agreement also included a ten-month transition period during which NSC was required to continue to supply NI with NeriumAD Night, NeriumAD Day, and NeriumAD Firm on agreed terms and to refrain from selling some of its products in specified regions where NI carries on business. The transition period ended on May 31, 2019. On July 26, 2018, the parties also entered into an Omnibus Intellectual Property Assignment and License Agreement (the "IP Agreement"), which, among other things, confirmed the Company's ownership of key trademarks and other intellectual property rights and required NI to "rebrand" to a new name. NI has since "rebranded" to the name Neora, LLC ("Neora"). As of September 30, 2018, the Company recorded an impairment loss of $1,472,689 on in its investment in NI. Pursuant to the Settlement Agreement, all litigation between the parties, including litigation in Hong Kong and Mexico, was dismissed. In addition, the Settlement Agreement provided that binding arbitration with the American Arbitration Association ("AAA") as the exclusive remedy for any claims between the parties arising under or related to the Settlement Agreement (refer to Notes 5(a) and 15).

The Company has created the Nerium Advanced line of skincare products which include the Nerium Advanced Nightly Face Treatment, Daily Face Moisturizer, and NeriumFirm Advanced Body Cream. The Company has also created the NeriumRX® product line includes Dermal Pain Therapy (shingles pain relief), Psoriasis Relief Therapy, Cold Sore Therapy and Daily Lip Maintenance.

On June 1, 2019, the Company entered an exclusive multi-level marketing agreement with PURE Gen Holdings, Inc. ('PURE") to market and distribute Nerium Identified Products. Accordingly, the Company has created the PURE Nerium line of skincare products to be sold exclusively by PURE which include a Nightly Face Treatment, Daily Face Moisturizer, Firm Body Cream, and Eye Cream and Serum as well as the PURE Nerium Therapy Line. The official launch of this product line occurred in October 2019 Subsequently, Pure did not meet its sales    commitments and the exclusivity provisions in the  agreement expired  on June 1, 2020. The agreement has since  been cancelled and  is the subject of current litigation  (Note 18).

Until mid 2019, sales to NI were the primary source of revenues and the Company was economically dependent on such sales. Thereafter, the Company's sales have been primarily generated by Pure and the Company has been economically dependent on such sales until August 2020.

The preparation of the interim condensed consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company used significant estimates in accounting for the useful lives of property, plant and equipment, reserves for inventory obsolescence, fair value estimates, stock-based compensation and in its going concern analysis.

2. Significant Accounting Policies

The Company has identified the following critical accounting policies and practices: revenue recognition, impairment of long-lived assets, inventory and related reserves, related party receivable and income taxes. These accounting policies are important to the portrayal of the Company's financial condition and results. Management makes subjective or complex judgements in applying the need to make estimates about the effects of matters that are inherently uncertain.

Reference should be made to Note 2 of the Company's audited consolidated financial statements as of December 31, 2019 where these policies and estimates are discussed in detail except for the following with respect to transactions and financial reporting for the three months and six months ended June 30, 2020:

Convertible Debentures

In March 2020, the Company issued $1,000,000 principal amount of convertible debentures due in March 2023. In accounting for the issuance of the convertible debentures, the Company separated the convertible debenture into liability and equity components. The par amount of the convertible debenture is recorded net of the calculated beneficial conversion feature and represents a debt discount that is amortized to interest expense over the term of the convertible debenture using the effective interest method.  The beneficial conversion featured recorded within additional paid in capital is not re-measured as long it continues to meet the conditions for equity classification.

Revenue Recognition

During the three month and six months ended June 30, 2020, the Company sold raw materials produced from its farming operations directly to a third-party customer for $1,021,651 which it reported as Other income, as the Company does not intend to offer raw material inventory for sale as a separate product line. The Company recognizes revenue in accordance with ASC Topic 606 Revenue from Contracts with Customers (ASC 606).

Net Income (Loss) per share

Basic net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common and common equivalent shares outstanding during the period. Stock options to acquire 2,015,000 shares for the three months ended June 30, 2020 and 2019, and 2,015,000 shares for the six months ended June 30, 2020 and 2019, respectively, were excluded from the computations of diluted earnings per share because the effect of including the stock options would have been anti-dilutive.  The Company utilizes the if-converted method to reflect the dilutive effect of its convertible debenture in diluted EPS.

Adoption of new accounting principles

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement. This ASU removed some disclosures; modified others and added some new disclosure requirements. The removal and amendment of certain disclosures can be adopted immediately with retrospective application. As such, companies may stop including these disclosures for both the current and comparative periods in their next set of financial statements. The effective date for the additional disclosures is for annual periods beginning after December 15, 2019, including interim periods within those fiscal years with early adoption permitted. The Company is currently evaluating the new guidance and does not expect it to have a material impact on its consolidated financial statements. Adoption of this guidance on January 1, 2020 did not have a material impact on its consolidated financial statements.

3. Going Concern

These interim condensed consolidated financial statements have been prepared with the assumption that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future.

A contractual dispute with Pure resulted in the cancellation of the contract by Pure, which has eliminated this substantial sales channel for the Company. The Company initiated a soft launch of Agellum  in July  2020 and is forecasting  a full launch date  later in 2020. Absent the sales channels there are not substantial resources available to the Company to fulfill its obligations as they become due. As a result of these conditions and events, uncertainty has arisen  that raises substantial doubt about the Company's ability to meet its obligations as they become due and  continue as a going concern and, ultimately, on the appropriateness of the use of the accounting principles applicable to a going concern. During the three months ended June 30, 2020, as a result of income tax benefit of $1,440,000 under the CARES act, the Company reported net comprehensive income of $542,859. During the six months ended June 30, 2020, as a result primarily of the decline of skin care product sales, the Company reported a net comprehensive loss attributable to controlling interest of $962,942 (2019 - $3,027,553) and negative cash flow from operations of $1,648,029 (2019 - $1,732,451). The Company's working capital at June 30, 2020 is $5,482,415 (December 31, 2019 - $5,008,025).

The Company's success depends on the profitable commercialization of its line of skin care products. There is no assurance that the Company will be successful in this regard in the future. Management has developed operating and financial plans which include but are not limited to a successful product launch in new sales channels, raising additional shareholder investment, the sale of oleander powder inventory to third parties and the receipt of tax refunds to alleviate substantial doubt about the Company's ability to continue as a going concern. However, no assurance can be provided that management will be successfully implement these plans.

On January 30, 2020, the World Health Organization ("WHO") announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the "COVID-19 outbreak") and the risks to the international community as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve as of the date of this Annual Report. Management is actively monitoring the global situation on its financial condition, liquidity, operations, suppliers, industry, and workforce. Given the daily evolution of the COVID-19 outbreak and the global responses to curb its spread, the Company is not able to estimate the effects of the COVID-19 outbreak on its results of operations, financial condition, or liquidity for fiscal year 2020. However, if the pandemic continues, it could have an adverse effect on the Company's results of future operations, financial position, and liquidity in 2020. Additionally, the COVID-19 outbreak could also have a continued adverse impact on economic and market conditions and trigger a period of global economic slowdown, which would impair the Company's ability to raise needed funds to continue as a going concern.

Management believes that, despite its plans, the uncertainty associated with the Company's plans coupled with the contractual disputes with Pure and the uncertainty of the current economic environment, there is substantial doubt the Company's ability to continue as a going concern .These consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of its assets or the amounts classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.

If the going concern assumptions were not appropriate for these consolidated financial statements then adjustments would be necessary to the carrying value of assets and liabilities, the reported expenses and the statement of financial position classifications used; in such cases, these adjustments could be material.

4. Inventories

	June 30,	December 31,
	2020	2019
Raw materials and consumables (Note 17)	$3,167,402	$2,557,809
WIP	355,305	118,238
Supplies	7,125	15,122
Finished goods	1,304,568	889,021
	4,834,400	3,580,190
Less: provision for inventory obsolescence	(940,129)	(826,777)
Total	$3,894,271	$2,753,413

The Company recorded a $113,400 provision for obsolescence for the six months ended June 30, 2020 on quantities of inventory supplies that may expire prior to use based on current volumes of manufacturing activity.

Approximately $32,000 of the Company's inventory is held on consignment in Guadalajara, Mexico.

5.   Note and Interest Receivable - Related Parties

(a) On July 26, 2018, the Company entered into a Settlement Agreement with NI. The terms of the settlement provide for the payment of $10 million by NI to NSC, of which $6 million was paid on July 26, 2018. The $4 million balance is be paid quarterly over a three-year period beginning on October 25, 2018. The $4 million was discounted at a rate of 5.75%. As of June 30, 2020, the first three installment payments (October 2018, January 2019 and April 2019) were received from NI on the respective due dates. NI has made the payments due July 2019, October 2019, January 2020, April 2020 and July 2020 into an escrow account.

	June 30,	December 31,
	2020	2019
Opening carrying value	$2,893,954	$3,403,602
Accretion of interest	52,838	157,018
Cash receipts	-	(666,666)
Closing carrying value	2,946,792	2,893,954
Less: current portion	(1,284,850)	(1,255,363)
Long-term portion	$1,661,942	$1,638,591

(b) In January and April 2016, NSC loaned $800,000 to a supplier in which it has an equity interest pursuant to a promissory note.  The note bears interest at the short-term federal rate per annum, with interest paid quarterly, and originally bore a maturity date of December 31, 2016.  On December 31, 2016 and 2017, it was amended to reflect a new maturity date of January 1, 2018 and July 2, 2018, respectively.  On July 2, 2018, it was amended a third time to reflect a new maturity date of January 1, 2020. NSC holds a secured interest in the supplier's accounts receivable and inventory.  The balance of the note receivable and related interest at June 30, 2020 was $800,000 (December 31, 2019 - $803,312) (Note 17).

6.   Property, Plant and Equipment

	Cost	Accumulated Depreciation	June 30, 2020 Net book value	December 31, 2019 Net book value
Land	$1,408,912	$-	$1,408,912	$1,408,912
Leasehold improvements	29,389	29,389	-	-
Oleander plants	2,524,258	834,438	1,689,820	1,752,92
Irrigation equipment	932,588	326,406	606,182	629,497
Laboratory and office furniture and equipment	423,203	423,203	-	20,525
Computer equipment	16,544	16,544	-	-
Farming and manufacturing equipment	1,098,513	594,209	504,304	506,584
Right of use asset - finance lease obligations	28,695	18,977	9,718	21,606
	$6,462,102	$2,243,166	$4,218,936	$4,340,051

Depreciation for the three and six month periods ended June 30 is as follows:

	Three-month period ended June 30,		Six-month period ended June 30,
	2020	2019	2020	2019
Cost of sales	$31,553	$31,553	$63,106	$63,106
Depreciation	$38,314	$41,402	76,023	79,857
	$69,867	$72,955	$139,129	$142,963

7. Intangible Assets

The Company's intangible assets are reflected in the table below:

	Finite-lived			Indefinite-lived
2020	Patents	Trademarks	Total	Water rights	Total
Balance as of December 31, 2019	$592,607	$2,561,338	$3,153,945	$863,178	$863,178
Additions	12,546	48,390	60,936	-	-
Balance at June 30, 2020	605,153	2,609,728	3,214,881	863,178	863,178
Less: accumulated amortization:
Accumulated amortization as of December 31, 2019	(112,343)	(1,034,584)	(1,146,927)	-	-
Amortization expense	(18,986)	(129,190)	(148,177)	-	-
Accumulated amortization as of June 30, 2020	(131,329)	(1,163,774)	(1,295,104)	-	-
Net balance as of June 30, 2020	$473,824	$1,445,954	$1,919,778	$863,178	$863,178
Weighted average life (in years)	10	10

	Finite-lived			Indefinite-lived
2019	Patents	Trademarks	Total	Water rights	Total
Balance as of December 31, 2018	$540,424	$2,423,293	$2,963,717	$863,178	$863,178
Additions	52,183	138,046	190,229	-	-
Balance at December 31, 2019	592,607	2,561,339	3,153,945	863,178	863,173
Less: accumulated amortization:
Accumulated amortization as of December 31, 2018	(88,862)	(784,803)	(873,665)	-	-
Amortization expense	(23,482)	(249,780)	(273,262)	-	-
Accumulated amortization as of December 31, 2019	(112,344)	(1,034,584)	(1,146,928)	-	-
Net balance as of December 31, 2019	$480,263	$1,526,755	$2,007,018	$863,178	$863,178
Weighted average life (in years)	10	10

Finite-lived intangible assets

The Company was awarded a process patent for the extraction of oleandrin using Aloe Vera in 2014. The patent extends until 2029. It has an additional patent pending which is expected to be given final approval in 2020. The Company has also registered various trademarks in North America and in other international jurisdictions.

Amortization expense for patents and trademarks for the three months ended June 30, 2020 totaled $74,089 (2019 - $62,609). Amortization expense for patents and trademarks for the six months ended June 30, 2020 totaled $148,177 (2019 - $132,517).

The estimated amortization expense for the next five years and thereafter is as follows:

2020	$187,760
2021	275,000
2022	275,000
2023	275,000
2024	275,000
Thereafter	632,018
$1,919,778

  Indefinite-lived intangible assets

In January 2015, the Company acquired 39.333 acre-feet of transferable Edwards Aquifer Water for total cash consideration of $196,665. Additionally, the Company acquired 120 acre-feet of non-transferable (restricted) water rights which was allocated a value of $66,000 pursuant to the purchase of 253.6 acres of farmland, but which were sold in October 2017. These water rights supplement the Company's right to use 120 acre-feet of unrestricted groundwater from the Edwards Aquifer Water that was purchased in 2013 for $666,513.

8.  Leases

Operating leases

The Company is obligated under operating leases for office space. On June 12, 2015, the Company entered into a lease agreement for office space for its corporate headquarters in San Antonio, Texas. The term of the lease commenced on July 1, 2015 and will continue until July 31, 2020, with annual rental payments of approximately $90,000, paid over monthly installments, subject to increases of approximately 2% annually on the anniversary of the commencement date of the lease term. In June 2020, the Company extended the lease for its corporate headquarters an additional five years under substantially similar terms.

The Company leases office space in Dallas, Texas under a lease with an effective date of February 1, 2018 and that expires on July 31, 2020. Annual rent is approximately $14,000, paid over monthly installments subject to increases of approximately 2% annually on the anniversary of the commencement date of the lease term.

The following is a maturity analysis of the annual undiscounted cash flows reconciled to the carrying value of the operating lease liabilities as of June 30, 2020:

At June 30, 2020	$481,414
Less imputed interest	(66,673)
Total	$414,741

Cash flows from operating leases	$481,414

Weighted-average remaining lease term (in months) - operating leases	7.0

Weighted-average discount rate - operating leases	7.5%

As of June 30, 2020, the carrying value of the right-of-use assets for the operating leases was $414,741, which is reflected in "Right-of-use asset, operating leases," and the carrying value of the lease liabilities for operating leases was $414,741; long-term lease obligation of $326,099, and $88,642 as a current portion of the lease liabilities recorded in "Accrued expenses and other current liabilities." Amortization of the right-of-use asset for the three months ended June 30, 2020 was $28,358. Amortization of the right-of-use asset for the six months ended June 30, 2020 was $52,123.

Finance leases

The Company leases office equipment under capital leases that are included in property, plant and equipment. At June 30, the minimum lease obligation payments on finance leases are as follows:

2020	$3,708
2021	7,417
2022	5,414
2023	4,747
2024	1,187
22,473
Less imputed interest	(3,441)
$19,032

9.  Accrued expenses

Expenses that have been incurred but have not been invoiced by the supplier or service provider are accrued. Accrued expense at June 30, 2020 and December 31, 2019 consist of the following:

	June 30, 2020	December 31, 2019
Professional services	$134,703	$128,678
Operating lease obligation	84,990	55,501
Payroll expenses	31,431	47,046
Directors' fees	114,570	38,190
Inventory	-	19,966
Accrued interest	18,667	-
Income taxes	6,103	5,808
Finance lease obligations	5,278	5,278
Other	16,607	6,049
Total	$412,349	$306,516

10.  Investments

On October 7, 2014 and February 17, 2015, NSC purchased an 8.4% and 9.775% equity interest in a company that supplies materials used by NSC in its products for $495,000 and $705,000, respectively; this interest was diluted to 15.53% in 2017. As part of the agreement, NSC also had options to acquire an additional equity interest for $800,000 which, if exercised, would result in the Company having a 27% interest in the investee. NSC's right to exercise the remaining option was extended until January 31, 2019. The Company did not exercise its option before the expiry date. The investee has the right to repurchase all equity interests held by NSC for the amount of initial investment paid by NSC.

On December 18, 2015, NSC guaranteed its proportionate share of the investee's existing line of credit. The line of credit was renewed on that date, at which time the bank reviewed the current ownership of the investee and requested revised proportionate guarantees. The line of credit is secured by the investee's accounts receivable and inventory, bears interest at the lender's prime rate plus 1% subject to a minimum of 5.5% per annum, payable monthly. The line of credit has been renewed until September 15, 2020.

In 2014, NSC provided a partial guarantee to support the supplier's equipment capital lease financing provided by a bank. The guarantee provided was to the extent of 27% of the supplier's lease obligations. At June 30, 2020 this supplier's indebtedness to the bank was $1,538,688 (December 31, 2019 - $1,814,455).The primary security provided by the supplier to the bank is the underlying plant equipment that the supplier acquired at a cost of $5 million between 2014-2016.

The guarantee of indebtedness was initially recorded at its estimated fair and the amount that NSC is at risk with respect to the combined guarantees at June 30, 2020 is $61,838 (December 31, 2019 - $73,067) and has been recorded as a current liability on the consolidated balance sheets. The investee also may request additional capital contributions of cash as equity investments to support its operations, NSC has the right to make no further capital contributions, which would result in a proportionate dilution of its ownership, or NSC may make additional capital contributions as requested by the investee. NSC has not made capital contributions since December 2015.

11. Debt

Convertible debenture

In March 2020, the Company issued $1,000,000 principal amount of convertible debentures due in March 2023. In accounting for the issuance of the convertible debentures, the Company separated the convertible debenture into liability and equity components. The par amount of the convertible debenture is recorded net of the calculated beneficial conversion feature and represents a debt discount that is amortized to interest expense over the term of the convertible debenture using the effective interest method.  The beneficial conversion featured recorded within additional paid in capital is not re-measured as long it continues to meet the conditions for equity classification. The Holder may elect to convert all, but not less than all of the outstanding principal balance and all accrued interest owing under the debenture into common stock at a conversion price equal to $0.50 per share resulting in a beneficial conversion of $57,011 recorded to Additional paid in capital.

Paycheck Protection Program

On April 12, 2020, the Company received loan proceeds in the amount of $276,671 under the Paycheck Protection Program ("PPP").  The PPP, established as part of the CARES Act, provides for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business. The loans and accrued interest are forgivable after eight weeks as long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels. The amount of loan forgiveness will be reduced if the borrower terminates employees or reduces salaries during the eight-week period. The application process for loan forgiveness have not yet been finalized. Once the process has been finalized, the Company intends to apply to receive eligible forgiveness of the loan under this program.

The unforgiven portion of the PPP loan is payable over two years at an interest rate of 1%, with a deferral of payments for the first six months.  The Company intends to use the proceeds for purposes consistent with the PPP. While the Company currently believes that its use of the loan proceeds will meet the conditions for forgiveness of the loan, there is no assurance that the loan will be forgiven.

Note payable

 The note payable consists of the following:

	June 30, 2020	December 31, 2019
Bank term note payable requiring quarterly principal and interest payments of $4,628 with an effective interest rate of 4.3% maturing on March 31, 2024	$63,721	$71,466
Less current maturities	16,341	16,341
Long-term portion	$47,380	$55,125

The note is secured by the equipment acquired as well as a certificate deposit held as restricted cash. The principal payments for the next five years is as follows:

2020	$8,596
2021	16,577
2022	16,816
2023	17,058
2024	4,674
$63,721

12. Capital Stock

(a) Authorized

Unlimited	Common Stock

Unlimited	Preferred stock, non-voting, issuable in series

(b) Issued		Shares	Amount
	As at June 30, 2020 and December 31, 2019	36,469,181	$9,586,531

13. Stock-Based Compensation

The Company has reserved and set aside up to 6,256,000 common shares for the granting of options to directors, employees and consultants.  The terms of the awards are determined by the Board of Directors.

A summary of the status of the Company's outstanding stock options and changes during the period is presented in the following table.

	June 30, 2019 and 2020
	Stock Options	Weighted-Average Exercise Price
Outstanding, beginning of period	2,015,000	$1.49
Exercised	-	-
Granted	-	-
Expired/Cancelled	-	-
Outstanding, end of period	2,015,000	$1.49

The weighted-average remaining contractual life and weighted-average exercise price of options outstanding and of options exercisable as at June 30, 2020 are as follows:

Options Outstanding					Options Exercisable
Exercise Price	Outstanding #	Weighted-Average Fair Value at Grant Date	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life Years	Exercisable #	Weighted-Average Exercise Price
$1.00	1,025,000	$1.22	$1.00	3.16	1,025,000	$1.00
$2.00	990,000	$1.49	$2.00	3.85	990,000	$2.00
	2,015,000	$1.35	$1.49	3.50	2,015,000	$1.49

There were no stock-based compensation transactions during the three and six months ended June 30, 2020 (Note 18(e)).

14. Net Income (Loss) per Share

The dilutive effect is included for the three month period ended June 30, 2020 as it has reported net income for this period. The dilutive effect was excluded for the six month period ended June 30, 2020 as well as the three month and six month periods ended June 30, 2019 as the Company has reported a net loss for each of these periods.

The reconciliation of the number of shares to calculate the diluted loss per share is calculated as follows:

	Three months ended June 30		Six months ended June 30
	2020	2019	2020		2019
NUMERATOR
Net income (loss) attributable to Nerium Biotechnology, Inc.	$542,859	$(1,827,258)	$(962,942)	$	$(3,020,311)

DENOMINATOR
Weighted-average common shares outstanding	36,469,181	36,469,181	36,469,181		36,469,181
Dilutive effect of:
Convertible debenture	2,000,000	-	-		-
Stock options	-	-	-		-
Diluted weighted-average common shares outstanding	38,469,181	36,469,181	36,469,181		36,469,181
Basic net income (loss) per common share	$0.01	$(0.05)	$(0.03)		$(0.08)
Diluted net income (loss) per common share	$0.01	$(0.05)	$(0.03)		$(0.08)

15.   Related Party Transactions and Balances

During the three-month period ended June 30, 2019, total gross sales by the Company to NI were $ nil (three-month period ended June 30, 2019 - $nil).  During the six-month period ended June 30, 2020, total gross sales by the Company to NI were $ nil (six-month period ended June 30, 2019 - $149,784).

As at June 30, 2020, accounts receivable from NI was $nil (December 31, 2019 - $nil), and the Company held a deposit recorded as a contract liability from NI totaling $147,151 (December 31, 2019 - $147,151) which secured current sales orders.  The deposit relates to inventory that NI has  previously ordered and paid for  but for which NI  has not taken delivery. The Company expects resolution on this liability once the arbitration (Note 16) is finalized.

During the three months ended June 30, 2020 and 2019, the Company received $nil and $nil in settlement payments from NI, respectively. During the six months ended June 30, 2020 and 2019, the Company received $nil and $333,333 in settlement payments from NI, respectively. NI has made the quarterly payments of $333,333 due in July 2019, October 2019, January 2020, April 2020, and July 2020 into an escrow account.

The Company completed a $1 million convertible debt financing in March 2020 (Note 10). The financing was provided by one of the Company's significant shareholders. This shareholder is not an officer nor director of the Company. In July 2020, the Company completed an additional $250,000 convertible debt financing with the same shareholder (Note 18(d)).

16. Contingencies and Commitments

Although the prior litigation was dismissed in July 2018, in April 2019, Neora filed an Arbitration Demand and Statement of Claim with the American Arbitration Association (AAA). In May 2019, the Company asserted counterclaims against Neora in arbitration. In July 2019, Neora filed a request for emergency relief in the arbitration seeking a ruling that all future settlement payments by Neora to NBI may be paid into escrow until the conclusion of the arbitration proceeding. In August 2019, the AAA appointed an interim arbitrator to hear Neora's request for emergency relief, and the interim arbitrator granted Neora's request. Neora subsequently made two quarterly installment payments of $333,333, representing the amount due to the Company on July 25, 2019 and October 25, 2019, into escrow in the total amount of $666,666 and additional payments of $333,333 in January 2020, April 2020 and July 2020. In October 2019, the Company filed an arbitration demand and statement of claim against Jeff Olson and JO Products seeking payment in full of the outstanding settlement under the separate Guarantee executed between the Company, Jeff Olson and JO Products, the sole owners of Neora. The initial presentation under this request was made by both parties before the designated arbitrator on April 8, 2020. On April 23, 2020, the arbitrator rendered a ruling affirming Neora's emergency relief, while affirming the owners of Neora's unconditional guarantee of payment to the Company should Neora not remit the final payments under the Settlement agreement including amounts currently held in escrow regardless of the final ruling on the breach of contract arbitration currently on-going (and expected to be settled in Fall 2020).

In July 2019, the Company filed a Complaint and Application For Temporary Restraining Order And Preliminary Injunction in Aid of Arbitration (the "Complaint") in the United States Federal District Court for the Northern District of Texas alleging that Neora has violated the Lanham Act, 15 U.S.C. Sec. 1125(a) for false advertising including the use of at least twenty-three before and after photos of customers showing results allegedly obtained from use of Neora's new skin care products but that were not. Within twenty-four hours of the Company's filing of the Complaint, Neora began deleting the allegedly false advertisements that were the subject of the Complaint and promised to not use those advertisements in the future. Accordingly, on August 12, 2019, the Company dismissed the Complaint without prejudice but will continue to pursue non-injunctive relief (e.g., money damages) in arbitration. The arbitration process continues. Although the matter is ongoing and the Company cannot predict the outcome with certainty, it believes it will receive a favorable ruling.

The Company has provided partial guarantees against a line of credit and certain capital lease obligations of a supplier in which the Company holds a 15.53% equity interest. The amount that NSC is at risk with respect to the combined guarantees of the supplier's indebtedness at June 30, 2020 is $61,838 (December 31, 2018 - $73,067). The primary security that the supplier has provided to its lenders is an assignment of its accounts receivable and inventory against its line of credit and an assignment of the equipment and leasehold against its capital lease obligation.

In addition, the Company is committed to the following:

(a) The Company has entered into two separate agreements with one individual. The first agreement, a production and purchasing agreement effective June 2004, entitles the individual to receive $3.25 per vial of Anvirzel sold to third parties in exchange for the use of facilities and production supervision. The second agreement, a consulting agreement effective January 2007, entitles the individual to receive an additional $3.25 per vial of Anvirzel sold to third parties in exchange for consulting services in relation to the production of Anvirzel. Both agreements remain in effect for as long as Anvirzel is produced in Honduras. The commissions paid to date are not material.

(b) The Company has entered into an agreement which entitles an individual that coordinates patient services in relation to Anvirzel to receive $125 per vial purchased by patients using his services. The amount paid during the three months ended June 30, 2020 was $ $675 (2019 - $nil) and is included in cost of sales. The amount paid during the six months ended June 30, 2020 was $ $3,300 (2019 - $nil) and is included in cost of sales.

(c) Prior to 2004, the Company entered into a consulting agreement which entitles the consultant to receive $1.00 per vial of Anvirzel sold to third parties in Central America and $2.00 per vial for patients coming from countries other than Central America, to a maximum of $20,000 per month. The commissions paid to date are not material.

(d) During 2011, the Company entered into an agreement with a consultant, whereby the consultant will receive a 5% commission, based on a per unit price charged on each product produced for commercial sale to the end customer that was formulated by the consultant. The agreement expires in 2031. The commission incurred during the three and six months ended June 30, 2020 was $nil (2019 - $nil).

(e) On May 5, 2014, the Company entered into an agreement with an employee to continue managing the harvests of the next 1,200,000 pounds of biomass at a price of $2.50 per pound. There were no harvests in the three or six months ended June 30, 2020 or 2019, and accordingly, no costs were incurred pursuant to this agreement.

17. Income Taxes

At December 31, 2019, the Company reported net deferred tax assets of $nil (2018 - $nil). The total gross deferred tax              assets were $9,582,080 (2018 - $4,008,410) offset by deferred tax liabilities of $1,136,574 (2018 - $331,882) and a valuation reserve of $8,446,112 (2018 - $3,676,528). The valuation reserve has been recorded due to the uncertainty of realization of the net deferred tax assets in future operations.

At December 31, 2019, the Company had approximately $35.2 million in net operating loss carry forwards for U.S. federal and state purposes. Of this total approximately $25.5 million begins to expire in 2028 if unutilized; approximately $9.7 million has an unlimited carry forward period. Additionally, at December 31, 2019, the Company has approximately $3.1 million of foreign tax loss carryforwards which will generally expire between 2020 and 2029.

In the six months ended June 30, 2020 the Company reported a recovery of $1,440,000 of income taxes with respect to the carryback of operating losses to the 2013 and 2014 fiscal years. It received $618,447 of the tax refunds in June 2020.

18.  Subsequent Events

(a) On June 26, 2020, the Company served Pure in the district court of Bexar County Texas for Breach of Contract and for Declaratory Judgement with respect to the marketing and distribution agreement ("Agreement") which it executed with Pure in 2019. On July 8, 2020, Pure has responded with the notification that they have cancelled the Agreement and dispute any alleged damages that the Company is seeking. This matter is not yet resolved, and the Company continues to pursue this matter at September 18 , 2020.

(b) On July 7, 2020, the Company purchased $400,000 of raw material ingredients from a supplier; as consideration it reduced the face value of its $800,000 note receivable from that supplier by $400,000. The maturity date on the balance of the note has been extended to June 30, 2023.

(c) In July 2020, the Company launched a new marketing initiative for its line of skin care products through a new wholly owned subsidiary, Agellum LLC.

(d) Subsequent to June 30, 2020 the Company completed $450,000 of convertible debt financing with a significant shareholder, a director  and  a third party.

(e) In August 2020, the Company granted a total of 1,320,000 stock options to directors, officers, employees, and consultants. The exercise price of the stock options is $1.00 per share; in each case the options vest immediately and have a 10-year term.

The following documents are included as exhibits to this Form 10.

Exhibit No.	Title of Document
3.1	Articles of Incorporation filed June 1, 2006, as Amended*
3.2	By-laws*
4.1	Specimen of Certificate Evidencing the Common Shares*
4.2	Form of Convertible Debenture**
4.3	2006 Incentive Stock Option Plan, as amended on Jan. 2, 2012.*
10.1	Employment Agreement between Nerium Biotechnology, Inc. and Dennis R. Knocke, dated August 17, 2015.*
10.2	Employment Agreement between Nerium Biotechnology, Inc. and Joseph B. Nester, dated August 17, 2015.*
16.1	Letter Regarding Change in Certifying Accountants*
21.1	List of Subsidiaries of the Registrant*

* Previously filed as an exhibit to the registration on Form 10 filed with the Securities and Exchange Commission on September 18, 2020.

** Filed herewith.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

NERIUM BIOTECHNOLOGY, INC.

Date: October 29th, 2020	By:	/s/ Dennis Knocke
Dennis Knocke, President and Chief Executive Officer